As filed with the Securities and Exchange Commission on March 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Ha-Tidhar St., Ra’anana, 4366504 Israel Tel: +972.4.6230333	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	Reut Alfiah, Adv.	Joseph M. Lucosky, Esq.
David Huberman, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.3000	Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 35th Floor Tel-Aviv, Israel 6473925 T +972.74.758.0480	Scott E. Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel: 732.395.4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (3)
Ordinary shares, par value NIS 0.01 per share	$17,250,000	$1,881.98
Representative’s warrants to purchase ordinary shares (4)
Ordinary shares issuable upon exercise of Representative’s warrants (5)	1,207,500	131.74
Total Registration Fee	$18,457,500	$2,013.72

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares, or Ordinary Shares, registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of Ordinary Shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(4)	In accordance with Rule 457(g) under the Securities Act, because the Ordinary Shares of the Registrant underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is equal to $1,207,100 (which is 7% of $17,250,000.)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 5, 2021

Ordinary Shares

Inspira Technologies Oxy B.H.N. Ltd.

This is the initial public offering in the United States of Inspira Technologies Oxy B.H.N. Ltd., an Israeli company. We are offering            ordinary shares, par value NIS 0.01 per share, or Ordinary Shares. We anticipate that the initial public offering price will be between $         and $         . We are offering all of the Ordinary Shares offered by this prospectus.

We have applied to list our Ordinary Shares on the Nasdaq Capital Market, or Nasdaq, under the symbol “IINN.” No assurance can be given that our application will be approved or that a trading market will develop.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us (before expenses) (2)	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses and the underwriters will receive compensation in addition to underwriting discounts and commissions. See the section titled “Underwriting” beginning on page 119 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

(2)	Does not include proceeds from the exercise of the warrants in cash, if any.

We have granted the representative of the underwriters an option to purchase from us, at the public offering price, up to additional           Ordinary Shares, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions and management fees payable will be $         and the total proceeds to us, before expenses, will be $         .

The underwriters expect to deliver the Ordinary Shares on or about              , 2021.

Book Running Manager	Co-Manager

The Benchmark Company	National Securities Corporation

The date of this prospectus is           , 2021

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell the Ordinary Shares, and seeking offers to buy the Ordinary Shares, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Ordinary Shares.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Inspira” refer to Inspira Technologies Oxy B.H.N. Ltd.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency is the U.S. dollar and our functional currency is New Israeli Shekels. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, references to A$ are to Australian dollars, and references to “dollars” or “$” are to U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Our Company

We are a specialty medical device company engaged in the research, development, manufacture, and marketing of proprietary respiratory support technology that is intended to provide an alternative to invasive mechanical ventilation, or MV, which is the standard of care today for the treatment of respiratory failure. Although it may be lifesaving, MV is associated with increased costs of care, extended lengths of stay in the hospital, frequent incidence of infections, ventilator dependence and mortality. Using our state-of-the-art respiratory support technology, our goal is to set a new standard of care and to provide patients with acute respiratory distress syndrome an opportunity to maintain spontaneous breathing and avoid the various risks associated with the use of MV. As part of our strategy to reach this goal, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with key opinion leaders and globally ranked hospitals, to provide endorsement and early clinical adoption of our respiratory support technology in order for us to achieve strong market penetration at market launch.

Conditions leading to respiratory insufficiency (a condition in which the lungs cannot perform sufficient gas exchange to support the body’s metabolism) and respiratory failure (a condition where fluid accumulates in the air sacs in the lungs, reducing their ability to perform gas exchange) are among the leading causes of death globally.

In a report published in 2017, the World Health Organization, or WHO, estimates that over 400 million people globally are affected by respiratory insufficiency. Each year, an estimated 20 million people worldwide receive invasive MV, requiring induced coma and intubation, which is primarily attributed to acute respiratory failure (69%) and chronic lung disease (10%). According to July 2020 report “Global Respiratory Care Devices Market (2019 to 2025) – Growing Demand for Home Care Therapeutic Devices Presents Opportunities” by Research and Markets, the global respiratory care devices market size was estimated to reach approximately $29.86 billion by 2025. The major factors influencing this growth include the high prevalence of respiratory diseases, the rapid growth of the aging population, the high prevalence of smoking, rising urbanization and pollution levels and western lifestyle changes.

The COVID-19 pandemic has further exposed the weaknesses and disadvantages of invasive MV that has both high association with considerable medical risks and iatrogenic complications, which further burdens the healthcare system with long hospital stays and high costs of treatment. COVID-19 has seen the failure of some of the most advanced healthcare systems worldwide in their ability to respond flexibly, quickly and at scale to rapid growth in demand for respiratory support. According to the WHO, as of July 2020, the exponential increase in COVID-19 cases across the world requires long-term and short-term respiratory support and increased demand for new solutions. Even prior to COVID-19, approximately 20 million patients were treated annually with MV in ICUs.

COVID-19 led to a rise in the number of intensive care unit, or ICU admissions worldwide of patients suffering from respiratory failure and require respiratory support solutions, such as MV. According to an article in the Clinical Infectious Diseases medical journal published in August 2020 by Oxford University Press, titled “Patient Characteristics and Outcomes of 11 721 Patients with Coronavirus Disease 2019 (COVID-19) Hospitalized Across the Unites States”, during 2020, as a result of the COVID-19 pandemic, the mortality rate for patients on MV in the United States is estimated to have increased to 70%.

In addition, MV treatment may result in ventilator-associated complications, such as ventilator-associated pneumonia and ventilator-induced lung injury, which, in turn, increase morbidity and mortality.

Our lead product, the augmented respiration technology system, or ART system, is a novel respiratory support system, comprised of a minimally invasive, portable dual lumen cannula which is inserted into the jugular vein and utilizes extra-corporeal direct blood oxygenation to elevate and stabilize declining oxygen saturation levels. The ART system is designed to provide a less traumatic alternative to MV, which requires patients to undergo intrusive intubation and medically induced coma, and often adds complications to already diseased lungs. Since our technology does not require an induced coma as MV does, we believe that our ART system will enable patients to be treated while awake, mobile and breathing spontaneously. Although our ART system remains in development, has not been tested in humans, and is not cleared or approved by the U.S. Food and Drug Administration, or FDA, or similar foreign regulatory bodies, we believe that our ART system has the potential to reduce the patients’ length of stay in ICU, rehabilitation period in the hospital due to the absence of the need to wean the patients after intubation and/or coma, and re-admissions compared to MV.

We have finalized feasibility studies for our ART system and are currently working to complete the bill of materials towards product freeze (a stage where development is formally completed, including definition of design, specifications, operational parameters and components) and agreements with original equipment manufacturers, which will be followed by verification and safety trials. We completed the first prototype of our ART system in March 2020. We expect to commercially launch our ART system in the United States, subject to the receipt of the FDA 510(k) clearance, and in Europe following the receipt of the CE Mark. We are currently targeting to obtain FDA 510(k) clearance in the second half of 2022, and the CE Mark soon thereafter.

Our Strategy

Our strategic objective is to further enhance and develop our technology towards commercialization and to participate in the large and growing worldwide respiratory care marketplace. In parallel to pursuing regulatory approval for our ART system, we are implementing a go-to-market strategy aimed at establishing and growing multiple recurring revenue streams across medical institutions and professional healthcare verticals, and in a variety of geographical territories.

Our go-to-market strategy includes, but is not limited to:

●	Pursuing world-wide regulatory approvals: we plan to pursue regulatory approvals in the United States, Europe, Israel, Australia, China and Japan.

●	Collaborating with key opinion leaders and leading hospitals to attain first adoption and endorsement: we are working to establish collaborations with key opinion leaders, such as respiratory specialists, and top ranked hospitals to expose our ART system and attain both clinical endorsement and adoption of use in acute respiratory care.

●	Establishing sales and distribution channel collaborations with leading medical device companies: we have entered into discussions to establish collaborations with leading medical device companies, manufactures and distributors which will enable the company to rapidly deploy the ART system as well as reach and service clientele internationally, subject to regulatory approval.

●

Investing in marketing and public relations to increase awareness of our solution: in order to drive market demand for the ART system, we are building our pre-commercialization infrastructure to support sales following regulatory approvals. We are focusing our efforts within the medical community to introduce our product and technology to leading hospitals, military branches and government bodies. We also believe that our ART system has potential for use outside of the ICU, so we also intend to focus on conventional hospital wards as well as ambulatory settings. Although our ART system remains in development, has not been tested in humans, and is not cleared or approved by the FDA or similar foreign regulatory bodies, we believe that due to the potential ease of use and affordability of the ART system, we will also target smaller hospitals that do not have ICUs, and clinics, in order to make acute respiratory care accessible to patients living in urban and rural areas.

●	Garnering appropriate reimbursement and insurance coverage: it is paramount for us to receive reimbursement and insurance coverage to enable hospitals and medical centers to provide treatment utilizing the ART system. With intensive care becoming increasingly expensive, the ART system may provide treatment at significantly reduced cost and without compromising quality of care to patients. We are working on a health economics model as part of the reimbursement strategy. Our goal is to publish medical literature as well as to perform safety studies, which will be followed by human observational studies to provide the Centers for Medicare & Medicaid Services, or CMS, actual data, presented by us together with key opinion leaders and top-ranking hospitals. The studies are being designed to demonstrate our ART system’s efficacy and reduced cost of treatment. We intend to pursue reimbursement under specified Medicare Severity-Diagnosis Related Group, or MS-DRG, and have already begun discussions with some of the required parties.

Summary Risk Factors

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in the Ordinary Shares. In particular, our risks include, but are not limited to, the following:

●	we have a limited operating history on which to assess the prospects for our business, have incurred losses since inception and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our ART system. In addition, we have not generated revenue from the sale of our products and may never be profitable;

●	given our lack of positive cash flow, we will likely need to raise additional capital after this offering, which may be unavailable to us and which, if obtained, will cause dilution to our shareholders;

●	we may not succeed in completing the development and commercialization of our products and generating significant revenues;

●	our business and operations have been and are likely to continue to be adversely affected by the evolving and ongoing COVID-19 global pandemic;

●	our success depends on a broad degree of market acceptance of our product ART system and any future product candidates, physician adoption and use, which are necessary for commercial success;

●	medical device development is costly and involves continual technological change which may render our current or future products obsolete. In addition, if our competitors are able to develop and market products that are more effective, safer or more affordable than ours, or obtain marketing approval before we do, our commercial opportunities may be limited;

●	we will be dependent upon success in our customer acquisition strategy and successfully integrating acquired companies and technology;

●	we are dependent upon third-party manufacturers and service suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, which could harm our business. We may not be able to replace our current manufacturing capabilities in a timely manner and we anticipate that we will incur significant losses once we initiate our in-house manufacturing until we are able to successfully commercialize our products globally;

●	exchange rate fluctuations between the U.S. dollar, the New Israeli Shekel, the Euro and other foreign currencies, may negatively affect our future revenues and expenses;

●	we manage our business through a small number of employees and key consultants. The loss of the services of any of our executive officers or any key employees or consultants would adversely affect our ability to execute our business plan and harm our operating results;

●	we may need to expand our organization and may not be able to attract and retain highly skilled managerial, scientific and technical personnel, which will adversely affect our ability to implement our business model successfully;

●	international expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Israel;

●	if third-party payors do not provide adequate coverage and reimbursement for the use of our ART system or any future product candidates, our revenue will be negatively impacted;

●	our products and operations are subject to extensive government regulation and oversight both in the United States and abroad. Regulatory requirements for development of our product candidates are uncertain and evolving. Our failure to comply with applicable requirements or to obtain FDA or other regulatory clearances or approvals to market and sell future products could harm our business;

●	our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us;

●	we may be party to or target of lawsuits, investigations and proceedings arising out of claims alleging product liability, breach of warranty or similar claims that may involve large claims and significant defense costs whether or not such liability is imposed. Such potential claims may be costly to defend, could consume management resources and could adversely affect our reputation and business;

●	we are subject to uncertainty relating to healthcare reform measures and reimbursement policies that, if not favorable to our products, could hinder or prevent our products’ commercial success and adversely affect our financial condition;

●	we are dependent on patents and other forms of non-patent intellectual property protection. If we fail to adequately protect this intellectual property our ability to commercialize products could suffer. If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and/or royalties, and forced to defend against litigation which might be very expensive to us;

●	our principal shareholders, officers and directors currently own approximately 60% of our Ordinary Shares and will therefore be able to exert significant control over matters submitted to our shareholders for approval;

●	our relationships with healthcare professionals, institutional providers, consultants, third-party payors and customers are subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations in the United States and similar laws in other countries, which could expose us to penalties, including without limitation, civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations;

●	we may be subject to security breaches and other disruptions could compromise our information, expose us to liability under privacy laws, and harm our reputation and business;

●	as a public company following the conclusion of this offering, we will need to comply with extensive additional U.S. governmental and Nasdaq regulations, which will be expensive, and which will require significant management attention; and

●	political, military and economic conditions in Israel could materially and adversely affect our business. In addition, as an Israeli company, we are subject to provisions of Israeli law which govern the rights and responsibilities of our shareholders, may prevent us from enforcing covenants not-to-compete and delay, prevent or otherwise impede an acquisition of us or our merger with another company.

Corporate Information

We are an Israeli corporation based in Ra’anana, Israel and were incorporated in Israel in 2018 under the name Clearx Medical Ltd. On April 10, 2018, our name was changed to Insense Medical Ltd. and on July 30, 2020, our name was changed to our current name, Inspira Technologies Oxy B.H.N. Ltd. Our principal executive offices are located at 2 Ha-Tidhar St., Ra’anana, 4366504 Israel. Our telephone number in Israel is 972 996 644 88. Our website address is www.inspira-technologies.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market, or Nasdaq, rules for domestic U.S. issuers. See “Risk Factors—Risks Related to this Offering and the Ownership of Our Ordinary Shares.” These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Ordinary Shares currently issued and outstanding	97,795,209 Ordinary Shares

Ordinary Shares offered by us	Ordinary Shares

Ordinary Shares to be outstanding after this offering	Ordinary Shares (assuming no exercise of the representative’s warrant), or Ordinary Shares if the underwriters exercise in full the over-allotment option to purchase additional Ordinary Shares.

Over-allotment option	We have granted the underwriters an option for a period of up to 45 days to purchase, at the public offering price, up to additional Ordinary Shares, less underwriting discounts and commissions, to cover over-allotments, if any.

Representative’s Warrants	We will issue to , the representative of the underwriters, or its permitted designees warrants to purchase up to Ordinary Shares (or Ordinary Shares if the underwriters exercise their over-allotment option in full). The representative’s warrants will have an exercise price of % of the per Ordinary Share public offering price, will be exercisable on the date of issuance and will expire five years from the effective date of the registration statement of which this prospectus forms a part.

Use of proceeds

We expect to receive approximately $         million in net proceeds from the sale of the Ordinary Shares offered by us in this offering (approximately $         million if the underwriters exercise their over-allotment option in full), based upon an assumed public offering price of $         per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering for the following purposes:

●  approximately $         million for product integration;

●  approximately $         million for research and development, including human observational studies, system engineering and other regulatory approval process;

●  approximately $         million for million for business development and marketing activities and implementation of our go-to-market strategy; and

●  the remainder for working capital and general corporate purposes and possible future acquisitions.

The amounts and schedule of our actual expenditures will depend on multiple factors. As a result, our management will have broad discretion in the application of the net proceeds of this offering.

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 8 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our Ordinary Shares.

Proposed Nasdaq Capital Market symbol:	We have applied to list our Ordinary Shares to be issued in this offering on the Nasdaq Capital Market under the symbol “IINN.”

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold, and is based on 97,795,209 Ordinary Shares outstanding as of March 5, 2021. This number excludes:

●	6,211,309 Ordinary Shares issuable upon the exercise of warrants issued in connection with a convertible bridge loan agreement, with an exercise price equal to the price per Ordinary Share in this offering;

●	18,279,226 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices of NIS 0.01 per share, of which 12,678,064 were vested as of such date; and

●	74,865 Ordinary Shares reserved for future issuance under our equity incentive plan.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	no exercise of the underwriters’ over-allotment option;

●	No exercise of representative’s warrants;

●	Ordinary Shares issuable upon the conversion of certain equity investment agreements, which we refer to as Simple Agreements for Future Equity, or SAFEs, for aggregate proceeds of $5,414,593, which will automatically convert into Ordinary Shares upon the consummation of this offering, based on an offering price of $ , which is the midpoint of the price range set forth on the cover page of this prospectus; and

●	Ordinary Shares issuable upon the conversion of convertible loan agreements for aggregate proceeds of $3,484,113, which will automatically convert into Ordinary Shares upon the consummation of this offering, based on an offering price of $ , which is the midpoint of the price range set forth on the cover page of this prospectus.

See “Description of Share Capital” for additional information.

SUMMARY FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of operations data for the years ended December 31, 2019 and 2018, from our audited financial statements included elsewhere in this prospectus. We have derived the following statements of operations data for the six months ended June 30, 2020 and 2019, and the balance sheet data as of June 30, 2020, from our unaudited interim condensed financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the selected financial data and our financial statements and related notes included elsewhere in this prospectus.  Our financial statements included in this prospectus were prepared in accordance with IFRS, as issued by the IASB.

	Year Ended December 31,		Six Months Ended June 30,
U.S. dollars in thousands, except per share data	2019	2018 (1)	2020	2019
			(Unaudited)
Research and development expenses	887	22	1,456	94
general and administrative expenses	384	11	840	39

Total operating expenses	1,271	33	2,296	133
Operating loss	1,271	33	2,296	133
Finance expenses, net	3,304	-	2,052	1
Loss before taxes on income	4,575	33	4,348	134
Income tax expense (benefit)	-	-	-	-
Loss for the year	4,575	33	4,348	134
Other comprehensive income (loss)	(37)	1	(15)	-
Net comprehensive loss	4,612	32	4,363	134
Net comprehensive loss for the period attributable to:
Inspira technologies Oxy B.H.N. Ltd. Shareholders	4,612	32	4,363	134
Basic and diluted loss per share	(0.065)	(0.0005)	(0.062)	(0.002)

(1)	The Company was incorporated in February 2018. Accordingly, all year end data as of December 31, 2018, reflects the period beginning upon the incorporation of the Company and ending on December 31, 2018.

	As of June 30, 2020
U.S. dollars in thousands	Actual *	Pro Forma (1)	Pro Forma As Adjusted (2)
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	176	176
Total assets	492	492
Total current liabilities	7,941	363
Accumulated deficit	(8,956)	(9,485)
Total shareholders’ equity (deficit)	(7,705)	126

(1)	The pro forma data gives effect to the issuance of (i) 68,986,945 Ordinary Shares issued as bonus shares in November 2020 for no consideration to our shareholders; (ii) 24,845,209 Ordinary Shares, issued pursuant to the Termination Agreement, as described below in “Related Party Transactions— Shareholders Loans,” upon the conversion of a convertible note in the amount of A$3,535,750 (approximately $2,374,004); and (iii) 2,950,000 Ordinary Shares issued to a promoter as part of the Termination Agreement.

(2)	The pro forma as adjusted data give effect to the additional issuance of Ordinary Shares in this offering, at an assumed public offering price of $ per Ordinary Shares, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, as if the sale of the Ordinary Share had occurred on June 30, 2020.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the financial statements and related notes, before deciding whether to purchase our securities. If any of the following risks are realized, our business, operating results, financial condition and prospects could be materially and adversely affected. In that event, the price of our Ordinary Shares could decline, and you could lose part or all of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We have a limited operating history and we have incurred significant operating losses since our inception, and anticipate that we will incur continued losses for the foreseeable future.

We are a development-stage medical device company with a limited operating history. To date, we have focused almost exclusively on developing our ART system. We have funded our operations to date primarily through convertible loans and royalty-bearing and non-royalty bearing grants that we received from the Israeli Innovation Authority, or the IIA, formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry.

We have only a limited operating history upon which you can evaluate our business and prospects. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the medical device industry. To date, we have not generated revenue from the sale of our product candidate (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information). We have incurred losses in each year since our inception, including net losses of approximately $4.6 million and $33,000 for the years ended December 31, 2019 and 2018, respectively, and approximately $4.4 million for the six months ended June 30, 2020. As of June 30, 2020, we had an accumulated deficit of approximately $9 million. Substantially all of our operating losses resulted from costs incurred in connection with our development of our ART system and from general and administrative costs associated with our operations.

We expect our research and development expenses to increase in connection with our planned expanded studies. In addition, if we obtain marketing approval for our ART system we will likely incur significant sales, marketing and outsourced manufacturing expenses, as well as continued research and development expenses. Furthermore, in the period following this offering, we expect to incur additional costs associated with operating as a public company, which we estimate will be at least several hundred thousand dollars annually. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing a medical device, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

We expect to continue to incur significant losses until we are able to commercialize our ART system, which we may not be successful in achieving. We anticipate that our expenses will increase substantially if and as we:

●	continue the research and development of our ART system;

●	seek regulatory and marketing approvals for our ART system;

●	establish a sales, marketing, and distribution infrastructure to commercialize our ART system;

●	seek to identify, assess, acquire, license, and/or develop other product candidates and subsequent generations of our current product candidate;

●	seek to maintain, protect, and expand our intellectual property portfolio;

●	seek to attract and retain skilled personnel;

●	create additional infrastructure to support our operations as a public company and our product candidate development and planned future commercialization efforts; and

●	experience any delays or encounter issues with respect to any of the above, including, but not limited to, failed studies, complex results, safety issues or other regulatory challenges that require longer follow-up of existing studies or additional supportive studies in order to pursue marketing approval.

The amount of any future operating losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations or grants. Even if we obtain regulatory approval to market our ART system or any future product candidates, our future revenue will depend upon the size of any markets in which our ART system or any future product candidates receive approval and our ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors for our ART system or any future product candidates. Further, the operating losses that we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. Other unanticipated costs may also arise.

We have not generated any revenue from product sales and may never be profitable.

We have no products approved for marketing in any jurisdiction and we have never generated any revenue from product sales. Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize our ART system or any future product candidates. We do not know when, or if, we will generate any such revenue. Our ability to generate future revenue from product sales will depend heavily on our success in many areas, including but not limited to:

●	complete research and development of our ART system and any future product candidates in a timely and successful manner;

●	obtain regulatory and marketing approval for any product candidates;

●	maintain and enhance a commercially viable, sustainable, scalable, reproducible and transferable manufacturing process for our ART system and any future product candidates that is compliant with current good manufacturing practices, or cGMPs;

●	establish and maintain supply and, if applicable, manufacturing relationships with third parties that can provide, in both amount and quality, adequate products to support development and the market demand for our ART system and any future product candidates, if and when approved;

●	identifying, assessing, acquiring and/or developing new product candidates;

●	launch and commercialize any product candidates for which we obtain regulatory and marketing approval, either directly by establishing a sales force, marketing and distribution infrastructure, and/or with collaborators or distributors;

●	accurately identifying demand for our ART system or any future product candidates;

●	expose and educate physicians and other medical professionals to use our products;

●	obtain market acceptance, if and when approved, of our ART system and any future product candidates from the medical community and third-party payors;

●	ensure our product candidates are approved for reimbursement from governmental agencies, health care providers and insurers in jurisdictions where they have been approved for marketing;

●	address any competing technological and market developments that impact our ART system and any future product candidates or their prospective usage by medical professionals;

●	negotiate favorable terms in any collaboration, licensing or other arrangements into which we may enter and perform our obligations under such collaborations;

●	maintain, protect and expand our portfolio of intellectual property rights, including patents, patent applications, trade secrets and know-how;

●	avoid and defend against third-party interference or infringement claims;

●	attract, hire and retain qualified personnel; and

●	locate and lease or acquire suitable facilities to support our clinical development, manufacturing facilities and commercial expansion.

Even if our ART system or any future product candidates are approved for marketing and sale, we anticipate incurring significant incremental costs associated with commercializing such product candidates. Our expenses could increase beyond expectations if we are required by the FDA, or other regulatory agencies, domestic or foreign, to change our manufacturing processes or assays or to perform studies in addition to those that we currently anticipate. Even if we are successful in obtaining regulatory approvals to market our ART system or any future product candidates, our revenue earned from such product candidates will be dependent in part upon the size of the markets in the territories for which we gain regulatory approval for such products, the accepted price for such products, our ability to obtain reimbursement for such products at any price, whether we own the commercial rights for that territory in which such products have been approved and the expenses associated with manufacturing and marketing such products for such markets. Therefore, we may not generate significant revenue from the sale of such products, even if approved. Further, if we are not able to generate significant revenue from the sale of our approved products, we may be forced to curtail or cease our operations. Due to the numerous risks and uncertainties involved in product development, it is difficult to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability.

Even if this offering is successful, we will need to raise substantial additional funding, which may not be available on acceptable terms, or at all. Failure to obtain funding on acceptable terms and on a timely basis may require us to curtail, delay or discontinue our product development efforts or other operations.

As of June 30, 2020, our cash and cash equivalents were approximately $176,000, and we had a working capital deficit of approximately $7.6 million and an accumulated deficit of approximately $9.0 million. Based upon our currently expected level of operating expenditures, we expect that our existing cash and cash equivalents, will only be sufficient to fund operations through December 2021. Even if this offering is completed, we expect that we will require substantial additional capital to commercialize our ART. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors, including but not limited to:

●	the progress, results and costs of our ongoing and planned studies and, if applicable, clinical trials of ART system and any future product candidates;

●	the cost, timing and outcomes of regulatory review of ART system and any future product candidates;

●	the costs of maintaining our own commercial-scale cGMP manufacturing facility, including costs related to obtaining and maintaining regulatory compliance, and/or engaging third-party manufacturers therefor;

●	the scope, progress, results and costs of product development, testing, manufacturing, preclinical development and, if applicable, clinical trials for any other product candidates that we may develop or otherwise obtain in the future;

●	the cost of our future activities, including establishing sales, marketing and distribution capabilities for any product candidates in any particular geography where we receive marketing approval for such product candidates

●	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims; and

●	the level of revenue, if any, received from commercial sales of any product candidates for which we receive marketing approval.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our ART system and any future product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all, during or after the COVID-19 pandemic. Moreover, the terms of any financing may adversely affect the holdings or the rights of holders of our securities and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our Ordinary Shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the development or commercialization, if any, of our ART system or any other product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Raising additional capital would cause dilution to our existing shareholders, and may adversely affect the rights of existing shareholders.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity (such as this offering) or otherwise including through convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Future sales of our Ordinary Shares or of securities convertible into our Ordinary Shares, or the perception that such sales may occur, could cause immediate dilution and adversely affect the market price of our Ordinary Shares.

Our financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Our audited financial statements for the period ended December 31, 2019, contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We have incurred losses in each year since our inception, including net losses of approximately $4.6 million and $33,000 for the years ended December 31, 2019 and 2018, respectively, and approximately $4.35 million for the six months ended June 30, 2020. As of June 30, 2020, we had an accumulated deficit of approximately $9 million. These events and conditions, along with other matters, indicate that a material uncertainty exists that may cast significant doubt on our ability to continue as a going concern. The financial statements for 2019 and for June 30, 2020 do not include any adjustments that might result from the outcome of this uncertainty. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Further financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

Risks Related to Our Business and Industry

We are highly dependent on the successful development, marketing and sale of our ART system.

Our ART system for the treatment of respiratory failure is the basis of our business. As a result, the success of our business plan is highly dependent on our ability to develop, manufacture and commercialize our ART system, and our failure to do so could cause our business to fail. Successful commercialization of medical devices is a complex and uncertain process, dependent on the efforts of management, manufacturers, local operators, integrators, medical professionals, third-party payors, as well as general economic conditions, among other factors. Any factor that adversely impacts the development and commercialization of our ART system, will have a negative impact on our business, financial condition, results of operations and prospects. We have limited experience in commercializing our ART system and we may face several challenges with respect to our commercialization efforts, including, among others, that:

●	we may not have adequate financial or other resources to complete the development of our ART system;

●	we may not be able to manufacture our ART system in commercial quantities, at an adequate quality or at an acceptable cost;

●	we may not be able to establish adequate sales, marketing and distribution channels;

●	healthcare professionals and patients may not accept our products;

●	we may not be aware of possible complications from the continued use of our ART system since we have limited clinical experience with respect to the actual use of our ART system;

●	we may not be able to compete with existing solutions for respiratory failure;

●	technological breakthroughs in the respiratory support solutions may reduce the demand for our ART system;

●	third-party payors may not agree to reimburse patients for any or all of the purchase price of our ART system, which may adversely affect patients’ willingness to use our ART system;

●	we may face third-party claims of intellectual property infringement; and

●	we may fail to obtain or maintain regulatory clearance or approvals in our target markets or may face adverse regulatory or legal actions even if regulatory approval is obtained.

If we are unable to meet any one or more of these challenges successfully, our ability to effectively commercialize our products and services could be limited, which in turn could have a material adverse effect on our business, financial condition and results of operations.

We face business disruption and related risks resulting from the recent outbreak of the COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

The outbreak of COVID-19, which originated in Wuhan, China in 2019, has since spread across the globe, including the United States, Israel, many European and other countries in which we operate. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. While COVID-19 is still spreading and the final implications of the pandemic are difficult to estimate at this stage, it is clear that it has affected the lives of a large portion of the global population. At this time, the pandemic has caused states of emergency to be declared in various countries, travel restrictions imposed globally, quarantines established in certain jurisdictions and various institutions and companies being closed. We are actively monitoring the pandemic and we are taking any necessary measures to respond to the situation in cooperation with the various stakeholders.

COVID-19 infection of our workforce could result in a temporary disruption in our business activities, including manufacturing, and other functions. Based on guidelines provided by the Israeli Government, employers (including us) are also required to prepare and increase as much as possible the capacity and arrangement for employees to work remotely. In that regard, while we continued to operate almost fully including carrying out our studies in compliance with all applicable Israeli rules and guidelines, our employees worked remotely when full lockdowns were enforced.

The spread of an infectious disease, including COVID-19, may also result in the inability of our manufacturers to deliver components or finished products on a timely basis and may also result in the inability of our suppliers to deliver the parts required by our manufacturers to complete manufacturing of components or finished products. Since March 2020 we have experienced delays in supply of some components of our products from abroad. In addition, governments may divert spending from other budgeted resources as they seek to reduce and/or stop the spread of an infectious disease, such as COVID-19. Such events may result in a period of business and manufacturing disruption, and in reduced operations, any of which could materially affect our business, financial condition and results of operations. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

Our success depends upon market acceptance of our ART system, our ability to develop and commercialize new products and generate revenues and our ability to identify new markets for our technology.

We have developed, and are engaged in the development of, respiratory support technology. Our success will depend on the approval and acceptance of our ART system and any future products in the healthcare market. We are faced with the risk that the marketplace will not be receptive to our ART system or any future products over competing products and that we will be unable to compete effectively. Factors that could affect our ability to successfully commercialize our current and any potential future products:

●	the challenges of developing (or acquiring externally-developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges; and

●	the dependence upon referrals from physicians for the sale of our products and provision of our services.

We cannot assure that our ART system or any future products will gain broad market acceptance. If the market for our products fails to develop or develops more slowly than expected, our business and operating results would be materially and adversely affected.

Medical device development is costly and involves continual technological change which may render our current or future products obsolete.

The market for medical device technologies and products is characterized by factors such as rapid technological change, medical advances, changing consumer requirements, short device lifecycles, changing regulatory requirements and evolving industry standards. Any one of these factors could reduce the demand for our devices or require substantial resources and expenditures for, among other things, research, design and development, to avoid technological or market obsolescence.

Our success will depend on our ability to enhance our current technology and develop or acquire new technologies to keep pace with technological developments and evolving industry standards, while responding to changes in customer needs. A failure to adequately develop or acquire device enhancements or new devices that will address changing technologies and customer requirements adequately, or to introduce such devices on a timely basis, may have a material adverse effect on our business, financial condition and results of operations.

We might have insufficient financial resources to improve our ART system, advance technologies and develop new devices at competitive prices. Technological advances by one or more competitors or future entrants into the field may result in our present services or devices becoming non-competitive or obsolete, which may decrease revenues and profits and adversely affect our business and results of operations.

We may encounter significant competition across our product lines and in each market in which we will sell our products and services from various companies, some of which may have greater financial and marketing resources than we do. Our competitors may include any companies engaged in the research, development, manufacture, and marketing of respiratory support solutions and technologies, as well as a wide range of medical device companies that sell a single or limited number of competitive products and services or participate in only a specific market segment.

We will be dependent upon success in our customer acquisition strategy.

Our business will be dependent upon success in our customer acquisition strategy. If we fail to maintain a high quality of device technology, we may fail to retain or add new customers. If we fail, our revenue, financial results and business may be significantly harmed. Our future success depends upon expanding our commercial operations in the United States, Israel and Europe, as well as entering additional markets to commercialize our ART system and any future products. We believe that our expanded growth will depend on the further development, regulatory approval and commercialization of our ART system, which we anticipate that can be used by nearly all targeted individuals. If we fail to expand the use of our products in a timely manner, we may not be able to expand our markets or to grow our revenue, and our business may be adversely impacted. If people do not perceive our products to be useful and reliable, we may not be able to attract or retain new customers. A decrease in costumer growth could render less attractive to developers, which may have a material and adverse impact on our revenue, business, financial condition and results of operations.

Our business and operations would suffer in the event of computer system failures, cyber attacks or a deficiency in our cybersecurity.

Despite the implementation of security measures intended to secure our data against impermissible access and to preserve the integrity and confidentiality of our data, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, including under data privacy laws such as the General Data Protection Regulation, or the GDPR, damage to our reputation, and the further development of our drug candidates could be delayed.

We are dependent upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business.

Our ART system is comprised of a number of components. We are planning to sell an assembled product as well as its disposable component kits. The components of the assembled product and the disposable kits consist of both proprietary and off the shelf components. Proprietary components will be manufactured on our behalf at good manufacturing practices, or GMP, approved production plant to adhere to regulatory requirements, whereas off the shelf components will be sourced and manufactured by GMP suppliers. GMP sub-contractors will assemble proprietary and off the shelf components together to create our ART system.

Therefore, we rely on third parties to manufacture and supply us with proprietary custom components. Although we rely on a number of suppliers who provide us materials and components as well as manufacture and assemble certain components of our products, we do not rely on single-source suppliers. Our suppliers may encounter problems during manufacturing for a variety of reasons, including, for example, failure to follow specific protocols and procedures, failure to comply with applicable legal and regulatory requirements, equipment malfunction and environmental factors, failure to properly conduct their own business affairs, and infringement of third-party intellectual property rights, any of which could delay or impede their ability to meet our requirements. Our reliance on these third-party suppliers also subjects us to other risks that could harm our business, including:

●	we are not currently a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

●	we may not be able to obtain an adequate supply in a timely manner or on commercially reasonable terms;

●	our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of our products or cause delays in shipment;

●	we may have difficulty locating and qualifying alternative suppliers;

●	switching components or suppliers may require product redesign and possibly submission to the FDA or other similar foreign regulatory agencies, which could impede or delay our commercial activities;

●	one or more of our suppliers may be unwilling or unable to supply components of our products;

●	the occurrence of a fire, natural disaster or other catastrophe impacting one or more of our suppliers may affect their ability to deliver products to us in a timely manner; and

●	our suppliers may encounter financial or other business hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or alternative suppliers if necessary, in part because we may need to undertake additional activities to establish such suppliers as required by the regulatory approval process. Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from qualified alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to switch to competing products. Given our reliance on certain suppliers, we may be susceptible to supply shortages whilst looking for alternate suppliers.

We have limited manufacturing history on which to assess the prospects for our business, and we anticipate that we will incur significant losses once we initiate our in-house manufacturing until we are able to successfully commercialize our products globally.

If our manufacturing operation or any contracted manufacturing operation is unreliable or unavailable, we may not be able to move forward with our intended business operations and our entire business plan could fail. There is no assurance that our manufacturing operation or any third-party manufacturers will be able to meet commercialized scale production requirements in a timely manner or in accordance with applicable standards.

We may not be able to replace our current manufacturing capabilities in a timely manner.

If our manufacturing facility suffers any type of prolonged interruption, whether caused by regulator action, equipment failure, critical facility services (such as water purification, clean steam generation or building management and monitoring system), fire, natural disaster or any other event that causes the cessation of manufacturing activities, we may be exposed to long-term loss of sales and profits. There are limited facilities which are capable of contract manufacturing some of our products and product candidates. Replacement of our current manufacturing capabilities may have a material adverse effect on our business and financial condition.

We are dependent upon third-party service providers. If such third-party service providers fail to maintain a high quality of service, the utility of our products could be impaired, which could adversely affect the penetration of our products, our business, operating results and reputation.

The success of certain services and products that we provide are dependent upon third-party service providers. Such service providers include manufacturers of proprietary custom components for our ART system. As we expand our commercial activities, an increased burden will be placed upon the quality of such third-party providers. If third-party providers fail to maintain a high quality of service, our products, business, reputation and operating results could be adversely affected. In addition, poor quality of service by third-party service providers could result in liability claims and litigation against us for damages or injuries.

We expect to be exposed to fluctuations in currency exchange rates, which could adversely affect our results of operations.

We incur expenses mainly in NIS and U.S. dollars, but our financial statements are denominated in U.S. dollars. Accordingly, we face exposure to adverse movements in currency exchange rates. Our foreign operations will be exposed to foreign exchange rate fluctuations as the financial results are translated from the functional currency into U.S. dollars. Specifically, the U.S. dollar cost of our operations in Israel is influenced by any movements in the currency exchange rate of the NIS. Such movements in the currency exchange rate may have a negative effect on our financial results. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased operating expenses and net losses. Similarly, if the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased operating expenses and net losses. As exchange rates vary, sales and other operating results, when translated, may differ materially from our or the capital market’s expectations.

Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.

We may be subject to rules and regulations in the United States and non-U.S. jurisdictions relating to our ART system or any future products. In some countries, including countries of the European Union, or the EU, each of which has developed its own rules and regulations, pricing may be subject to governmental control under certain circumstances. In these countries, pricing negotiations with governmental agencies can take considerable time after the receipt of marketing approval for a medical device candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

We manage our business through a small number of employees and key consultants.

As of March 5, 2021 we had nine full-time employees, four part-time employees, four independent contractors and eight consultants. Our future growth and success depend to a large extent on the continued services of members of our current management including, in particular, Dagi Ben-Noon, our Chief Executive Officer, Joe Hayon, our President and Chief Financial Officer and Dr. Udi Nussinovitch, our Chief Scientific Officer. Any of our employees and consultants may leave our company at any time, subject to certain notice periods. The loss of the services of any of our executive officers or any key employees or consultants would adversely affect our ability to execute our business plan and harm our operating results. Our operational success will substantially depend on the continued employment of senior executives, technical staff and other key personnel. The loss of key personnel may have an adverse effect on our operations and financial performance.

We may need to expand our organization and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations.

As our development and commercialization plans and strategies develop and because we are leanly staffed, we may need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the medical device industry is intense. Due to this intense competition, we may be unable to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Our management may need to divert its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional medical device products. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize medical device products and services and compete effectively will depend, in part, on our ability to effectively manage any future growth.

International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Israel.

Other than our headquarters and other operations which are located in Israel (as further described below), our business strategy incorporates significant international expansion, particularly in anticipated expansion of regulatory approvals of our products. Doing business internationally involves a number of risks, including but not limited to:

●	multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

●	failure by us to obtain regulatory approvals for the use of our products and services in various countries;

●	additional potentially relevant third-party patent rights;

●	complexities and difficulties in obtaining protection and enforcing our intellectual property;

●	difficulties in staffing and managing foreign operations;

●	complexities associated with managing multiple regulatory, governmental and reimbursement regimes;

●	limits in our ability to penetrate international markets;

●	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

●	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

●	certain expenses including, among others, expenses for travel, translation and insurance; and

●	regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, or the FCPA, its books and records provisions or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

We face intense competition in the market, and as a result we may be unable to effectively compete in our industry.

The major market players within the respiratory care market and our primary competitors in the United States include Boston Scientific Corporation (NYSE: BSX), ResMed Inc., (NYSE: RMD), Masimo Corporation (Nasdaq: MASI), Becton, Dickinson and Company (NYSE: BDX), Chart Industries, Inc. (Nasdaq: GTLS). Other competitors outside the United states include Philips Healthcare, headquartered in the Netherlands, Medtronic plc, headquartered in Ireland (NYSE: MDT), Fisher & Paykel Healthcare Corporation Limited, headquartered in New Zealand, Drägerwerk AG & Co. KGaA, Drägerwerk AG, headquartered in Germany and Hamilton Medical AG, headquartered in Switzerland. Some of these companies hold significant market share. Their dominant market position and significant control over the market could significantly limit our ability to introduce or effectively market and generate sales of our ART system.

Many of our competitors have long histories and strong reputations within the industry. They have significantly greater brand recognition, financial and human resources than we do. They also have more experience and capabilities in researching and developing testing devices, obtaining and maintaining regulatory clearances and other requirements, manufacturing and marketing those products than we do. There is a significant risk that we may be unable to overcome the advantages held by our competition, and our inability to do so could lead to the failure of our business and the loss of your investment. In addition, we may be unable to develop additional products in the future or to keep pace with developments and innovations in the market and lose market share to our competitors.

Competition in the medical devices and more specifically respiratory support technologies and solutions markets is intense, which can lead to, among other things, price reductions, longer selling cycles, lower product margins, loss of market share and additional working capital requirements. To succeed, we must, among other critical matters, gain consumer acceptance for our ART system, as compared to other solutions currently available in the market for the treatment of respiratory failure and potential future medical devices incorporating our principal technology or offering other advanced respiratory support solutions. If our competitors offer significant discounts on certain products and solutions, we may need to lower our prices or offer other favorable terms in order to compete successfully. Moreover, any broad-based changes to our prices and pricing policies could make it difficult to generate revenues or cause our revenues to decline. Moreover, if our competitors develop and commercialize products and solutions that are more effective or desirable than products and solutions that we may develop, we may not convince our customers to use our products and solutions. Any such changes would likely reduce our commercial opportunity and revenue potential and could materially adversely impact our operating results.

If third-party payors do not provide adequate coverage and reimbursement for the use of our ART system or any future products, our revenue will be negatively impacted.

Our ART system is not yet approved for third-party payor coverage or reimbursement. Such reimbursement may vary based on the particular device used in providing services and is based on the identity of the third-party. Our ability to maintain a leading position in the medical device market, and specifically in the respiratory care market, depends on our relationships with private third parties.

We expect to engage with private third parties to allow our customers to receive reimbursement from insurance companies for our ART system. The loss of a significant number of private third-party contracts may have an adverse effect on our revenues, which could have an adverse effect on our business, financial condition and results of operations. Over the past few years, reimbursement rates from certain third parties have declined, in some cases significantly. There can be no assurance that this trend will not continue or apply on more third parties.

In addition, private third parties may not reimburse any new products offered by us or reimburse those new products at commercially viable rates. The failure to receive reimbursement at adequate levels for our existing or future products may adversely affect demand for those products, our revenues and expected growth. This could have an adverse effect on our business, financial condition and results of operations.

We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.

We may be subject to litigation for a variety of claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both.

Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our results of operations.

A change in accounting standards or practices could harm our operating results. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

We could become subject to product liability, warranty or similar claims and product recalls that could be expensive, divert management’s attention and harm our business reputation and financial results.

Our business exposes us to an inherent risk of potential product liability, warranty or similar claims and product recalls. The medical device industry has historically been litigious, and we face financial exposure to product liability, warranty or similar claims if the use of any of our products were to cause or contribute to injury or death. There is also the possibility that defects in the design or manufacture of any of our products might necessitate a product recall. Although we plan to maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. In the future, we may be unable to maintain product liability insurance on acceptable terms or at reasonable costs and such insurance may not provide us with adequate coverage against potential liabilities. A product liability claim, regardless of merit or ultimate outcome, or any product recall could result in substantial costs to us, damage to our reputation, customer dissatisfaction and frustration and a substantial diversion of management attention. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Our business may be impacted by changes in general economic conditions.

Our business is subject to risks arising from changes in domestic and global economic conditions, including adverse economic conditions in markets in which we operate, which may harm our business. For example, the current COVID-19 pandemic has caused significant volatility and uncertainty in U.S. and international markets. If our future customers significantly reduce spending in areas in which our technology and products are utilized, or prioritize other expenditures over our technology and products, our business, financial condition, results of operations and prospects would be materially adversely affected.

Disruption to the global economy could also result in a number of follow-on effects on our business, including a possible slow-down resulting from lower customer expenditures; inability of customers to pay for products, solutions or services on time, if at all; more restrictive export regulations which could limit our potential customer base; negative impact on our liquidity, financial condition and share price, which may impact our ability to raise capital in the market, obtain financing and secure other sources of funding in the future on terms favorable to us.

In addition, the occurrence of catastrophic events, such as hurricanes, storms, earthquakes, tsunamis, floods, medical epidemics and other catastrophes that adversely affect the business climate in any of our markets could have a material adverse effect on our business, financial condition and results of operations. Some of our operations are located in areas that have been in the past, and may be in the future, susceptible to such occurrences.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Product Development and Regulatory Approval

Our product candidates and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business.

We expect our ART system and any future products we develop to be regulated by the FDA as medical devices. Our product candidate is subject to extensive regulation in the United States and elsewhere, including by the FDA and its foreign counterparts, the U.S. Department of Justice, or the DOJ, and the U.S. Health and Human Services-Office of the Inspector General, or the HHS. The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; pre-market clearance and approval; conformity assessment procedures; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury; post-market approval studies; and product import and export.

The regulations our product candidate is subject to are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales for any approved product. Failure to comply with applicable regulations could jeopardize our ability to sell our future products, if cleared or approved, and result in enforcement actions such as: warning or untitled letters; fines; injunctions; consent decrees; civil penalties; customer notifications; termination of distribution; recalls or seizures of products; administrative detention of medical devices believed to be adulterated or misbranded; delays in the introduction of products into the market; operating restrictions; total or partial suspension of production; refusal to grant future clearances or approvals for new products, new intended uses or modifications to our products; withdrawals or suspensions of current approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal prosecution or penalties. The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in shareholders losing their entire investment.

We may not receive, or may be delayed in receiving, the necessary clearances or approvals for our ART system or future products, and failure to timely obtain necessary clearances or approvals for our ART system or future products would adversely affect our ability to grow our business.

In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing product, we must first receive either clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA, or approval of a pre-market approval application, or a PMA, from the FDA, unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.

Modifications to products that are approved through a PMA application generally require FDA approval. Similarly, certain modifications made to products cleared through a 510(k) may require a new 510(k) clearance. Both the PMA approval and the 510(k) clearance process can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months, but can last longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is submitted to the FDA. In addition, a PMA generally requires the performance of one or more clinical trials. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory clearances or approvals could harm our business. Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses for the device or other restrictions or requirements, which may limit the market for the device.

In the United States, we expect to take a multi-step approach to the regulatory clearance process. As a first step, we intend to submit a 510(k) application for our ART system to an accredited Review Organization under the Third Party Review Program. The review process is an iterative process and may be more costly and time consuming than we expect and we may not ultimately be successful in completing the review process and our 510(k) application may not be cleared by the FDA in a timely manner or at all. If cleared, any modification to our ART system that has not been previously cleared may require us to submit a new 510(k) premarket notification and obtain clearance, or submit a PMA and obtain FDA approval prior to implementing the change. Specifically, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new 510(k) clearance or, possibly, approval of a PMA. The FDA requires every manufacturer to make this determination in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with our decisions regarding whether new clearances or approvals are necessary. We may make modifications or add additional features in the future that we believe do not require a new 510(k) clearance or approval of a PMA. If the FDA disagrees with our determination and requires us to submit new 510(k) notifications or PMA applications for modifications to our previously cleared products for which we have concluded that new clearances or approvals are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval of a medical device for many reasons, including:

●	our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our product candidates are safe or effective for their intended uses;

●	the disagreement of the FDA or the applicable foreign regulatory body with the design or the interpretation of data from pre-clinical studies or clinical trials;

●	serious and unexpected adverse effects experienced by participants in our clinical trials;

●	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;

●	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

●	the manufacturing process or facilities we use may not meet applicable requirements; and

●	the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval.

In order to sell our products in member countries of the European Economic Area, or EEA, our products must comply with the essential requirements of the EU Medical Devices Directive (Council Directive 93/42/EEC). Compliance with these requirements is a prerequisite to be able to affix the Conformité Européene, or CE, mark to our products, without which they cannot be sold or marketed in the EEA. To demonstrate compliance with the essential requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue a European Community, or EC, Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the EU Medical Devices Directive, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a Notified Body. Depending on the relevant conformity assessment procedure, the Notified Body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The Notified Body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. If we fail to remain in compliance with applicable European laws and directives, we would be unable to continue to affix the CE mark to our products, which would prevent us from selling them within the EEA.

Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

If we receive regulatory clearance or approval of the ART system or other future products, we will remain subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, import, export, registration, and listing of devices. For example, we will be required to submit periodic reports to the FDA as a condition of 510(k) clearance. These reports include information about failures and certain adverse events associated with the device after its clearance. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales. Even after we have obtained the proper regulatory clearance to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:

●	untitled letters or warning letters;

●	fines, injunctions, consent decrees and civil penalties;

●	recalls, termination of distribution, administrative detention, or seizure of our products;

●	customer notifications or repair, replacement or refunds;

●	operating restrictions or partial suspension or total shutdown of production;

●	delays in or refusal to grant our requests for future clearances or approvals or foreign marketing authorizations of new products, new intended uses, or modifications to existing products;

●	withdrawals or suspensions of product clearances or approvals, resulting in prohibitions on sales of our products;

●	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

●	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.

In addition, the FDA or state or foreign authorities may change their clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay clearance or approval of our future products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new clearances or approvals, increase the costs of compliance or restrict our ability to maintain any approvals we are able to obtain. For example, the FDA recently announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA.

Our products must be manufactured in accordance with federal, state and foreign regulations, and we could be forced to recall our devices or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our products must comply with the Quality System Regulation, or QSR, which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. As manufacturers of electron radiation-emitting products, we are also responsible for compliance with the radiological health regulations and certain radiation safety performance standards.

Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA or state or foreign requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us, our suppliers or our employees.

Any of these actions could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Advertising and promotion of our future products that obtains approval in the United States may be heavily scrutinized by the FDA, the DOJ, HHS, state attorneys general, members of Congress, and the public. In addition, advertising and promotion of any future product that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities.

We expect that, if cleared or approved, our products, including the ART system, will be cleared by the requisite regulatory authorities for specific indications. We expect to train our marketing personnel and direct sales force to not promote our devices for uses outside of the FDA-approved indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using our devices off-label, when in the physician’s independent professional medical judgment he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our devices off-label. Furthermore, the use of our devices for indications other than those approved by the FDA or approved by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among healthcare providers and patients.

If the FDA or any state or foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. We may become subject to such actions and, if we are not successful in defending against such actions, those actions may have a material adverse effect on our business, financial condition and results of operations. Equivalent laws and potential consequences exist in foreign jurisdictions.

In addition, if our products are cleared or approved, healthcare providers may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

If our ART system or our other future products receive clearance or approval, we will be subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or other regulatory bodies could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Many federal, state and foreign healthcare laws and regulations apply to medical devices. We may be subject to certain federal and state regulations, including the federal healthcare programs’ Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, offering, receiving, or paying any remuneration, directly or indirectly, in cash or in kind, to induce or reward purchasing, ordering or arranging for or recommending the purchase or order of any item or service for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid; the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of, or payment for, healthcare benefits, items or services; the federal Civil Monetary Penalties Law, which authorizes the imposition of substantial civil monetary penalties against an entity that engages in activities including, among others (1) knowingly presenting, or causing to be presented, a claim for services not provided as claimed or that is otherwise false or fraudulent in any way; (2) arranging for or contracting with an individual or entity that is excluded from participation in federal healthcare programs to provide items or services reimbursable by a federal healthcare program; (3) violations of the federal Anti-Kickback Statute; or (4) failing to report and return a known overpayment; the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry, in connection with the delivery of or payment for healthcare benefits, items, or services; the federal civil False Claims Act, or the FCA, which prohibits, among other things, knowingly presenting, or causing to be presented claims for payment of government funds that are false or fraudulent, or knowingly making, using or causing to be made or used a false record or statement material to such a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government; and other federal and state false claims laws. The FCA prohibits anyone from knowingly presenting, conspiring to present, making a false statement in order to present, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. This law also prohibits anyone from knowingly underpaying an obligation owed to a federal program. Increasingly, U.S. federal agencies are requiring nonmonetary remedial measures, such as corporate integrity agreements in FCA settlements. The DOJ announced in 2016 its intent to follow the “Yates Memo,” taking a far more aggressive approach in pursuing individuals as FCA defendants in addition to corporations.

The majority of states also have statutes similar to the federal Anti-Kickback Statute and false claims laws that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, that apply regardless of whether the payer is a government entity or a private commercial entity. The Federal Open Payments, or Physician Payments Sunshine Act, program requires manufacturers of products for which payment is available under Medicare, Medicaid or the State Children’s Health Insurance Program, to track and report annually to the federal government (for disclosure to the public) certain payments and other transfers of value made to physicians and teaching hospitals as well as disclosure of payments and other transfers of value provided to physicians and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations. Our failure to appropriately track and report payments to the government could result in civil fines and penalties, which could adversely affect the results of our operations. In addition, several U.S. states and localities have enacted legislation requiring medical device companies to establish marketing compliance programs, file periodic reports with the state, and/or make periodic public disclosures on sales, marketing, pricing, clinical trials, and other activities. Other state laws prohibit certain marketing-related activities including the provision of gifts, meals or other items to certain healthcare providers. Many of these laws and regulations contain ambiguous requirements that government officials have not yet clarified. Given the lack of clarity in the laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent federal and state laws and regulations.

The medical device industry has been under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If our operations or arrangements are found to be in violation of such governmental regulations, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment of our operations. All of these penalties could adversely affect our ability to operate our business and our financial results.

If we do not obtain and maintain international regulatory registrations, clearances or approvals for our products, we will be unable to market and sell our products outside of the United States.

Sales of our products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. Approval procedures vary among countries and can involve additional testing. The time required to obtain approval outside of the United States may differ substantially from that required to obtain FDA approval. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we obtain the clearance or approval of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations, clearances or approvals, can be expensive and time-consuming, and we may not receive regulatory clearances or approvals in each country in which we plan to market our products or we may be unable to do so on a timely basis. The time required to obtain registrations, clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approval, and requirements for such registrations, clearances or approvals may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory clearances or approvals before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

Regulatory clearance or approval by the FDA does not ensure registration, clearance or approval by regulatory authorities in other countries, and registration, clearance or approval by one or more foreign regulatory authorities does not ensure registration, clearance or approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining registration or regulatory clearance or approval in one country may have a negative effect on the regulatory process in others.

Legislative or regulatory reforms in the United States or the European Union may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to manufacture, market or distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. In May 2019, the FDA solicited public feedback on these proposals. The FDA requested public feedback on whether it should consider certain actions that might require new authority, such as whether to sunset certain older devices that were used as predicates under the 510(k) clearance pathway. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation. Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance, or restrict our ability to maintain our current clearances, or otherwise create competition that may negatively affect our business.

More recently, in September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA intends to develop and maintain a list device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible. The FDA may establish performance criteria for classes of devices for which we or our competitors seek or currently have received clearance, and it is unclear the extent to which such performance standards, if established, could impact our ability to obtain new 510(k) clearances or otherwise create competition that may negatively affect our business.

In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance or approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay regulatory clearance or approval of our future products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. For example, certain policies of the Trump administration may impact our business and industry. Namely, the Trump administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, FDA’s ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose restrictions on the FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval or clearance that we may have obtained and we may not achieve or sustain profitability.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member states, the regulations would be directly applicable, i.e., without the need for adoption of EEA member state laws implementing them, in all EEA member states and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. Among other things, the Medical Devices Regulation:

●	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

●	establish explicit provisions on manufacturers’ responsibilities for follow-up regarding the quality, performance and safety of devices placed on the market;

●	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

●	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

●	strengthened rules for the assessment of certain high-risk devices, which may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

Healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.

Our industry is highly regulated and changes in law may adversely impact our business, operations or financial results. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the PPACA, is a sweeping measure intended to, among other things, expand healthcare coverage within the United States, primarily through the imposition of health insurance mandates on employers and individuals and expansion of the Medicaid program. Several provisions of the law may affect us and increase certain of our costs.

In addition, other legislative changes have been adopted since the PPACA was enacted. These changes include aggregate reductions in Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, following passage of the Bipartisan Budget Act of 2018, will remain in effect through 2027 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and, accordingly, our financial operations.

We anticipate that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and an additional downward pressure on the reimbursement our customers may receive for our products. Further, there have been, and there may continue to be, judicial and Congressional challenges to certain aspects of the PPACA. For example, the U.S. Tax Cuts and Jobs Act of 2017, or TCJA, includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additional legislative and regulatory changes to the PPACA, its implementing regulations and guidance and its policies, remain possible in Congress and under the Trump administration. However, it remains unclear how any new legislation or regulation might affect the prices we may obtain for any of our product candidates for which regulatory approval is obtained. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products.

In addition, the delivery of healthcare in the European Union, including the establishment and operation of health services, is almost exclusively a matter for national, rather than EU, law and policy. National governments and health service providers have different priorities and approaches to the delivery of health care and the pricing and reimbursement of products in that context. Coupled with ever-increasing EU and national regulatory burdens on those wishing to develop and market products, this could prevent or delay marketing approval of our ART system or any future product candidates, restrict or regulate post-approval activities and affect our ability to commercialize any products for which we obtain marketing approval.

We are currently unable to predict what additional legislation or regulation, if any, relating to the health care industry may be enacted in the future or what effect recently enacted federal legislation or any such additional legislation or regulation would have on our business. The pendency or approval of such proposals or reforms could result in a decrease in the price of our Ordinary Shares or limit our ability to raise capital or to enter into collaboration agreements for the further development and potential commercialization of our products.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and clear or approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices or modifications to cleared or approved medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect our business.

Separately, in response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

Our success and future revenue growth will depend, in part, on our ability to protect our patent rights. In addition to the protection afforded by any patents that may be granted, historically, we have relied on trade secret protection and confidentiality agreements with our employees, consultants, and contractors to protect proprietary know-how that is not patentable or that we elect not to patent, processes that are not easily known, knowable or easily ascertainable, and for which patent infringement is difficult to monitor and enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, agreements may be breached, trade secrets may be difficult to protect, and we may not receive adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors or other unauthorized third parties.

There is no guarantee that the patent registration applications that we submitted with regards to our technologies will result in patent registration. In the event of failure to complete patent registration, our developments will not be proprietary, which might allow other entities to manufacture our products or design our services and compete with them.

Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our products or services, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our intellectual property, products or services and provide exclusivity for our new products or services or prevent others from designing around our claims. Furthermore, there is no guarantee that third parties will not infringe or misappropriate our patents or similar proprietary rights. In addition, there can be no assurance that we will not have to pursue litigation against other parties to assert its rights.

Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

If we cannot obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively, and our business and results of operations would be harmed.

We cannot provide any assurances that our trade secrets and other confidential proprietary information will not be disclosed in violation of our confidentiality agreements or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Also, misappropriation or unauthorized and unavoidable disclosure of our trade secrets and intellectual property could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets and intellectual property are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secret.

Intellectual property rights of third parties could adversely affect our ability to commercialize our products and services, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms.

It is inherently difficult to conclusively assess our freedom to operate without infringing on third-party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third-party intellectual property rights are held to cover our products or services or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize products or services or our product candidates (and any relevant services) unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our new products or services. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our new products or services or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third-party patents or applications. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new products or services could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our services, our new products or the use of our new products. Third-party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new products or services. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our new products or services that are held to be infringing. We might, if possible, also be forced to redesign our new products so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing new products and services. As our industries expand and more patents are issued, the risk increases that our products and services may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, designs or methods of manufacture related to the use or manufacture of our products or services. There may be currently pending patent applications or continued patent applications that may later result in issued patents that our products or services may infringe. In addition, third parties may obtain patents or services in the future and claim that use of our technologies infringes upon these patents.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of our processes for designs, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our products or services. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or services, or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention without undue delay in filing, is entitled to the patent, while generally outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), enacted on September 16, 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third-party to enforce a patent covering one of our new products or services, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office, or USPTO, or made a misleading statement, during prosecution. Under the Leahy-Smith Act, the validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new products or services to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Ordinary Shares.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products or services. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on products and services, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies develop their own products or services in jurisdictions where we have not obtained patent protection to and may export infringing products or services to territories where we have patent protection, but where patents are not enforced as strictly as they are in the United States. These products or services may compete with our products or services. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products or services in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly, put the issuance of our patent applications at risk, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and any damages or other remedies that we may be awarded, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to this Offering and the Ownership of the Ordinary Shares

Future sales of our Ordinary Shares could reduce the market price of our Ordinary Shares.

Substantial sales of our Ordinary Shares on Nasdaq, including following this offering, may cause the market price of our Ordinary Shares to decline. Sales by us or our security holders of substantial amounts of our Ordinary Shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of our Ordinary Shares.

The issuance of any additional Ordinary Shares or any securities that are exercisable for or convertible into Ordinary Shares, may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares.

Our principal shareholders, officers and directors currently beneficially own approximately 70% of our Ordinary Shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

As of the date of this prospectus, our principal shareholders, officers and directors beneficially own approximately 70% of our Ordinary Shares. This significant concentration of share ownership may adversely affect the trading price for our Ordinary Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders.

If you purchase the Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The offering price of the Ordinary Shares is substantially higher than the net tangible book value per share of our Ordinary Shares. Therefore, if you purchase Ordinary Shares in this offering, you will pay a price per Ordinary Share that substantially exceeds our net tangible book value per Ordinary Share after this offering. To the extent outstanding options or warrants are exercised, you will incur further dilution. Based on an assumed offering price of $           per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $           per Ordinary Share, representing the difference between our pro forma net tangible book value per Ordinary Share after giving effect to this offering and the offering price. See “Dilution” for further information.

We do not know whether a market for the Ordinary Shares will be sustained or what the trading price of the Ordinary Shares will be and as a result it may be difficult for you to sell your Ordinary Shares.

Although we have applied to list the Ordinary Shares on Nasdaq, an active trading market for the Ordinary Shares may not be sustained. It may be difficult for you to sell your Ordinary Shares without depressing the market price for the Ordinary Shares or at all. As a result of these and other factors, you may not be able to sell your Ordinary Shares at or above the offering price or at all. Further, an inactive market may also impair our ability to raise capital by selling Ordinary Shares and may impair our ability to enter into strategic partnerships or acquire companies, products, or services by using our equity securities as consideration.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in Ordinary Shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

Management will have broad discretion as to the use of the proceeds from this offering.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering and as described in the section titled “Use of Proceeds.” Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our stockholders.

We may need to raise additional capital through a combination of private and public equity offerings, debt financings and collaborations, and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity (such as this offering) or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of our Ordinary Shares. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of the Ordinary Shares.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

●	the provisions of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

●	Section 107 of the JOBS Act, which provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards. As a result of this adoption, our financial statements may not be comparable to companies that comply with the public company effective date;

●	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements; and

●	our ability to furnish two rather than three years of income statements and statements of cash flows in various required filings.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of our first sale of ordinary equity securities pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find the Ordinary Shares less attractive because we may rely on these exemptions. If some investors find the Ordinary Shares less attractive as a result, there may be a less active trading market for the Ordinary Shares, and our market prices may be more volatile and may decline.

As a “foreign private issuer” we are permitted, and intend, to follow certain home country corporate governance practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

Our status as a foreign private issuer also exempts us from compliance with certain SEC laws and regulations and certain regulations of Nasdaq, including the proxy rules, the short-swing profits recapture rules, and certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. In addition, we will not be required under the Exchange Act to file current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we will generally be exempt from filing quarterly reports with the SEC. Also, although the Israeli Companies Law, 5759-1999, or the Companies Law, requires us to disclose the annual compensation of our five most highly compensated senior officers on an individual basis (rather than on an aggregate basis), this disclosure will not be as extensive as that required of a U.S. domestic issuer. We intend to commence providing such disclosure, at the latest, in the annual proxy statement for our first annual meeting of shareholders following the closing of this offering, which will be filed under cover of a report on Form 6-K. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2021. In the future, we would lose our foreign private issuer status if a majority of our shareholders, directors or management are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic registrant may be significantly higher.

We may be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of the Ordinary Shares if we are or were to become a PFIC.

Based on the projected composition of our income and valuation of our assets, we do not expect to be a PFIC for 2019, and we do not expect to become a PFIC in the future, although there can be no assurance in this regard. The determination of whether we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of the Ordinary Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC in the future. If we are a PFIC in any taxable year during which a U.S. taxpayer holds the Ordinary Shares, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund”, or QEF, or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of the Ordinary Shares by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for the Ordinary Shares; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a timely QEF or mark-to-market election. U.S. taxpayers that have held the Ordinary Shares during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We do not intend to notify U.S. taxpayers that hold the Ordinary Shares if we believe we will be treated as a PFIC for any taxable year in order to enable U.S. taxpayers to consider whether to make a QEF election. In addition, we do not intend to furnish such U.S. taxpayers annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. U.S. taxpayers that hold the Ordinary Shares are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to the Ordinary Shares in the event that we are a PFIC. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Companies” for additional information.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Risks Related to Israeli Law and Our Operations in Israel

Potential political, economic and military instability in the State of Israel, where our headquarters, members of our management team and our research and development facilities are located, may adversely affect our results of operations.

Our executive offices, research and development laboratories and manufacturing facility are located in Ra’anana, Israel. In addition, the majority of our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and groups in its neighboring countries, Hamas (an Islamist militia and political group that has historically controlled the Gaza Strip) and Hezbollah (an Islamist militia and political group based in Lebanon). In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. Any hostilities involving Israel, terrorist activities, political instability or violence in the region or the interruption or curtailment of trade or transport between Israel and its trading partners could adversely affect our operations and results of operations and the market price of our Ordinary Shares.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

Further, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older for certain reservists) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, prospects, financial condition and results of operations.

The termination or reduction of tax and other incentives that the Israeli government provides to Israeli companies may increase our costs and taxes.

The Israeli government currently provides tax and capital investment incentives to Israeli companies, as well as grant and loan programs relating to research and development and marketing and export activities. In recent years, the Israeli government has reduced the benefits available under these programs and the Israeli governmental authorities may in the future further reduce or eliminate the benefits of these programs. We may take advantage of these benefits and programs in the future; however, there can be no assurance that such benefits and programs will be available to us. If we qualify for such benefits and programs and fail to meet the conditions thereof, the benefits could be canceled and we could be required to refund any benefits we might already have enjoyed and become subject to penalties. Additionally, if we qualify for such benefits and programs and they are subsequently terminated or reduced, it could have an adverse effect on our financial condition and results of operations.

We may be required to pay monetary remuneration to our Israeli employees for their inventions, even if the rights to such inventions have been duly assigned to us.

We enter into agreements with our Israeli employees pursuant to which such individuals agree that any inventions created in the scope of their employment are either owned exclusively by us or are assigned to us, depending on the jurisdiction, without the employee retaining any rights. A portion of our intellectual property has been developed by our Israeli employees during their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the course of his or her employment and within the scope of said employment are considered “service inventions. Service inventions belong to the employer by default, absent a specific agreement between the employee and employer otherwise. The Patent Law also provides that if there is no agreement regarding the remuneration for the service inventions, even if the ownership rights were assigned to the employer, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for these inventions. The Committee has not yet determined the method for calculating this Committee-enforced remuneration. While it has previously been held that an employee may waive his or her rights to remuneration in writing, orally or by conduct, litigation is pending in the Israeli labor court is questioning whether such waiver under an employment agreement is enforceable. Although our Israeli employees have agreed that we exclusively own any rights related to their inventions, we may face claims demanding remuneration in consideration for employees’ service inventions. As a result, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

We received Israeli government grants for certain of our research and development activities, the terms of which may require us to pay royalties and to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. If we fail to satisfy these conditions, we may be required to pay penalties and refund grants previously received.

Our research and development efforts have been financed in part through royalty-bearing and non-royalty-bearing grants in an aggregate amount of $0.678 million that we received from the IIA as of March 5, 2021. With respect to the royalty-bearing grants we are committed to pay royalties at a rate of 3% on sales proceeds from our products that were developed under IIA programs up to the total amount of grants received, linked to the U.S. dollar and bearing interest at an annual rate of LIBOR applicable to U.S. dollar deposits. Due to the accrual of interest, the total amount of the grants that will be repaid through royalties will increase until repayments begin. We are further required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 5744-1984, as amended, and related regulations, or the Research Law, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer or license of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the IIA. Therefore, the discretionary approval of an IIA committee would be required for any transfer or license to third parties inside or outside of Israel of know how or for the transfer outside of Israel of manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development.

The transfer or license of IIA-supported technology or know-how outside of Israel and the transfer of manufacturing of IIA-supported products, technology or know-how outside of Israel may involve the payment of significant amounts, depending upon the value of the transferred or licensed technology or know-how, our research and development expenses, the amount of IIA support, the time of completion of the IIA-supported research project and other factors. These restrictions and requirements for payment may impair our ability to sell, license or otherwise transfer our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

We may not be able to enforce covenants not-to-compete under current Israeli law that might result in added competition for our products.

We have non-competition agreements with all of our employees, all of which are governed by Israeli law. These agreements prohibit our employees from competing with or working for our competitors, generally during their employment and for up to 12 months after termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas, and only when the employee has obtained unique value to the employer specific to that employer’s business and not just regarding the professional development of the employee. If we are not able to enforce non-compete covenants, we may be faced with added competition.

Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, us, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the Company’s outstanding shares. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, claim that the consideration for the acquisition of the shares does not reflect their fair market value, and petition an Israeli court to alter the consideration for the acquisition accordingly, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights, and the acquirer or the company published all required information with respect to the tender offer prior to the tender offer’s response date.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred. These provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

It may be difficult to enforce a judgment of a U.S. court against us and our executive officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert U.S. securities laws claims in Israel or to serve process on our executive officers and directors and these experts.

We were incorporated in Israel. Substantially all of our executive officers and directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court. See “Enforceability of Civil Liabilities” for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus.

Your rights and responsibilities as a shareholder will be governed in key respects by Israeli laws, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our Ordinary Shares are governed by our amended and restated articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in U.S. companies. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders, and to refrain from abusing its power in such company, including, among other things, in voting at a general meeting of shareholders on matters such as amendments to a company’s amended and restated articles of association, increases in a company’s authorized share capital, mergers and acquisitions and related party transactions requiring shareholder approval, as well as a general duty to refrain from discriminating against other shareholders. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a vote at a meeting of the shareholders or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the nature of these duties or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. companies.

General Risk Factors

We will incur significant increased costs as a result of the listing of our securities for trading on Nasdaq. By becoming a public company in the United States, our management will be required to devote substantial time to new compliance initiatives as well as compliance with ongoing U.S. requirements.

Upon the listing of securities on Nasdaq, we will become a publicly traded company in the United States. As a public company in the United States, we will incur additional significant accounting, legal and other expenses that we did not incur before the offering. We also anticipate that we will incur costs associated with corporate governance requirements of the SEC, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

If we are not able to attract and retain highly skilled managerial, scientific, technical and marketing personnel, we may not be able to implement our business model successfully.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We are highly dependent upon our senior management as well as other employees, consultants and scientific and medical collaborators. Our management team must be able to act decisively to apply and adapt our business model in the rapidly changing markets in which we will compete. In addition, we will rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, we may need to pay higher compensation or fees to our employees or consultants than currently expected and such higher compensation payments may have a negative effect on our operating results. Competition for experienced, high-quality personnel in the medical device field is intense. We may not be able to hire or retain the necessary personnel to implement our business strategy. Our failure to hire and retain quality personnel on acceptable terms could impair our ability to develop new products and services and manage our business effectively.

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate various acquisition opportunities and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

●	increased operating expenses and cash requirements;

●	the assumption of additional indebtedness or contingent liabilities;

●	the issuance of our equity securities;

●	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

●	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

●	retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;

●	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and

●	our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

We are subject to certain U.S. and foreign anticorruption, anti-money laundering, export control, sanctions and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, U.S. and foreign anticorruption, anti-money laundering, export control, sanctions and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors and other partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We also expect our non-U.S. activities to increase over time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals, and we can be held liable for the corrupt or other illegal activities of our personnel, agents or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Our business and operations might be adversely affected by security breaches, including any cybersecurity incidents.

We depend on the efficient and uninterrupted operation of our computer and communications systems, and those of our consultants, contractors and vendors, which we use for, among other things, sensitive company data, including our intellectual property, financial data and other proprietary business information.

While certain of our operations have business continuity and disaster recovery plans and other security measures intended to prevent and minimize the impact of IT-related interruptions, our IT infrastructure and the IT infrastructure of our consultants, contractors and vendors are vulnerable to damage from cyberattacks, computer viruses, unauthorized access, electrical failures and natural disasters or other catastrophic events. We could experience failures in our information systems and computer servers, which could result in an interruption of our normal business operations and require substantial expenditure of financial and administrative resources to remedy. System failures, accidents or security breaches can cause interruptions in our operations and can result in a material disruption of our targeted phage therapies, product candidates and other business operations. The loss of data from completed or future studies or clinical trials could result in delays in our research, development or regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur regulatory investigations and redresses, penalties and liabilities and the development of our product candidates could be delayed or otherwise adversely affected.

Even though we believe we carry commercially reasonable business interruption and liability insurance, we might suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies or for which we do not have coverage. For example, we are not insured against terrorist attacks or cyberattacks. Any natural disaster or catastrophic event could have a significant negative impact on our operations and financial results. Moreover, any such event could delay the development of our product candidates.

Sales of a significant number of shares of our Ordinary Shares in the public markets or significant short sales of our Ordinary Shares, or the perception that such sales could occur, could depress the market price of our Ordinary Shares and impair our ability to raise capital.

Sales of a substantial number of shares of our Ordinary Shares or other equity-related securities in the public markets, could depress the market price of our Ordinary Shares. If there are significant short sales of our Ordinary Shares, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the Ordinary Shares to sell their shares, thereby contributing to sales of Ordinary Shares in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

The market price of our Ordinary Shares may be highly volatile, and you could lose all or part of your investment.

The market price of our Ordinary Shares is likely to be volatile. This volatility may prevent you from being able to sell your Ordinary Shares at or above the price you paid for your securities. Our share price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in our financial or operational estimates or projections;

●	our ability to implement our operational plans;

●	termination of the lock-up agreement or other restrictions on the ability of our stockholders to sell shares after this offering;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of publicly-traded medical device companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Ordinary Shares, regardless of our actual operating performance, and we have little or no control over these factors.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or the Ordinary Shares, our share price and trading volume could decline.

The trading market for the Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding the Ordinary Shares, or provide more favorable relative recommendations about our competitors, the price of our Ordinary Shares would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our Ordinary Shares or trading volume to decline.

Changes in laws or regulations relating to data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business or could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

We expect to receive health information and other highly sensitive or confidential information and data of patients and other third parties (e.g., healthcare providers who refer patients for scans), which we expect to compile and analyze. Collection and use of this data might raise privacy and data protection concerns, which could negatively impact our business. There are numerous federal, state and international laws and regulations regarding privacy, data protection, information security, and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, and the scope of such laws and regulations may change, be subject to differing interpretations, and may be inconsistent among countries and regions we intend to operate in (e.g., the United States, the European Union and Israel), or conflict with other laws and regulations. The regulatory framework for privacy and data protection worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and this or other actual or alleged obligations may be interpreted and applied in a manner that we may not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other rules or practices including ours. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security, or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of relevant users for the collection, use, retention, or disclosure of such data must be obtained, could increase our costs and require us to modify our services and candidate products, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process patients’ data or develop new services and features.

In particular, we will be subject to U.S. data protection laws and regulations (i.e., laws and regulations that address privacy and data security) at both the federal and state levels. The legislative and regulatory landscape for data protection continues to evolve, and in recent years there has been an increasing focus on privacy and data security issues. Numerous federal and state laws, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, govern the collection, use, and disclosure of health-related and other personal information. Failure to comply with such laws and regulations could result in government enforcement actions and create liability for us (including the imposition of significant civil or criminal penalties), private litigation and/or adverse publicity that could negatively affect our business. For instance, California enacted the California Consumer Privacy Act (CCPA) on June 28, 2018, which took effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states.

In addition, we expect to obtain health information that is subject to privacy and security requirements under the Health Information Technology for Economic and Clinical Health Care Act, or HITECH, and its implementing regulations. The Privacy Standards and Security Standards under HIPAA establish a set of standards for the protection of individually identifiable health information by health plans, health care clearinghouses and certain health care providers, referred to as Covered Entities, and the business associates with whom Covered Entities enter into service relationships pursuant to which individually identifiable health information may be exchanged. Notably, whereas HIPAA previously directly regulated only Covered Entities, HITECH makes certain of HIPAA’s privacy and security standards also directly applicable to Covered Entities’ business associates. As a result, both Covered Entities and business associates are now subject to significant civil and criminal penalties for failure to comply with Privacy Standards and Security Standards. As part of our normal operations, we expect to collect, process and retain personal identifying information regarding patients, including as a business associate of Covered Entities, so we expect to be subject to HIPAA, including changes implemented through HITECH, and we could be subject to criminal penalties if we knowingly obtain or disclose individually identifiable health information in a manner that is not authorized or permitted by HIPAA. A data breach affecting sensitive personal information, including health information, also could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

HIPAA requires Covered Entities (like many of our potential customers) and business associates, like us, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HITECH expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides for civil monetary penalties for HIPAA violations. HITECH also increased the civil and criminal penalties that may be imposed against Covered Entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and its implementing regulations and seek attorney’s fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

Internationally, many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure and/or other processing of personal data, as well as certification requirements for the hosting of health data specifically. Such laws and regulations may include data hosting, data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions, international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), or may require companies to implement privacy or data protection and security policies, enable users to access, correct and delete personal data stored or maintained by such companies, inform individuals of security breaches that affect their personal data or obtain individuals’ consent to use their personal data. For example, European legislators adopted the European Union’s GDPR, which became effective on May 25, 2018, and are now in the process of finalizing the ePrivacy Regulation to replace the European ePrivacy Directive (Directive 2002/58/EC as amended by Directive 2009/136/EC). The GDPR, supplemented by national laws and further implemented through binding guidance from the European Data Protection Board, imposes more stringent European Union data protection requirements and provides for significant penalties for noncompliance. Further, the United Kingdom’s initiating a process to leave the European Union has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, the United Kingdom has brought the GDPR into domestic law with the Data Protection Act 2018 which will remain in force, even if and when the United Kingdom leaves the European Union.

Virtually every jurisdiction in which we expect to operate has established its own data security and privacy legal framework with which we must, and our target customers will need to, comply, including the rules and regulation mentioned above. We may also need to comply with varying and possibly conflicting privacy laws and regulations in other jurisdictions. As a result, we could face regulatory actions, including significant fines or penalties, adverse publicity and possible loss of business.

While we are preparing to implement various measures intended to enable us to comply with applicable privacy or data protection laws, regulations and contractual obligations, these measures may not always be effective and do not guarantee compliance. Any failure or perceived failure by us to comply with our contractual or legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers or partners may limit the adoption and use of, and reduce the overall demand for, our products and services. Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put the data we have received at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

●	our ability to advance the development of our ART system and future potential product candidates;

●	our ability to commercialize our ART system and future potential product candidates and future sales of our ART system or any other future potential product candidates;

●	our assessment of the potential of our ART system and future potential product candidates to treat certain indications;

●	our planned level of capital expenditures and liquidity;

●	our plans to continue to invest in research and development to develop technology for new products;

●	anticipated actions of the FDA, state regulators, if any, or other similar foreign regulatory agencies, including approval to conduct clinical trials, the timing and scope of those trials and the prospects for regulatory approval or clearance of, or other regulatory action with respect to our products or services;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we intend to operate, including the impact of any changes in regulation and legislation that could affect the medical device industry;

●	our ability to meet our expectations regarding the commercial supply of our ART and future product candidates;

●	our ability to retain key executive members;

●	our ability to internally develop new inventions and intellectual property;

●	the overall global economic environment;

●	the impact of COVID-19 and resulting government actions on us;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	the impact of competition and new technologies;

●	our ability to internally develop new inventions and intellectual property;

●	our expectations regarding the use of proceeds from this offering

●	changes in our strategy; and

●	litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

LISTING DETAILS

We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “IINN.” This offering is contingent upon our Ordinary Shares being listed; however, no assurance can be given that our application will be approved. All of the Ordinary Shares including those to be offered pursuant to this prospectus, have the same rights and privileges. See “Description of Share Capital.”

USE OF PROCEEDS

We expect to receive approximately $        million in net proceeds from the sale of         Ordinary Shares offered by us in this offering (approximately $        million if the underwriters exercise their over-allotment option in full), based upon an assumed public offering price of $         per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus.

A $1.00 increase or decrease in the assumed public offering price of $         per Ordinary Share would increase or decrease the proceeds from this offering by approximately $         million, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase or decrease of 1,000,000 Ordinary Shares offered would increase or decrease our proceeds by approximately $        million, assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering for the following purposes:

●	approximately $ million for product integration;

●	approximately $ million for research and development, including human observational studies, system engineering and other regulatory approval process;

●	approximately $ million for business development and marketing activities and implementation of our go-to-market strategy; and

●	the remainder for working capital and general corporate purposes and next generation product development.

Product integration is the process, in which our engineering department configures the components into the final product in a manner that allows for maximum flexibility in relation to reliance on individual sources for procurement and assembly. Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, the development efforts and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed. We believe that the funds raised in this offering will be sufficient to finance the purposes described above, and we do not think that material amounts of other funds will be necessary.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Payment of dividends may be subject to Israeli withholding taxes. See “Taxation—Israeli Tax Considerations and Government Programs” for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2020:

●	on an actual basis.

●	on a pro forma basis to give effect the issuance of: (i) 68,986,945 Ordinary Shares issued as bonus shares in November 2020 for no consideration to our shareholders; (ii) 24,845,209 Ordinary Shares, issued pursuant to the Termination Agreement upon the conversion of a convertible note in amount of A$3,535,750 (approximately $2,374,004); and (iii) 2,950,000 Ordinary Shares issued to a promoter as part of the Termination Agreement.

●	on a pro forma as adjusted basis to give effect to the additional issuance of Ordinary Shares in this offering, at an assumed public offering price of $ per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, as if the sale of the Ordinary Shares had occurred on June 30, 2020.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

You should read this table in conjunction with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2020
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted (1)
	(Unaudited)
Cash and cash equivalents	176	176

Convertible loan	7,578	-

Shareholders’ equity (deficit):
Share capital	3	82
Share premium	-	8,029
Foreign exchange reserve	(51)	(51)
Share base compensation	1,299	1,299
Accumulated deficit	(8,956)	(9,485)
Total shareholders’ equity (deficit)	(7,705)	126
Total capitalization	(7,705)	126

The number of Ordinary Shares purchased from us by existing shareholders is based on 97,795,209 Ordinary Shares issued and outstanding as of March 5, 2021, and excludes the following as of such date:

●	6,211,309 Ordinary Shares issuable upon the exercise of warrants issued in connection with a convertible bridge loan agreement, with an exercise price equal to the price per Ordinary Share in this offering;

●	18,279,226 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices of NIS 0.01 per share, of which 12,678,064 were vested as of such date; and

●	74,865 Ordinary Shares reserved for future issuance under our equity incentive plan.

(1)	A $1.00 increase or decrease in the assumed public offering price of $ per Ordinary Share would increase or decrease the amount of each of cash and cash equivalents and total stockholders’ equity by approximately $ million, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A 1,000,000 Ordinary Share increase or decrease in the number of Ordinary Shares offered by us would increase or decrease each of cash and cash equivalents and total shareholders’ equity by approximately $ million after deducting estimated underwriting discounts and commissions and any estimated offering expenses payable by us

SELECTED FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of operations data for the years ended December 31, 2019 and 2018, and the balance sheet data as of December 31, 2019 and 2018, from our audited financial included elsewhere in this prospectus. We have derived the following statements of operations data for the six months ended June 30, 2020 and 2019, and the balance sheet data as of June 30, 2020, from our unaudited interim condensed financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Our financial statements included in this prospectus were prepared in accordance with IFRS, as issued by the IASB.

	Year Ended December 31,		Six Months Ended June 30,
U.S. dollars in thousands, except per share data	2019	2018 (1)	2020	2019
			(Unaudited)
Research and development expenses	887	22	1,456	94
general and administrative expenses	384	11	840	39

Total operating expenses	1,271	33	2,296	133
Operating loss	1,271	33	2,296	133
Finance expenses, net	3,304	-	2,052	1
Loss before taxes on income	4,575	33	4,348	134
Income tax expense (benefit)	-	-	-	-
Loss for the year	4,575	33	4,348	134
Other comprehensive income (loss)	(37)	1	(15)	-
Net comprehensive loss	4,612	32	4,363	134
Net comprehensive loss for the period attributable to:
Inspira technologies Oxy B.H.N. Ltd. Shareholders	4,612	32	4,363	134
Basic and diluted loss per share	(0.065)	(0.0005)	(0.062)	(0.002)

(1)	The Company was incorporated in February 2018. Accordingly, all year end data as of December 31, 2018, reflects the period beginning upon the incorporation of the Company and ending on December 31, 2018.

	As of June 30, 2020
U.S. dollars in thousands	Actual *	Pro Forma (1)	Pro Forma As Adjusted (2)
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	176	176
Total assets	492	492
Total Current liabilities	7,941	363
Accumulated deficit	8,956	9,485
Total shareholders’ equity (deficit)	(7,705)	126

(1)	The pro forma data gives effect to the issuance of the issuance of (i) 68,986,945 Ordinary Shares issued as bonus shares in November 2020 for no consideration to our shareholders; (ii) 24,845,209 Ordinary Shares, issued pursuant to the Termination Agreement upon the conversion of a convertible note in amount of A$3,535,750 (approximately $2,374,004); and (iii) 2,950,000 Ordinary Shares issued to a promoter as part of the Termination Agreement.

(2)	The pro forma as adjusted data give effect to the additional issuance of Ordinary Shares in this offering, at an assumed public offering price of $ per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, as if the sale of the Ordinary Shares had occurred on June 30, 2020.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted immediately to the extent of the difference between the public offering price per Ordinary Share you will pay in this offering and the pro forma net tangible book value per Ordinary Share after this offering. On June 30, 2020, we had a negative net tangible book value of $7,705,000, corresponding to a negative net tangible book value of $(7.6) per Ordinary Share. Net tangible book value per share or per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 1,013,055 the total number of Ordinary Shares issued and outstanding on June 30, 2020.

Our pro forma negative net tangible book value as of June 30, 2020 was $126,000, representing approximately $(0.00129) per Ordinary Share. Pro forma net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 97,795,209 shares, the total number of Ordinary Shares outstanding at June 30, 2020, after giving effect to the issuance of: (i) 68,986,945 Ordinary Shares issued as bonus shares in November 2020 for no consideration to our shareholders; (ii) 24,845,209 Ordinary Shares issued pursuant to the Termination Agreement upon the conversion of a convertible note in amount of A$3,535,750 (approximately $2,374,004); and (iii) 2,950,000 Ordinary Shares issued to a promoter as part of the Termination Agreement.

After giving effect to the sale of the Ordinary Shares offered by us in this offering, assuming no exercise of the underwriter’s option to purchase additional Ordinary Shares and after deducting the estimated underwriting discounts and commissions and management fees and estimated offering expenses payable by us, our pro forma net tangible book value estimated at June 30, 2020 would have been approximately $           million, representing $           per Ordinary Share. At the assumed public offering price for this offering of $            per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, this represents an immediate increase in historical net tangible book value of $            per Ordinary Share to existing shareholders and an immediate dilution in net tangible book value of $           per Ordinary Share to purchasers of Ordinary Shares in this offering. Dilution for this purpose represents the difference between the price per Ordinary Share paid by these purchasers and pro forma net tangible book value per Ordinary Share immediately after the completion of this offering.

The following table illustrates this dilution on a per Ordinary Share basis to purchasers of Ordinary Shares in this offering:

Assumed public offering price per Ordinary Share	$
Pro Forma net tangible book value per Ordinary Share as of June 30, 2020	$
Increase in pro forma net tangible book value per Ordinary Share attributable to new investors	$
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	$
Dilution per Ordinary Share to new investors	$
Percentage of dilution in net tangible book value per Ordinary Share for new investors		%

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

A $1.00 increase or decrease in the assumed initial public offering price of $  per Ordinary Share would increase or decrease our pro forma net tangible book value per Ordinary Share after this offering  by $ and the dilution per Ordinary Share to new investors by $             , assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Ordinary Shares we are offering.

An increase or decrease of 1,000,000 Ordinary Shares in the number of Ordinary Shares offered by us would increase or decrease our pro forma net tangible book value after this offering by approximately $  million and the increase or decrease pro forma net tangible book value per Ordinary Share after this offering by $  per Ordinary Share and would increase or decrease the dilution per Ordinary Share to new investors by $            , after deducting estimated underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, on a pro forma basis as of June 30, 2020, the differences between the number of Ordinary Shares acquired from us, the total amount paid and the average price per Ordinary Share paid by the existing holders of our Ordinary Shares and by investors in this offering and based upon an assumed public offering price of $ per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus.

	Shares			Total Consideration			Average Price Per Ordinary
	Number	Percent		Amount	Percent		Share
Existing shareholders			%	$		%	$
New investors			%	$		%	$
Total		100.0%		$	100%		$

The number of Ordinary Shares purchased from us by existing shareholders is based on 97,795,209 Ordinary Shares issued and outstanding, and excludes:

●	6,211,309 Ordinary Shares issuable upon the exercise of warrants issued in connection with a convertible bridge loan agreement, with an exercise price equal to the price per Ordinary Share in this offering;

●	18,279,226 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices of NIS 0.01 per share, of which 12,678,064 were vested as of such date; and

●	74,865 Ordinary Shares reserved for future issuance under our equity incentive plan.

If all of such issued and outstanding options and warrants had been exercised as of June 30, 2020, the number of Ordinary Shares held by existing shareholders would increase to 122,360,656, or          % of the total number of Ordinary Shares outstanding after this offering, and the average price per Ordinary Share paid by the existing shareholders would be $          .

If the underwriters exercise their option to purchase additional Ordinary Shares in full in this offering, the number of Ordinary Shares held by new investors will increase to          , or          % of the total number of Ordinary Shares issued and outstanding after this offering and the percentage of Ordinary Shares held by existing shareholders will decrease to          % of the total Ordinary Shares issued and outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to inaccurate assumptions and known or unknown risks and uncertainties, including those identified in “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” elsewhere in this prospectus.

Overview

We are a specialty medical device company engaged in the research, development, manufacture, and marketing of proprietary respiratory support technology that is intended to provide an alternative to invasive MV, which is the standard of care today for the treatment of respiratory failure. Although it may be lifesaving, MV is associated with increased costs of care, extended lengths of stay, frequent incidence of infections, ventilator dependence and mortality. Using our state-of-the-art respiratory support technology, our goal is to set a new standard of care and to provide patients with acute respiratory distress syndrome an opportunity to maintain spontaneous breathing and avoid the various risks associated with the use of MV. As part of our strategy to reach this goal, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with key opinion leaders and globally ranked hospitals, to provide endorsement and early clinical adoption of our respiratory support technology in order for us to achieve strong market penetration at market launch.

We were incorporated in February 2018. Accordingly, all year end data as of December 31, 2018, reflects the period beginning upon the incorporation of the Company and ending on December 31, 2018.

Operating Results

To date, we have not generated revenue from the sale of any product, and we do not expect to generate significant revenue within the next year at least.

Operating Expenses

Our current operating expenses consist of two components — research and development expenses, general and administrative expenses.

Research and Development Expenses, net

Our research and development expenses consist primarily of salaries and related personnel expenses, share-based compensation expenses, materials expenses consulting and subcontractor expenses and other related research and development expenses.

In October 2019, we received the approval of the IIA for its participation in certain development expenses carried out by the Company, within the framework of determined budgets and time periods. We received first funds from the IIA in February 2020.

The following table discloses the breakdown of research and development expenses:

	Year Ended December 31,		Six Months Ended June 30,
U.S. dollars in thousands	2019	2018	2020	2019
			(Unaudited)
Salary and related expenses	493	-	524	54
Materials and related expenses	132	19	143	9
Subcontractors	105	3	52	7
IIA participation	-	-	(218)	-
share-based compensation	-	-	769	-
Depreciation	74	-	78	-
Office maintenance	47	-	108	23
Travel abroad	36	-	-	1
Total	887	22	1,456	94

We expect that our research and development expenses will materially increase as we continue to develop our products and recruit additional research and development employees.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related expenses, share based compensation, professional service fees for accounting and booking, legal fees, facilities, travel expenses and other general and administrative expenses.

The following table discloses the breakdown of general and administrative expenses:

Unaudited	Year Ended December 31,		Six Months Ended June 30,
U.S. dollars in thousands	2019	2018	2020	2019
			(Unaudited)
Professional fees	90	-	19	5
Salary and related expenses	67	-	60	10
Rent and office maintenance	23	-	37	11
share-based compensation	-		532	-
Related IPO expenses	185	-	181	-
Travel abroad	15	-	10	13
Depreciation	2	-	1	-
Others	2	11	-	-
Total	384	11	840	39

Comparison of the Six Months Ended June 30, 2020 and 2019

Results of Operations

The following table summarizes our results of operations for the six months ended June 30, 2020 and 2019, together with the changes in those items in dollars:

	Six Months Ended June 30,
U.S. dollars in thousands	2020	2019
	(Unaudited)
Research and development expenses	1,456	94
General and administrative expenses	840	39
Operating loss	2,296	133
Financial expenses	2,052	1
Net loss	4,348	134
Loss attributable to holders of Ordinary Shares	4,348	134

Research and Development Expenses

Our research and development expenses for the six months period ended June 30, 2020, amounted to $1,456,000 representing an increase of $1,362,000, or 1,449%, compared to $94,000 for the six months ended June 30, 2019. The increase was primarily attributable to an increase of $769,000 in share-based compensation expenses, since share-based compensation was first granted in April 2020, an increase of $470,000 in salaries and related personnel expenses reflecting an increase in the number of research and development employees, and due to the fact that from our inception in February 2018 until May 2019, our founders worked without any compensation, and to an increase of $134,000 in materials and related expenses.

Our research and development expenses for the six months period ended June 30, 2020 includes IIA grants in amount of $218,000. According to International Accounting Standard, or IAS, 20, a liability is recognized at its fair value in accordance with the market interest rate prevailing at the time of receiving the grant. The difference between the consideration received and the liability recognized at inception was treated as a government grant and recognized as a reimbursement of research expenses or a reduction in capitalized development costs.

General and administrative expenses

Our general and administrative expenses totaled $840,000 for the six months period ended June 30, 2020, an increase of $801,000 or 2,054%, compared to $39,000 for the six months period ended June 30, 2019. The increase was primarily attributable to an increase of $532,000 in share-based compensation expenses, an increase of $50,000 in salaries expenses, reflecting an increase in the number of employees and an increase of $181,000 in fundraising expenses.

Operating loss

As a result of the foregoing, our operating loss for the six months ended June 30, 2020 was $2,296,000 compared to an operating loss of $133,000 for the six months period ended June 30, 2019, an increase of $2,163,000, or 1,626%.

Financial expenses

Financial expenses consist of revaluation of debt instruments presented at fair value and bank fees.

We recognized financial expenses for the six months ended June 30, 2020 of $2,052,000 representing an increase of $2,051,000 compared to financial expenses of $1,000 for six months ended June 30, 2019. The increase was primarily due to a change in the fair value of debt instruments in amount of $2,039,000.

Total comprehensive loss

As a result of the foregoing, our total comprehensive loss for the six months ended June 30, 2020 was $4,363,000, compared to $134,000 for the six months ended June 30, 2019, an increase of $4,229,000, or 3,156%.

Comparison of the Year Ended December 31, 2019 and 2018

Results of Operations

	Year Ended December 31,
U.S. dollars in thousands	2019	2018
Research and development expenses	887	22
General and administrative expenses	384	11
Operating loss	1,271	33
Financial expense	3,304	-
Net loss	4,575	33
Loss attributable to holders of Ordinary Shares	4,575	33

Research and Development Expenses

Our research and development expenses for the period ended December 31, 2019 amounted to $887,000 representing an increase of $865,000, or 3,932%, compared to $22,000 for the year ended December 31, 2018. The increase was primarily attributable to an increase of $493,000 in salaries and related personnel expenses reflecting an increase in the number of research and development employees, and an increase of $113,000 in materials and related expenses and increase of $102,000 in subcontractors’ payments.

General and administrative expenses

Our general and administrative expenses totaled $384,000 for the year ended December 31, 2019, an increase of $373,000 or 3,391%, compared to $11,000 for the period ended December 31, 2018. The increase was primarily attributable to an increase of $185,000 in fundraising activities, an increase of $67,000 reflecting an increase in the number of employees, and an increase of $90,000 in professional services for accounting, legal and bookkeeping expenses

Operating loss

As a result of the foregoing, our operating loss for the year ended December 31, 2019 was $1,271,000, compared to an operating loss of $33,000 for the period ended December 31, 2018, an increase of $1,238,000, or 3,751%.

Financial expenses

Financial expenses consist of revaluation of debt instruments presented at fair value and bank fees.

We recognized financial expense for the year ended December 31, 2019 of $3,304,000 representing an increase of $3,304,000 compared to nominal financial expenses for the period ended December 31, 2018. The increase was primarily due to a change in the fair value of debt instruments in amount of $3,295,000.

Total comprehensive loss

As a result of the foregoing, our total comprehensive loss for the year ended December 31, 2019 was $4,612,000, compared to $32,000 for the period ended December 31, 2018, an increase of $4,580,000, or 14,312%.

Impact of COVID-19

The global spread of COVID-19 led many countries, including Israel, to impose stringent limitations on movement, gatherings, transit of passengers and goods and to close the borders between countries. The responses of governments have notably impacted many economies as well as capital markets worldwide.

The company was able to maintain almost ordinary levels of operations during the period including the performance of its planned studies. The company was affected by service providers and extend times of delivery from suppliers abroad

It is currently unclear the extent to which COVID-19 may impact our business and financial results going forward, as the impact will depend on future developments with the pandemic which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions by governments around the world to contain COVID-19 or treat its impact, among others.

Critical Accounting Policies and Estimates

We describe our significant accounting policies more fully in Note 2 to our financial statements for the year ended December 31, 2019. We believe that the accounting policy below is critical in order to fully understand and evaluate our financial condition and results of operations.

We prepare our financial statements in accordance with IFRS, as issued by the IASB. At the time of the preparation of the financial statements, our management is required to use estimates, evaluations and assumptions which affect the application of the accounting policy and the amounts reported for assets, obligations, income and expenses. Any estimates and assumptions are continually reviewed. The changes to the accounting estimates are credited during the period in which the change to the estimate is made.

Use of estimates in the preparation of financial statements:

These financial statements have been prepared in accordance with IFRS. The financial statements have been prepared under the historical cost convention except for the convertible loan that is presented as fair value, the loan from the IIA that is presented as a present value and the share base compensation. We have elected to present the statement of comprehensive loss using the function of expense method.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Financial statement in U.S. dollars

The Company’s functional currency is NIS. However, the presentation currency is US dollars. Transactions and balances in foreign currencies are converted into US dollars in accordance with the principles set forth by IAS 21 “The Effects of Changes in Foreign Exchange Rates.” Accordingly, transactions and balances have been converted as follows:

●	Assets and liabilities items reported at closing rate of exchange at the statements of financial position date.

●	Other comprehensive income items reported at annual average rate of exchange at the statements of financial position date.

●	Share capital, capital reserve and other capital movement items at rate of exchange as of the date of recognition of those items.

●	Accumulated deficit based on the opening balance for the beginning of the reporting period in addition to the movements mentioned above.

●	Rate of exchange rate differentials created were recognized in other comprehensive income and accumulated in equity.

We incur expenses mainly in NIS and U.S. dollars, but our financial statements are denominated in U.S. dollars. Accordingly, we face exposure to adverse movements in currency exchange rates. Our foreign operations will be exposed to foreign exchange rate fluctuations as the financial results are translated from the functional currency into U.S. dollars. Specifically, the U.S. dollar cost of our operations in Israel is influenced by any movements in the currency exchange rate of the NIS. Such movements in the currency exchange rate may have a negative effect on our financial results. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased operating expenses and net losses. Similarly, if the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased operating expenses and net losses. As exchange rates vary, sales and other operating results, when translated, may differ materially from our or the capital market’s expectations.

Fair value of financial instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

A. In the principal market for the asset or liability, or

B. In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Company.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

When there are no quoted prices in active markets for identical assets or liabilities, we use valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable input

Classification by fair value hierarchy

Assets and liabilities measured in the statement of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value: Level 1	-	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	-	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.

Level 3	-	Inputs that are not based on observable market data (valuation techniques that use inputs that are not based on observable market data).

Convertible loan agreement

The convertible loan was designated to be measured at fair value through profit or loss.

The fair value of convertible loan was estimated by using the discounted cash flows approach (DCF). According to the approach, the value of a firm’s operations is equivalent to the sum of present values, of all future tax-adjusted cash flows.

The model was designed to take into account the unique terms and conditions of the convertible loan, as well as given the value of our company, its capital structure and the terms and conditions of all claims on our assets.

The expected cash flows were estimated based on our company’s management’s projections of sales.

Share-based compensation

The Company measures the share-based expense and the cost of equity-settled transactions with employees and service providers by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined using an accepted options pricing model. The model is based on share price, grant date and on assumptions regarding expected volatility, expected life of the options, expected dividend, and a no risk interest rate.

We selected the Black-Scholes model as our option pricing model to estimate the fair value of the company’s options awards. The option-pricing model requires a number of assumptions:

Expected dividend yield — The expected dividend yield assumption is based on the Company’s historical experience and expectation of no future dividend payouts. We have not historically paid cash dividends and have no foreseeable plans to pay cash dividends in the future.

Volatility — The expected volatility is based on similar companies’ stock volatility.

Risk free interest rate — The risk-free interest rate is based on the yield of governmental bonds with equivalent terms.

Contractual term — An option’s contractual term is the amount of time the holder has to exercise the option, per the contract.

The granted options are settled in equity instruments method and not in cash, the fair value of the options at the date of grant is charged to the statement of comprehensive loss over the vesting period. Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether the market vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied.

When the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to the statement of comprehensive income over the remaining vesting period.

Research and development costs

Expenditure on research activities is recognized in profit or loss as incurred. Development expenditure is recognized as an intangible asset when the Company can demonstrate that:

●	The product is technically and commercially feasible;

●	The Company intends to complete the product so that it will be available for use or sale;

●	The Company has the ability to use or sell the product;

●	The Company has the technical, financial and other resources to complete the development and to use or sell the product;

●	The Company can demonstrate that the product will generate future economic benefits; and

●	The Company is able to reliably measure the expenditure attributable to the product during the development.

During the reported years the expenses were not capitalized, as they do not meet the criteria set forth in IAS 38.

Employee benefits

The Company has two types of employee benefit plans for Israeli employees:

●	Short-term employee benefits: Short-term employee benefits include salaries, paid annual leave, paid sick leave, recreational and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Company has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

●	Post-employment benefits: The plans are normally financed by contributions to insurance companies and are classified as defined contribution plans. The Company has contributed to all of its employees contribution plans pursuant to Section 14 of the Severance Pay Law since 2018, whereby the Company pays fixed contributions and will have no legal or constructive obligation to pay further contributions if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in the current and prior periods.

Government grants

Government grants received for the use of research and development activities, for which the Company undertook to pay royalties to the state, contingent on future sales arising from this financing, were treated as forgivable loans. The grant was recognized as a liability in the financial statements, except when there is reasonable assurance that the company will comply with the conditions for the forgiveness of the loan, then it would be recognized as a government grant. When the loan bears a below-market rate of interest, the liability is recognized at its fair value in accordance with the market interest rate prevailing at the time of receiving the grant. The difference between the consideration received and the liability recognized at inception was treated as a government grant and recognized as a reimbursement of research expenses or a reduction in capitalized development costs. The repayment of the liability to the state is reviewed every reporting period, with changes in the liability resulting from a change in the expected royalties recognized in profit or loss.

New and amended standards and interpretations adopted in the period (cont.)

IFRS 16 Leases

Effective January 1, 2019, IFRS 16 has replaced IAS 17 Leases and IFRIC 4 Determining Whether an Arrangement Contains a Lease. IFRS 16 provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, excluding leases where the lease term is 12 months or less, or where the underlying asset is of low value. IFRS 16 substantially carries forward the lessor accounting in IAS 17, with the distinction between operating leases and finance leases being retained.

IFRS 16 provides for certain optional practical expedients, including those related to the initial application of the standard. The Company applied the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:

On initial application of IFRS 16, the Company recognized right-of-use assets and lease liabilities in relation to leases of motor vehicles. The lease liabilities were measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate.

The Company’s incremental borrowing rate is the rate at which a similar borrowing could be obtained from an independent creditor under comparable terms and conditions. The weighted-average rate applied was 8%. Right of use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

As of January 1, 2019, the Company did not have any lease liabilities.

Included in profit or loss for the period ended on December 31, 2019 is USD 74 of depreciation of right-of-use assets and USD 9 of financial expenses on lease liabilities.

Significant Accounting Policies subsequent to Transition

Lease liabilities are measured at the present value of the contractual payments due to the lessor over the lease term, with the discount rate determined by reference to the rate implicit in the lease unless (as is typically the case) this is not readily determinable, in which case the Company’s incremental borrowing rate on commencement of the lease is used. Variable lease payments are only included in the measurement of the lease liability if they depend on an index or rate. In such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term. Other variable lease payments are expensed in the period to which they relate.

On initial recognition, the carrying value of the lease liability also includes:

●	Amounts expected to be payable under any residual value guarantee;

●	The exercise price of any purchase option granted in favor of the Company if it is reasonably certain to exercise that option; and

●	Any penalties payable for terminating the lease, if the term of the lease has been estimated on the basis of termination option being exercised.

Right of use assets are initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:

●	Lease payments made at or before commencement of the lease.

●	Initial direct costs incurred, and

●	The amount of any provision recognized where the Company is contractually required to dismantle, remove or restore the underlying asset.

Subsequent to initial measurement, lease liabilities increase as a result of interest charged at a constant rate on the balance outstanding and are reduced for lease payments made. Right of use assets are amortized on a straight-line basis over the remaining term of the lease or over the remaining useful life of the right of use asset, if rarely, this is judged to be shorter than the lease term. In the scenario that the measurement of lease liabilities takes into consideration the purchase option the Company will amortize the right of use assets over its useful life.

Lease liabilities are remeasured when there is a change in future lease payments arising from a change in an index or rate or when there is a change in the Company’s assessment of the term of any lease. The remeasurement is recognized in front of the right of use assets.

Use of estimates and judgements

There have been no material revisions to the nature and number of estimates of amounts reported in prior periods except where the implementation of IFRS 16 discussed above requires a different approach to the accounting previously applied. Significant estimates and judgements that have been required for the implementation of the new standard are:

●	The determination of whether an arrangement contains a lease;

●	The determination of lease term for some lease contracts in which the Company is a lessee that include renewal options and termination options, and the determination whether the Company is reasonably certain to exercise such option, and

●	The determination of the incremental borrowing rate used to measure lease liabilities.

Liquidity and Capital Resources

Overview

Since our inception through June 30, 2020, we have funded our operations principally from the convertible securities and loans and from government grants.

As of June 30, 2020, we had $176,000 in cash and cash equivalents.

The table below presents our cash flows for the periods indicated:

	Year Ended December 31,			For the Six Months Ended June 30,
U.S. dollars in thousands	2019	2018	2020	2019
			(Unaudited)
Net cash provided (used in) operating activities	(1,111)	4	(836)	(45)

Net cash used in investing activities	(71)	-	(51)	(32)

Net cash provided by financing activities	1,267	3	966	134

Net increase in cash and cash equivalents	85	7	79	57

Operating Activities

Net cash used in operating activities of $1,111,000 during the year ended December 31, 2019 and net cash used in operating activities of $836,000 during the period ended June 30, 2020 was primarily used for payment of salaries and related personnel expenses, materials expenses, subcontractors, travel and office maintenance.

Investing Activities

Net cash used in investing activities of $71,000 during 2019, and net cash used in investing activities of $51,000 during the period ended June 30, 2020, primarily reflected property purchases and deposit.

Financing Activities

Net cash provided by financing activities of $1,267,000 during the year ended December 31, 2019, consisted mainly of $1355,000 of net proceeds from the convertible note.

Net cash provided by financing activities of $966,000 during the six months ended June 30, 2020, consisted mainly of $857,000 of net proceeds from the convertible note and from loan from the IAA of $197,000.

In December 2020 through March 2021, we entered into certain equity investment agreements, which we refer to as Simple Agreements for Future Equity, or SAFEs, for aggregate proceeds of $5,414,593. Out of the amounts we received under the SAFEs, $2,803,844 will be converted into our Ordinary Shares, at a conversion rate equal to the lower of (i) our company valuation cap of $35,000,000, or (ii) a discount of 30% from the per share price of our Ordinary Share in the event of an initial public offering, merger, acquisition or other liquidity event. However, if an initial public offering, merger, acquisition, other liquidity event or dissolution event does not take place within 24 months from December 2020, then the subscription amount under such SAFEs will convert into our Ordinary Shares as follows: (i) investors representing an aggregate of $1,426,155 of the SAFEs will convert at a conversion price reflecting a company valuation of $17,500,000, and (ii) investors representing an aggregate of $1,377,689 of the SAFEs will convert at a conversion price reflecting a company valuation of $35,000,000. In addition, if the subscription amounts under the SAFEs is converted to Ordinary Shares in connection with an initial public offering, then we will issue the SAFE investors warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering, as follows: (i) investors representing an aggregate of $1,426,155 of the SAFEs shall receive 75% warrant coverage with a four year warrant, and (ii) investors representing an aggregate of $1,377,689 of the SAFEs shall receive 50% warrant coverage with a three year warrant.

The remaining $2,610,749 we received under the SAFEs will be converted into our Ordinary Shares, at a conversion rate equal to the lower of (i) our company valuation cap of $70,000,000, or (ii) a discount of 30% from the per share price of our Ordinary Share in the event of an initial public offering, merger, acquisition or other liquidity event. However, if an initial public offering, merger, acquisition, other liquidity event or dissolution event does not take place within 24 months from December 2020, then the subscription amount under such SAFEs will convert into our Ordinary Shares at a conversion price reflecting a company valuation of $70,000,000. In addition, if the subscription amounts under the SAFEs is converted to Ordinary Shares in connection with an initial public offering, then we will issue the SAFE investors warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage with a three year warrant.

In January through March 2021, we entered into a convertible loan agreements for the aggregate amount of $3,484,113. These convertible loan agreements have a maturity date of May 31, 2021 and 5.0% per annum accrued quarterly. Upon completion of our initial public offering on the Nasdaq Capital Market, the loan amount under the convertible loan agreements will convert to Ordinary Shares at a conversion rate equal to a discount of 20% from the per share price of our Ordinary Share in our initial public offering. Additionally, the investors will receive warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage with a three year warrant.

Current Outlook

We have financed our operations to date primarily through convertible loans and from grants from the IIA. We have incurred losses and generated negative cash flows from operations since inception in 2018.Since inception, we have not generated any revenue from the sale of products and we do not expect to generate significant revenues from the sale of our products in the near future.

As of December 31, 2019, our cash and cash equivalents were $96,000. We expect that our existing cash and cash equivalents as of the date of this prospectus will be sufficient to fund our current operations until December 2021, without using the net proceeds from this offering and/or the net proceeds from exercise of existing warrants. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including:

●	the progress and costs of our research and development activities;

●	the costs of manufacturing our products;

●	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

●	the potential costs of contracting with third parties to provide marketing and distribution services for us or for building such capacities internally; and

●	the magnitude of our general and administrative expenses.

Until we can generate significant recurring revenues and profit, we expect to satisfy our future cash needs through equity financings. We cannot be certain that additional funding will be available to us when needed, on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

In addition, we entered into the SAFEs in December 2020 through March 2021. Pursuant to the SAFEs, we received an aggregate of approximately $5,414,593. In January through March 2021, we entered into a convertible loan agreements, pursuant to which we received an aggregate of approximately $3,484,113.

Off-Balance Sheet Arrangements

Except for standard operating leases, we have not engaged in any off-balance sheet arrangements.

Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2019:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Cars	$65	$-	$65	-	-
Rent	$110	$110	-	-	-

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our current investment policy is to invest available cash in bank deposits with banks that have a credit rating of at least A-minus. Accordingly, some of our cash and cash equivalents is held in deposits that bear interest. Given the current low rates of interest we receive, we will not be adversely affected if such rates are reduced. Our market risk exposure is primarily a result of U.S. dollar/NIS exchange rates, which is discussed in detail in the following paragraph.

Impact of Inflation and Currency Fluctuations

Our functional is NIS and our reporting currency is the U.S. dollar. We incur some of our expenses in other currencies. As a result, we are exposed to the risk that the rate of inflation in countries in which we are active other than the United States will exceed the rate of devaluation of such countries’ currencies in relation to the dollar or that the timing of any such devaluation will lag behind inflation in such countries. To date, we have been affected by changes in the rate of inflation or the exchange rates of other countries’ currencies compared to the dollar, and we cannot assure you that we will not be adversely affected in the future.

The annual rate of inflation in Israel was 0.6% in 2019 and 0.8% in 2018. The NIS revaluated against the U.S. dollar by approximately 7.8% in 2019 and 8.1% in 2018.

BUSINESS

Overview

We are a specialty medical device company engaged in the research, development, manufacture, and marketing of proprietary respiratory support technology that is intended to provide an alternative to invasive mechanical ventilation, or MV, which is the standard of care today for the treatment of respiratory failure. Although it may be lifesaving, MV is associated with increased costs of care, extended lengths of stay in the hospital, frequent incidence of infections, ventilator dependence and mortality. Using our state-of-the-art respiratory support technology, our goal is to set a new standard of care and to provide patients with acute respiratory distress syndrome an opportunity to maintain spontaneous breathing and avoid the various risks associated with the use of MV. As part of our strategy to reach this goal, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with key opinion leaders and globally ranked hospitals, to provide endorsement and early clinical adoption of our respiratory support technology in order for us to achieve strong market penetration at market launch.

Conditions leading to respiratory insufficiency (a condition in which the lungs cannot perform sufficient gas exchange to support the body’s metabolism) and respiratory failure (a condition where fluid accumulates in the air sacs in the lungs, reducing their ability to perform gas exchange) are among the leading causes of death globally.

In a report published in 2017, the World Health Organization, or WHO, estimates that over 400 million people globally affected by respiratory insufficiency. Each year, an estimated 20 million people worldwide receive invasive MV, which is primarily attributed to acute respiratory failure (69%) and chronic lung disease (10%). In a 2017 report in the Forum of International Respiratory Societies, the global respiratory care devices market size was estimated to reach approximately $29.86 billion by 2025. The major factors influencing this growth include the high prevalence of respiratory diseases, the rapid growth of the aging population, the high prevalence of smoking, rising urbanization and pollution levels and western lifestyle changes.

The COVID-19 pandemic has further exposed the weaknesses and disadvantages of invasive MV that has both high association with considerable medical risks and iatrogenic complications which further burdens the healthcare system with long hospital stays and high costs of treatment. COVID-19, has seen the failure of some of the most advanced healthcare systems worldwide in their ability to respond flexibly, quickly and at scale to rapid growth in demand for respiratory support. COVID-19 led to a rise in the number of intensive care unit, or ICU, admissions worldwide of patients suffering from respiratory failure and requiring respiratory support solutions, such as MV. According to an article in the Clinical Infectious Diseases medical journal published in August 2020 by Oxford University Press, titled “Patient Characteristics and Outcomes of 11 721 Patients with Coronavirus Disease 2019 (COVID-19) Hospitalized Across the Unites States”, during 2020, as a result of the COVID-19 pandemic, the mortality rate for patients on MV in the United States is estimated to have increased to 70%.

Our lead product, the ART system, is a novel respiratory support system, comprised of a minimally invasive, portable dual lumen cannula which is inserted into the jugular vein and utilizes extra-corporeal direct blood oxygenation to elevate and stabilize declining oxygen saturation levels. The ART system is designed to provide a less traumatic alternative to MV, which requires patients to undergo intrusive intubation and medically induced coma, and often adds complications to already diseased lungs. Since our technology does not require an induced coma as MV does, we believe that our ART system will enable patients to be treated while awake, mobile and breathing spontaneously. Accordingly, our ART system has the potential to reduce the patients’ length of stay in ICU, rehabilitation period in the hospital, and re-admissions as compared to MV.

We have finalized feasibility studies for our ART system and are currently working to complete the bill of materials towards product freeze (a stage where development is formally completed, including definition of design, specifications, operational parameters and components) and agreements with original equipment manufacturers, which will be followed by verification and safety trials. We expect to commercially launch our ART system in the United States, subject to the receipt of the U.S. Food and Drug Administration, or FDA, 510(k) clearance, and in Europe following the receipt of CE Mark. We are currently targeting to obtain FDA 510(k) clearance in the second half of 2022, and the CE Mark soon thereafter.

Our Strategy

Our strategic objective is to further enhance and develop our technology towards commercialization and to participate in the large and growing worldwide respiratory care marketplace. In parallel to pursuing regulatory approval for our ART system, we are implementing a go-to-market strategy aimed at establishing and growing multiple recurring revenue streams across medical institutions and professional healthcare verticals, and in a variety of geographical territories.

Our go-to-market strategy includes, but is not limited to:

●	Pursuing world-wide regulatory approvals: We plan to pursue regulatory approvals in the United States, Europe, Israel, Australia, China and Japan.

●	Collaborating with key opinion leaders and leading hospitals to attain first adoption and endorsement: we are working to establish collaborations with key opinion leaders, such as respiratory specialists, and top ranked hospitals to expose our ART system and attain both clinical endorsement and adoption of use in acute respiratory care.

●	Establishing sales and distribution channel collaborations with leading medical device companies: we have entered into discussions to establish collaborations with leading medical device companies, manufacturers and distributors which will enable us to rapidly deploy the ART system as well as reach and service clientele internationally, subject to regulatory approval.

●	Investing in marketing and public relations to increase awareness of our solution: in order to drive market demand for the ART system, we are building our pre-commercialization infrastructure to support sales following regulatory approvals. We are focusing our efforts withing the medical community to introduce our product and technology to leading hospitals, military branches and government bodies. We also believe that our ART system has potential for use outside of the ICU, so we also intend to focus on conventional hospital wards as well as ambulatory settings. Due to the ease of use and affordability of the ART system, we will also target smaller hospitals that do not have ICUs, and clinics, in order to make acute respiratory care accessible to patients living in urban and rural areas.

●	Garnering appropriate reimbursement and insurance coverage: It is paramount for us to receive reimbursement and insurance coverage to enable hospitals and medical centers to provide treatment utilizing the ART system. With intensive care becoming increasingly expensive, the ART system may provide treatment at significantly reduced cost and without compromising quality of care to patients. We are working on a health economics model as part of the reimbursement strategy. Our goal is to publish medical literature as well as to perform safety studies, which will be followed by human observational studies to provide the Centers for Medicare & Medicaid Services, or CMS, actual data, presented by us together with key opinion leaders and top-ranking hospitals. The studies are being designed to demonstrate our ART system’s efficacy and reduced cost of treatment. We intend to pursue reimbursement under specified Medicare Severity-Diagnosis Related Group, or MS-DRG, and have already begun discussions with some of the required parties.

Industry Overview

Overview of Respiratory Failure

Respiratory failure is a condition in which the blood either does not have enough oxygen, has too much carbon dioxide, or both. During inhalation, the lungs take in oxygen. The oxygen passes into blood, which carries it to the body’s organs that need oxygen to function. Carbon dioxide is removed from the blood during exhaling. An excess of carbon dioxide in blood can harm the body’s organs. Inadequate gas exchange during breathing can lead to respiratory insufficiency, which may lead to hypoxemia and hypercarbia, which are potentially life-threatening conditions. 4, 5 Diseases that affect breathing, such as chronic obstructive pulmonary disease, or COPD, and various conditions that affect nerves and muscles controlling breathing, can cause respiratory failure. Respiratory failure is the acute condition of respiratory insufficiency and is classified as either Type I (involves low oxygen blood levels, and normal or low carbon dioxide levels) or Type II (involves low oxygen blood levels, with high carbon dioxide levels). According to an article from 2020 by the Office of Disease Prevention and Health Promotion, titled “Respiratory Diseases,” currently approximately 15 million American adults have been diagnosed with COPD and it is believed that millions more suffer from COPD but have not been diagnosed and are not being treated. COPD is the fourth leading cause of death in the United States.

Currently Available Respiratory Support Solutions and Their Limitations

The Key Problem the ART solves

The Dangers and Limited Benefits of Mechanical Ventilation (MV)

	Mechanical Ventilation	ART
Procedure	A high risk and invasive procedure on very sick lungs that involves intubating patients whilst in an induced coma	A low-risk minimally invasive procedure that bypasses the sick lungs & directly oxygenates blood
Induced Coma	Involves intubating patients whilst in an induced coma	Patients are treated whilst awake & mobile. No induced coma
Mortality Rate	Associated with a high rate of mortality (50% pre-COVID-19, rising to 80% in COVID-19 patients)	Bypassing lungs will improve patient outcomes & is expected to reduce iatrogenic complications
Hospital Days	Requires long hospital stays 40% have iatrogenic complications that extend treatment period	Hospital days are expected to be reduced by 50% with no MV associated complications or weaning required
Weaning	Patients have to be weaned off MV, taking up 50% of treatment time. It is a traumatic experience, often unsuccessful, extending ICU stay	No need for weaning, this reduces ICU days by 50% on its own
Re-admissions	A 40% re-admission rate with patients eventually dying due to the consequences of prolonged MV	Shorter treatment times will reduce complications and improve patient outcomes, reducing re-admissions
Location	Can only be administered in an ICU setting	Applicable in ICU & Non-ICU settings (Including Ambulatory)
Staff	Requires highly specialized medical staff only available in ICU	No requirement for highly specialized medical staff
Costs	Average cost of treatment period (6-7 days) in ICU per patient $50k	Expected cost of treatment period outside of ICU $14k
Procedure	A high risk and invasive procedure on very sick lungs that involves intubating patients whilst in an induced coma	A low-risk minimally invasive procedure that bypasses the sick lungs & directly oxygenates blood
Induced Coma	Involves intubating patients whilst in an induced coma	Patients are treated whilst awake & mobile, No induced Coma
Mortality Rate	Associated with a high rate of mortality (50% pre-COVID-19, rising to 80% in COVID-19 patients)	Bypassing lungs will improve patient outcomes & is expected to reduce iatrogenic complications

Table 1: Comparison of MV to our ART system.

Table 2: Competitive advantages of our ART system.

Table 2 above demonstrates competitive advantages of our ART system in comparison to MV and ECMO. Although our ART system remains in development, has not been tested in humans, and is not cleared or approved by the FDA or similar foreign regulatory bodies, we believe that our ART system has competitive advantages over FDA-approved treatments because our ART system presents a change to existing solutions, which have significant health risks, which are discussed in detail below. While we acknowledge that any potential benefits of our ART system as compared to MV have yet to be observed in human trials, our ART system is designed to provide a less invasive and traumatic alternative to MV, which requires patients to undergo intrusive intubation and medically induced coma, and often adds complications to already diseased lungs. Unlike MV, our ART system does not require intrusive intubation and inducing a patient into a medical coma, which means that the patient can be treated while staying awake, mobile and breathing spontaneously.

Currently available solutions used to provide respiratory support include oxygen masks and bilevel positive airway pressure (BiPap) masks for mild to moderate cases of respiratory insufficiency, and MV in more severe cases of respiratory failure, when other, less invasive methods cannot provide a satisfactory solution. MV performs the work of breathing by providing air to the patient based on controlled pressure, flow and volume. According to an article from 2016 by RT Magazine, titled “Managing the Patient on Mechanical Ventilation,” MV is one of the most common interventions used in the ICUs, with more than half of the patients being placed on invasive mechanical ventilators within the first 24 hours of their admission to the ICU.

Decisions about the initiation and timing of invasive ventilation can be difficult and early discussion with critical care doctors is essential. Appropriateness of ventilatory support may also be an issue requiring advanced discussion with patients and families. Once a decision to intubate has been made, the transition from an awake and self-ventilating patient to controlled invasive ventilation can be very difficult in the critically ill. Most patients will have evidence of developing or established organ dysfunction, particularly cardiovascular dysfunction (ischaemic heart disease, sepsis), and commonly such patients are hypovolaemic. Both anesthetic induction agents and positive pressure ventilation, which decreases venous return, produce cardiovascular depression and peri-intubation hypotension is common. In addition, cessation of spontaneous ventilation can lead to very rapid desaturation in such patients, due to their marginal respiratory reserve and circulatory problems.

There are several types of approaches for invasive MV: laryngeal mask airway, or LMA, standard endotracheal tube, or ET, tracheostomy and extracorporeal membrane oxygenation, or ECMO. During the process for ECMO, large cannulas are used that require fluoroscopy, an imaging technique, for initial positioning of the cannula, as this is a dangerous process that needs to be done very accurately. Also, MV may lead to life threatening complications, including ventilator-induced lung injury, or VILI, ventilator associated pneumonia, or VAP, pneumothorax and tracheomalacia. Patients are also predisposed to develop extrapulmonary complications, such as pressure sores and muscular atrophy. When a patient is put on MV, the patient is given tranquilizers and sedatives to lower the discomfort associated with non-physiological positive-pressure ventilation. Tranquilizers and sedatives prevent the patient from coughing, eliminating secretion or the ability to communicate with his family. Once the individual no longer requires MV support, they are gradually weaned from the ventilator. They must have adequate oxygenation, carbon dioxide elimination, respiratory muscle strength and reserve the ability to protect their airway. Unfortunately, since respiratory muscles atrophy during the ventilation process, returning to normal is quite difficult.

VILI can result in pulmonary edema, barotrauma and worsening hypoxemia that itself can prolong MV and lead to multi-system organ dysfunction, thus, increasing chances of mortality. Alveolar overdistension, atelectrauma and biotrauma are the principal mechanisms of VILI. Alveolar injury results in high alveolar permeability, interstitial and alveolar edema, alveolar hemorrhage, hyaline membranes, loss of functional surfactant and alveolar collapse. Thus, adopting a ventilator strategy that reduces VILI is an important goal in ventilatory management. VAP, a type of hospital acquired pneumonia which is also a common and serious problem in the ICUs, develops more than 48 hours after endotracheal intubation. VAP is associated with an increased risk of death. All-cause mortality associated with VAP has ranged from 20 to 50% in different studies.

An enhanced awareness of the complex and heterogeneous pulmonary pathophysiology of the various lung syndromes has illuminated the shortcomings of conventional MV. In the United States alone, approximately 40% of the 5.7 million patients admitted annually to ICUs are placed on MV; with up to 70% of these patients end up dying either from the underlying disorder or from complications stemming from MV.27 With a growing elderly population and more people being exposed to smoking and pollution, the population requiring MV support is growing rapidly. Given this situation, attention has been focused on novel supportive measures for managing acute pulmonary failure, which would not have the shortcomings of already available techniques described below.

ECMO is a technique used for gas exchange in patients who are refractory to ventilator support, when lung function can be only maintained at the expense of further structural lung damage or severe hemodynamic compromise. The guidelines for considering ECMO include hypoxic respiratory failure due to any cause (primary or secondary), when the mortality risk is above 50%. The utilization of ECMO is limited by technical complexity, as demonstrated below in Figure 1, resource implications and associated complications which include hemolysis, blood-borne infections, air-embolism, blood loss, and others. Moreover, an ongoing effort is aimed towards determining which patients will obtain the largest outcome benefit from ECMO, as some studies demonstrated MV-equivocal results.

Respiratory failure and the use of currently available solutions to provide patients with respiratory support are also associated with increased costs of care and extended lengths of stay. In the United States, COPD alone results in 1.5 million emergency department visits, and 726,000 hospitalizations each year.29 The Centers for Disease Control and Prevention reports annual financial cost of COPD to be $29.5 billion direct healthcare medical expenditures and roughly $20 billion in indirect morbidity/mortality costs in the United States. 30

Figure 1: a patient connected to an ECMO device. Source: clevelandclinic.org.

According to an article published in June, 2020 by MarketWatch, total hospital stay costs for a patient admitted to ICU may reach hundreds of thousands U.S. dollars, especially if infection is suspected. The daily direct cost of treatment for MV is $1,500 in ICU. For each mechanically ventilated patient, an additional time is required for weaning off the device, thus, incurring even more hospital resources and costs. Additionally, mechanically ventilated patients are commonly subject to complications due to exposure to infections, such as VAP, with 8% to 28% of ICU patients requiring an additional several days of treatment until healed by antibiotics, and mortality rates may reach 33% to 50%. Current MV treatments require medical specialists and a team of nurses. The longer a person remains in the ICU, the higher the probability that person will require prolonged ventilation, which in turn exposes the patients to further ventilation-associated complications.

Our ART System Respiratory Life Support Solution

Our lead product, the ART system, is a form of respiratory support that utilizes extra-corporeal direct blood oxygenation to elevate and stabilize declining oxygen saturation levels while the patient remains awake, mobile, and breathing spontaneously with their compromised lungs. Unlike other MV alternatives, our ART system is a minimally invasive solution which utilizes a single dual lumen cannula inserted into the jugular vein to withdraw blood that is passed through an external unit designed to filter deoxygenated blood and return it highly oxygenated to the patient’s circulatory system. The ART system is designed to assure the patient’s body and vital organs receive the necessary amount of oxygen. We designed our ART system as a low cost, high volume solution for critical care patients requiring advanced respiratory support. It is intended to provide an alternative to MV, so that patients with respiratory failure will be able to recover from their lung condition without being subjected to the risk of developing the various common complications brought on by intubation and MV. Our goal is to support healthcare systems by providing a practical and portable solution facilitating the treatment of respiratory failure, without the need for MV, and with the ability to deploy ART system in and outside of ICUs.

The ART system is designed to oxygenate blood directly, and works in tandem with the underperforming lung, supporting the patients while they are being treated for their underlying medical condition. We believe this unique approach minimizes or prevents mechanical ventilator associated complications and allows the lungs to rehabilitate as the patient is kept awake and free of sedatives. Further, the technology is highly applicable in a variety of settings, which makes it highly accessible, extending acute respiratory care that is currently limited to the ICU, to an ambulatory treatment that can be administered in all hospital wards as well as in ambulances.

Figure 2: our ART system.

Figure 2 above is a depiction of how we expect our ART system to look like once we construct it. Our ART system is a unit package that will contain all the inner systems. The ART system includes a dual lumen cannula inserted into the patient’s right jugular vein. The system’s centrifugal pump is activated to pump blood through the dual lumen cannula’s outlet drainage tube. The blood is circulated through the system’s oxygenator, providing the blood with an enriched oxygen content and decreased carbon dioxide levels. In a closed system, the oxygenated blood is circulated back through the cannula’s inlet reinfusion tube. The system’s dual lumen cannula has numerous proprietary characteristics that makes it superior in comparison to existing commercial cannulas, including (i) a smaller diameter (the part that enters the jugular vein), up to 18Fr (approximately 6 millimeters), (ii) safer structure, reducing risk of air embolism, (iii) short length eliminating the need for positioning through radiography, (iv) low cost of manufacturing, and (v) simplicity of cannulation and application. The cannula consists of one lumen that drains blood (outer lumen) and one that reinfuses the blood into the cardiovascular system (inner lumen). The cannula is inserted in the inner jugular vein and positioned in the junction between the subclavian and the superior vena cava.

While our ART system has unique advantages in comparison to currently available solutions used to provide respiratory support, there is a potential for a number of risks that might be associated with the use of our ART system. Such risks may include low blood flow could be associated with generation of thrombi, mechanical damage to the superior vena cava, generation of a systemic inflammatory response due to bio-compatibility issues, allergic reactions to catheter or its components, decreased venous returns, local venous bleeding following the extraction of our ART system or erroneous puncture of an artery during the insertion of our product. Additionally, any foreign material in a body increases the risk of infections and the patient’s membrane might be clogged for a short period of time. Finally, individual patient’s requirements for gas exchange might significantly differ from the average, which means that the use of our ART system might not meet minimum requirements for blood saturation.

Figure 3: our proprietary ART dual lumen cannula.

As a respiratory support technology, our lead product has the following unique advantages:

●	Simplicity of administration and minimal invasiveness: one of the main advantages of our ART system is that there is no need for an induced coma because there is no intubation involved, and the treated patient stays awake. Subject to regulatory clearances, our product will enable small medical teams to perform a simple bedside procedure, inserting our dual lumen cannula into the jugular vein. Simplicity of administration and minimal invasiveness allow for treatment to be applied at an early stage, thus preventing the need for invasive MV and reducing the need for medically induced coma and blood thinners, which, in turn, reduces medical complications and side effects from MV, such as blood clotting, hospital days and costs.

●	Dual lumen cannula: our ART cannula has numerous proprietary characteristics that makes it superior in comparison to existing commercial cannulas, such as small diameter (up to 18FR) that allows the lumen to be injected directly into a patient’s jugular vein while the patient is awake and breathing spontaneously, safer structure that reduces risk of air embolism, short length that eliminates the need for positioning that requires fluoroscopy or other imaging and simplicity of cannulation and application.

●	Compact and portable allowing for deployment in various settings: our ART system is relatively small in size, which allows it to be used both in ICU and non-ICU settings, including hospital wards and ambulatory settings, without significant financial burden.

We have finalized the preclinical phase for our ART system, and our development team is now completing work towards product freeze (a stage where development is formally completed, including design, specifications, operational parameters and components). This will allow the first production of the final product so that it can undergo safety tests prior to regulatory submissions to the FDA and foreign regulatory agencies, including the European Union. We are planning to launch our product, subject to the receipt of regulatory clearances and reimbursement coding, during the second half of 2022.

Market Opportunity

The WHO estimates that in 2017, over 400 million people globally were affected by respiratory insufficiency. Approximately 20 million patients annually are admitted to ICUs, requiring acute respiratory care. The respiratory care devices market size is expected to reach $29.86 billion by 2025, from$16.09 billion in 2019. The major factors influencing this growth include the high prevalence of respiratory diseases, the rapid growth of the aging population, the high prevalence of smoking, rising urbanization and pollution levels, the increasing incidence of pre-term births and lifestyle changes. This estimate does not include the expected spike due to the COVID-19 pandemic.

Growth of the global respiratory care device market, which consists of therapeutic devices such as MV and ECMO, monitoring devices, diagnostic devices, and consumables and accessories, is driven by the (i) rise in the geriatric population, which is prone to respiratory disorders; (ii) high prevalence of chronic respiratory diseases; and (iii) increase in government expenditures on the healthcare industry due to an improving of standard of care and extending the availability of treatment to more regions and area. The aforementioned factors magnify the need for available and accessible respiratory treatment to support a growing medical need with more people being diagnosed annually with respiratory disorders as well as suffering from respiratory insufficiencies. However, a number of limitations are associated with the use of MV, including its high cost of mechanical ventilators and risks associated with the use of MV such as the rise in prevalence of ventilator-associated pneumonia, or VAP, which hinder the market growth. The urgency to provide medical treatment and save lives are driving factors that increase the need for respiratory treatment for respiratory failure and insufficiency. The limitations, risks and costs associated with current solutions are at multiple levels adding excessive strain and burden on the healthcare system, having both a direct and indirect impact on patient outcomes. This surging need is expected to provide new opportunities for existing market participants and the entry of new companies with new technological solutions which are high in demand.

The respiratory care devices market is segmented geographically into North America, Europe, the Asia Pacific, Latin America, and the Middle East and Africa. In 2019, North America accounted for the largest share of the respiratory care devices market. In the United States alone, more than 5.7 million people annually require ICU admission, up to 40% of which require invasive MV, which is the current standard of care in use since the 1950s, pursuant to an article in the Clinical Infectious Diseases medical journal published in August 2020 by Oxford University Press, titled “Patient Characteristics and Outcomes of 11 721 Patients with Coronavirus Disease 2019 (COVID-19) Hospitalized Across the Unites States.” With a growing elderly population and more people being exposed to smoking and pollution, the population requiring treatment is growing overwhelmingly. According to recent estimates in an article “Acute Respiratory Distress Syndrome: Advances in Diagnosis and Treatment” published in February 2018 by JAMA, ARDS accounts for 10% of intensive care unit admissions, representing more than 3 million patients with ARDS annually. Pursuant to an article “The High Cost of Surviving Respiratory Distress Syndrome” published in April 2017 by John Hopkins Medicine, ARDS affects approximately 200,000 Americans every year, and ARDS survivors often have long-lasting impairments such as cognitive dysfunction, mental health issues and physical impairments, all of which may affect employment. According to an article “Diagnosis and Management of Acute Respiratory Distress Syndrome in a Time of COVID-19”, published in 2020 by the Diagnostics (Basel), ARDS is a serious clinical illness, defined by severe hypoxemic respiratory failure, which continues to be associated with significant morbidity, mortality, and healthcare resource utilization. According to the same source, ARDS comprises 7–10% of admissions and 15–25% of mechanically ventilated patients in the intensive care unit (ICU), is fatal in 30–50% of patients, and costs on average over USD 90,000 per patient’s ICU stay. According to an article “How COVID-19 Will Impact Employer-Sponsored Health Plans” by BKS Partners, the median total cost of an admission for a respiratory condition requiring 96 hours or more of ventilation is $88,114. Due to its growing geriatric population and environmental conditions that have favored the spread of respiratory disease, COVID-19 severely affected the region and induced enormous growth in the demand for respiratory care devices. As a result, participants in this and adjacent markets have focused on or collaborated to expand the manufacturing of critical care instruments and respiratory care devices.

Worldwide demand for mechanical ventilators has increased substantially, due to the COVID-19 outbreak, resulting in a surge in ICU admissions worldwide. According to the WHO, as of July 2020, confirmed cases of COVID-19 around the world have increased rapidly in past few months. This exponential increase in COVID-19 cases across the world requires long-term and short-term respiratory support and increased demand for new solutions. Even prior to COVID-19, approximately 20 million patients were treated annually with MV in ICUs.

Pre-Clinical Data and Results

We have completed feasibility studies. In addition, we intend to continue to perform studies for testing and control purposes, including new purchased and manufactured components, process integration and automation, as well as full system integration verification and safety testing. We intend to initiate a class study on swine models in the first quarter of 2022 as part of the formal safety study that will form a part of our Class II 510(k) FDA submission.

Based on our regulatory strategy, we intend to pursue the 510k pathway based on predicates, which should not require human trials for FDA clearance. However, as part of our strategy to streamline reimbursement coding and clinical adoption of the ART system that offers a new intent of use, we will collaborate with top ranking hospitals to perform a human observational study focused on (i) proving that the ART system can prevent patient deterioration resulting in the need for invasive MV, and (i) assisting in weaning patients off invasive MV.

Throughout 2020, over 40 pre-clinical studies were performed in conjunction with our team and headed by the veterinary team at LAHAV CRO in Israel to examine the feasibility of direct blood oxygenation to preempt the need for MV. The main goal of these studies was to use our ART system and show temporary increase of oxygen gas exchange during respiratory failure by transferring clinically significant amounts of oxygen to the venous blood, while simultaneously extracting quantities of carbon dioxide.

The researchers placed seven large-white X landrace pigs (chosen due to resemblance of the anatomy, size scale and other characteristics to humans), each weighing from 90 to130 kilograms, into an artificial state of hypoxemia (a state when an individual has abnormally low levels of oxygen in blood) with oxygen saturation levels dropping between 80% to 89%. The oxygen gas concentration was lowered by mixing pure oxygen with medical air and N2O to reduce the oxygen concentration levels to approximately 15%. The aim of oxygen decrease was to mimic a state of respiratory failure of compromised sick lungs. When oxygen saturation level drops below 90%, many doctors will consider using MV to increase the oxygen level.

The researchers used our ART system, which was primed and then connected to pigs with our proprietary dual lumen cannula, through the right jugular veins of the pigs. Our proprietary dual lumen cannula allowed simultaneous venous drainage and reinfusion of blood via the jugular vein. Our ART system includes a centrifugal pump activated to pump blood from the pig’s right jugular vein through the dual lumen cannula’s outlet drainage tube. The blood was circulated through the system’s oxygenator, providing the blood with an enriched oxygen content and decreased carbon dioxide levels. In a closed system, the oxygenated blood was circulated back through the cannula’s inlet reinfusion tube.

The pig’s oxygen saturation was monitored at several intervals with blood sampling taken from the testing points. Our ART system immediately elevated and stabilized the pigs’ oxygen saturation level within approximately 60 seconds. The procedure was repeated multiple times on multiple subjects and at different periods to measure and prove consistency and repeatability of elevated and stabilized blood oxygenation levels following the activation of our ART system. This effect was achieved in all of our pre-clinical studies. Moreover, our proprietary dual lumen cannula was inserted and removed without complications. Inspection of the cannulas used in studies demonstrated intact structures without any sign of damage to the structure or unique characteristics. After the removal of the cannula from the swine’s jugular vein, there were no signs of blood clots or fatigue.

The researchers repeated the procedure described above to test the efficiency of our ART system in elevating and stabilizing the oxygen saturation levels on average at 95% to 96%.

Table 3: Results of pre-clinical studies at LAHAV CRO which tested our ART system.

SpO2 - oxygen saturation is a measure of the amount of oxygen-carrying hemoglobin in the blood relative to the amount of hemoglobin not carrying oxygen.

PaO2 - partial arterial oxygen pressure in arterial blood reflects how well oxygen is able to move from the lungs to the blood.

PaCO2 - partial arterial carbon dioxide pressure, evaluates the carbon dioxide levels in the blood.

Each row in Table 3 above refers to an individual study performed on an individual pig. Occasionally, several tests were performed on the same pig.

Third-Party Reimbursement

As of the date of this prospectus, we do not have any third-party reimbursement agreements. However, we have plans in place for getting such reimbursements in the future.

ICUs represent one of the largest clinical cost centers in hospitals. MV accounts for a significant share of this cost. There is a relative dearth of information quantifying the impact of ventilation on daily ICU cost. Therefore, we determine daily costs of ICU care and identify incremental cost of MV per ICU day and further differentiate cost by underlying diseases. We expect that the reimbursement will be based on a diagnosis-related groups, or DRG, system. A DRG system classifies hospital cases into groups that are clinically similar and are expected to use similar amounts of hospital resources. The amount per episode of care is fixed for patients within a single DRG category (based on an average cost), regardless of the actual cost of care for that individual episode, but the amount may vary across the DRGs. We intend to pursue a strategy that is based on the CMS guidelines and MS-DRG system as of April 1, 2021.

Research and Development and Governmental Grants

We maintain an active internal research and development process, which also includes clinical activities and regulatory affairs. Our research and development team consists of 15 persons as of December, 2020. We spent $887,000 and $22,000 for research and development and related expenses during the year ended December 31, 2019 and the year ended December 31, 2018, respectively. The increase in research and development expenses is primarily attributable to the fact that from our inception in February 2018 until May 2019, our founders worked without any compensation. During the six months ended June 30, 2020, we expended $1,456,000 for research and development and related expenses, which include $769,000 in share-based compensation expenses.

Our research and development efforts have been financed in part through grants in an aggregate amount of approximately $677,550 that we received from the IIA as of March 5, 2021, which is one of the largest grants provided for a medical device as of the date of this prospectus. We received this grant for the development of a blood oxygenation system with the goal of providing respiratory support through direct blood oxygenation and elevation of the oxygen saturation level while removing carbon dioxide. Approximately $677,550 of these are royalty-bearing grants. There is no repayment mechanism, however, once we reach commercialization stage, we will be obliged to pay royalties for the grant at a rate of 3% from our revenues to an accumulated royalty earnings of $677,550. Following the full payment of such royalties, there is generally no further liability for royalty payment. Nonetheless, the restrictions under the Innovation Law will continue to apply even after our company has repaid the full amount of royalty payable pursuant to the grants. Due to the accrual of interest, the total amount of the grants that will be repaid through royalties will increase until repayments begin.

We continue to pursue non-dilutive grants from the IIA as well as other organizations in the United States and in Europe. We are specifically targeting entities in both the medical and military communities.

Production and Manufacturing

Our ART system is comprised of a number of components. We are planning to sell an assembled product as well as its disposable component kits. The components of the assembled product and the disposable kits consist of both proprietary and off the shelf components. Proprietary components will be manufactured on our behalf at good manufacturing practices, or GMP, approved production plant to adhere to regulatory requirements, whereas off the shelf components will be sourced and manufactured by GMP suppliers. GMP sub-contractors will assemble proprietary and off the shelf components together to create our ART system.

We have begun the discussions relating to contracted manufacturing and distribution agreements with leading turnkey OEM vendors that provide end-to-end solutions. The outsourcing of the supply chain management (such as manufacturing, logistics, shipping and after-market support) reduces capital expenditure, lead times and costs, while providing us with flexibility and agility.

Competition

The medical device industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. There are many medical device companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to our products.

The major market participants within the respiratory care market and our primary competitors in the United States include Boston Scientific Corporation (NYSE: BSX), ResMed Inc., (NYSE: RMD), Masimo Corporation (Nasdaq: MASI), Becton, Dickinson and Company (NYSE: BDX), Chart Industries, Inc. (Nasdaq: GTLS). Other market participants outside the United States include Philips Healthcare, headquartered in the Netherlands, Medtronic plc, headquartered in Ireland (NYSE: MDT), Fisher & Paykel Healthcare Corporation Limited, headquartered in New Zealand, Drägerwerk AG & Co. KGaA, Drägerwerk AG, headquartered in Germany and Hamilton Medical AG, headquartered in Switzerland. These companies have either developed or acquired respiratory care devices and solutions, such as mechanical ventilators and ECMO devices.

Our competitors, either alone or through their strategic partners, have substantially greater name recognition and financial, technical, manufacturing, marketing and human resources than we do and significantly greater experience and infrastructure in the research and development of medical devices, obtaining the FDA and other regulatory clearances of those devices and commercializing those devices around the world.

Intellectual Property

We seek patent protection as well as other effective intellectual property rights for our products and technologies in the United States and internationally. Our policy is to pursue, maintain and defend intellectual property rights developed internally and to protect the technology, inventions and improvements that are commercially important to the development of our business.

Our intellectual property portfolio consists of four patent provisional submissions and one PCT application, for which we have either pending status or have entered national stage and are under examination by national authorities.

Filing Date	Application No.	Status	Title	Type

7/23/2020	PCT/IB19/51928	Published	Continuous Equilibrium-Based Diagnostic & therapeutic System	WIPO, PCT

8/6/2020	63/062282	Submitted	Adjustable Dual Lumen	United States, Provisional

11/20/2020	63111803	Submitted	Dual Lumen Cannula	United States, Provisional

12/01/2020	63119997	Submitted	Extracorporeal Oxygenation Method	United States, Provisional

12/10/2020	63123809	Submitted	A Disposable Set FO Consumable Components	United States, Provisional

We also rely on trade secrets, know-how, and continuing innovation to develop and maintain our competitive position. We cannot be certain that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology.

Our success depends, in part, on an intellectual property portfolio that supports future revenue streams and erects barriers to our competitors. We are maintaining and building our patent portfolio through filing new patent applications, prosecuting existing applications, and licensing and acquiring new patents and patent applications.

Despite these measures, any of our intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated. Intellectual property and proprietary rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive one. For more information, see “Risk Factors—Risks Related to our Intellectual Property.”

Other Products

Additional products under development include our X2 system. The X2 system is an intravenous direct blood oxygenation system designed to provide targeted non-invasive therapeutic oxygenation therapy for infections and pressure wounds. In June 2020, we entered into a collaboration and license agreement with B.G. Negev Technologies and Applications Ltd., a wholly-owned subsidiary of Ben-Gurion University of the Negev in Beer Sheva.

Government Regulation and Product Approval

Our products and our operations are subject to regulation by numerous worldwide regulatory bodies including the FDA and comparable international regulatory agencies.

Our products are subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act, or FDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

In addition to U.S. regulations, we are subject to a variety of regulations in the European Economic Area, or the EEA, governing clinical trials and the commercial sales and distribution of our products. Whether or not we have or are required to obtain FDA clearance or approval for a product, we will be required to obtain authorization before commencing clinical trials and to obtain marketing authorization or approval of our products under the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials or commercialize our products in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA clearance or approval. Medical devices are generally subject to varying levels of regulatory control based on risk level of the device.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires FDA clearance of a 510(k) premarket notification, granting of a de novo request, or approval of an application for premarket approval, or PMA. Under the FDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of regulatory controls needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance.

The 510(k) Process

Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, and for which a pre-market approval, or PMA, is not required, a device that has been reclassified from Class III to Class II or Class I, or another commercially available device that was cleared through the 510(k) process. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data is sometimes required to support substantial equivalence.

After a 510(k) premarket notification is submitted, the FDA determines whether to accept it for substantive review. If it lacks necessary information for substantive review, the FDA will refuse to accept the 510(k) notification. If it is accepted for filing, the FDA begins a substantive review. By statute, the FDA is required to complete its review of a 510(k) notification within 90 days of receiving the 510(k) notification. As a practical matter, clearance often takes longer, and clearance is never assured. Although many 510(k) premarket notifications are cleared without clinical data, the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence, which may significantly prolong the review process.

If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated under the FDCA as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the de novo process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, a de novo grant or PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) (or a PMA) in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. Many minor modifications today are accomplished by a manufacturer documenting the change in an internal letter-to-file. The FDA can review these letters to file during an inspection. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) clearance, de novo grant or PMA approval is obtained. In these circumstances, we may be subject to significant regulatory fines or penalties.

De Novo Classification

Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified under the FDCA into Class III regardless of the level of risk they pose. The Food and Drug Administration Modernization Act of 1997 established a route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the Food and Drug Administration Safety and Innovation Act of 2012, or FDASIA, a medical device could be eligible for de novo classification only if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent to a legally marketed predicate device. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination. Under FDASIA, the FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the request if it identifies a legally marketed predicate device that would be appropriate for a 510(k) notification, determines that the device is not low to moderate risk, or that general controls would be inadequate to control the risks and special controls cannot be developed. After a device receives de novo classification, any modification that could significantly affect its safety or efficacy, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, another de novo petition or even PMA approval.

Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s Investigational Device Exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB. The IRB is responsible for the initial and continuing review of the study and may pose additional requirements for the conduct of the study. If an IDE application is allowed to go into effect by the FDA and the study approved by the reviewing IRB(s), human clinical trials may begin at a specific number of investigational sites with a specific number of subjects as set forth in the study protocol. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate review from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and allowed to go into effect by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and extensive regulatory requirements may continue to apply. These include but are not limited to:

●	annual and updated establishment registration and device listing with the FDA;

●	QSR requirements, which require manufacturers to follow stringent design, testing, control, documentation, complaint handling and other quality assurance procedures during all aspects of the design and manufacturing process;

●	advertising and promotion requirements;

●	restrictions on sale, distribution or use of a device;

●	labeling and marketing regulations, which require that promotion is truthful, not misleading, and provides adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling;

●	the federal Physician Sunshine Act and various state and foreign laws on reporting remunerative relationships with health care customers;

●	the federal Anti-Kickback Statute (and similar state laws) prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. A person or entity does not have to have actual knowledge of this statute or specific intent to violate it to have committed a violation;

●	the federal False Claims Act (and similar state laws) prohibiting, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing, or knowingly and improperly avoiding or decreasing, an obligation to pay or transmit money to the federal government. The government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statute;

●	clearance or approval of product modifications to legally marketed devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use;

●	medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

●	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

●	complying with the federal law and regulations requiring Unique Device Identifiers on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database;

●	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations if there is a reasonable probability that the use of the device would cause a serious, adverse health consequence or death; and

●	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

●	recalls, withdrawals, or administrative detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

●	withdrawing 510(k) clearances or PMA approvals that have already been granted;

●	refusal to grant export or import approvals for our products; or

●	criminal prosecution.

In the European Union, or the EU, we will be required to comply with the new Medical Device Regulation, or the MDR, effective May 2020 which will supersede the current Medical Device Directives. The MDR was published in May 2017 with a 3-year transition period. The CE Mark required to sell medical devices in the European Union is affixed following conformity assessment and either approval from the appointed independent Notified Body or through self-certification by the manufacturer. The selected pathway to CE marking is based on product risk classification. CE Marking indicates conformity to the applicable Essential Requirements of the relevant Medical Devices Directive and in the future to the General Safety and Performance Requirements for the new MDR. The MDR will change multiple aspects of the existing regulatory framework for CE marking, such as increased clinical evidence requirements and other new requirements, including Unique Device Identification as well as many other post-market obligations. MDR also significantly modifies and increases the compliance requirements for the industry and will require significant investment over the next few years to implement.

We are also required to comply with the regulations of every other country where we commercialize products before we can launch or maintain new products on the market. Many countries that previously did not have medical device regulations, or had minimal regulations, are now introducing them. For example, India is in the process of expanding its current regulations to include all medical device categories while many countries in the Middle East and Southeast Asia are introducing new regulations.

The FDA and other worldwide regulatory agencies and competent authorities actively monitor compliance to local laws and regulations through review and inspection of design and manufacturing practices, record-keeping, reporting of adverse events, labeling and promotional practices. The FDA can ban certain medical devices, detain or seize adulterated or misbranded medical devices, order repair, replacement or refund of these devices and require notification of health professionals and others with regard to medical devices that present unreasonable risks of substantial harm to the public health. The FDA may also enjoin and restrain a company for certain violations of the FDCA and the Safe Medical Devices Act pertaining to medical devices or initiate action for criminal prosecution of such violations. Regulatory agencies and authorities in the countries where we do business can halt production in or distribution within their respective country or otherwise take action in accordance with local laws and regulations.

International sales of medical devices manufactured in the U.S. that are not approved by the FDA for use in the U.S., or that are banned or deviate from lawful performance standards, are subject to FDA export requirements. Additionally, exported devices are subject to the regulatory requirements of each country to which the device is exported. Some countries do not have medical device regulations, but in most foreign countries, medical devices are regulated. Frequently, regulatory approval may first be obtained in a foreign country prior to application in the U.S. due to differing regulatory requirements; however, other countries, such as China, for example, require approval in the country of origin first.

Most countries outside of the United States require that product approvals be recertified on a regular basis, generally every five years. The recertification process requires that we evaluate any device changes and any new regulations or standards relevant to the device and, where needed, conduct appropriate testing to document continued compliance. Where recertification applications are required, they must be approved in order to continue selling our products in those countries.

Organizational Structure

Currently, we do not have any subsidiaries.

Property and Facilities

Our main business activities are conducted in Israel. Our offices, research and development and manufacturing facilities are located at Melisron (Millennium Building), 2 Ha-Tidhar St., Ra’anana 4366504, Israel, where we occupy approximately 400 square meters. Our lease ends in July 2022, and we have an option to extend the lease for an additional year thereafter on the same terms. Our monthly rent payment as of June 2020, was approximately NIS 25,600 (approximately $7,718).

We consider that our current office space is sufficient to meet our anticipated needs for the foreseeable future and is suitable for the conduct of our business.

Employees

As of March 5, 2021, we had four members of senior management (including our Chief Executive Officer), of which three are full-time employees and one is a part-time employee. In addition, we have five full-time employees, three part-time and four independent contractors and eight consultants located in Israel. None of our employees located in Israel are represented by labor unions or covered by collective bargaining agreements. However, in Israel, we are subject to certain Israeli labor laws, regulations and national labor court precedent rulings, as well as certain provisions of collective bargaining agreements applicable to us by virtue of extension orders issued in accordance with relevant labor laws by the Israeli and Industry of Economy and which apply such agreement provisions to our employees even though they are not part of a union that has signed a collective bargaining agreement.

All of our employment and consulting agreements include employees’ and consultants’ undertakings with respect to non-competition and assignment to us of intellectual property rights developed in the course of employment and confidentiality. The enforceability of such provisions is limited by Israeli law.

Legal Proceedings

From time to time, we may be involved in various claims and legal proceedings relating to claims arising out of our operations. We are not currently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Directors and Senior Management

The following table sets forth information regarding our executive officers, key employees and directors as of March 5, 2021:

Name	Age	Position
Dagi Ben-Noon	44	Chief Executive Officer, Director

Joe Hayon	47	Chief Financial Officer, President, Director

Dr. Udi Nussinovitch	38	Chief Scientific Officer, Director

Avi Shabtai	47	Chief Operations Officer

Prof. Benad Goldwasser	70	Chairman of the Board of Directors

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee and Financial Statement Examination Committee

(3)	External Director (as defined under Israeli law)

(4)	Independent Director (as defined under Nasdaq Stock Market rules)

Dagi Ben-Noon, Chief Executive Officer, Director

Mr. Dagi Ben-Noon has served as our Chief Executive Officer since July 2020 and as our director since March 2020. Prior to that, Mr. Ben-Noon served as our Chief Operations Officer from March 2018 to June 2020. Mr. Ben-Noon founded our company together with Dr. Udi Nussinovitch and Mr. Joe Hayon in July 2017. Mr. Ben-Noon has over 15 years of experience in product development from idea inception to illustration, design, manufacturing and product launch. Mr. Ben-Noon co-founded Nano Dimension Ltd. (Nasdaq: NNDN) and served as the company’s chief operating officer and director from July 2012 to October 2017. As Nano Dimension Ltd.’s chief operating officer, Mr. Ben-Noon was in charge of the company’s research and development, operations, production, quality and information technology. Mr. Ben-Noon has a BSc in Mechanical Engineering from the Ben-Gurion University of the Negev in Beer Sheva, Israel. We selected Mr. Ben-Noon to serve on our board of directors because of his strong business background.

Joe Hayon, Chief Financial Officer, President, Director

Mr. Joe Hayon has served as our President and Chief Financial officer since July 2020 and as our director since November 2020. Prior to that, Mr. Hayon served as our Chief Executive Officer from March 2018 to June 2020. Mr. Hayon founded our company together with Dr. Udi Nussinovitch and Mr. Dagi Ben-Noon in July 2017. Mr. Hayon has over 20 years of experience in managerial roles. From 2001 to 2005, Mr. Hayon worked as a treasurer and cost accountant at Sanmina Ltd. (formerly known as Elscint). From 2006 to 2007, Mr. Hayon worked as chief financial officer for Arazim Group. He worked for Plasan Sasa Ltd. from 2007 to 2018 as the company’s chief information officer and group controller. Mr. Hayon has a B.A. in Business and Economics and an MBA with a major in Marketing and Finance, both from the University of Manchester, as well as a Business Management Diploma from Damelin College. We selected Mr. Hayon to serve on our board of directors because he brings to our board of directors an extensive experience in finance.

Dr. Udi Nussinovitch, MD PhD, Chief Scientific Officer, Director

Dr. Udi Nussinovitch has served as our Chief Scientific Officer and director since March 2018. He started working on our core technology when he served in the Israeli Navy as a senior diving and hyperbaric physician from 2011 to 2015. Dr. Nussinovitch founded our company together with Messrs. Dagi Ben-Noon and Joe Hayon in July 2017. Dr. Nussinovitch has over 14 years of clinical experience. Dr. Nussinovich has been working as a practicing cardiologist and is currently a director at the Applicative Cardiovascular Research Centre (ACRC) at Meir Medical Centre since 2018. Dr. Nussinovitch worked as a practicing physician at Sheba Medical Centre from 2007 to 2008, Rambam Hospital from 2015 to 2017 and at Meir Medical Centre from September 2017 to 2018. Dr. Udi Nussinovitch qualified as an MD at the Sackler Faculty of Medicine at Tel Aviv University and has a PhD from the Technion Institute of Technology. Dr. Nussinovitch is also an educator – he teaches internal medicine and cardiology to medical students. Dr. Nussinovitch has 69 publications in peer-reviewed journals and serves as a sole editor for three scientific books, published by Elsevier AP. We selected Dr. Nussinovitch to serve on our board of directors due to his extensive scientific experience and background in the medical field.

Avi Shabtai, Vice President of Research and Development

Mr. Avi Shabtai has served as our Chief Operations Officer from July 2020 and as our Vice President of Research and Development since June 2019. Mr. Mr. Shabtai’s expertise lies in engineering, testing, quality management, regulation, risk management and production across a product’s life cycle from concept to production. He has over 25 years of experience in management of high-tech companies, particularly in their research and development and operations departments, including roles of vice president of research and development and vice president of quality and engineering. From July 2015 to March 2018, Mr. Shabtai worked as vice president of research and development at Nano Dimension Ltd. (Nasdaq: NNDN). Prior to that, Mr. Shabtai worked as vice president of research and development at ZutaCore from April 2018 to May 2019. Mr. Shabtai is qualified as software quality engineer by the ALD College and the Israeli Standard Institute.

Prof. Benad Goldwasser, MD MBA, Chairman of the Board of Directors

Prof. Benad Goldwasser has served as chairman of our board of directors since February 2021. Prof. Goldwasser has served as chairman of the board of directors of Save Foods, Inc. (OTC: SAFO) since May 2018 and as chairman of the board of directors of ScoutCam Inc. (OTC: SCTC) since March 2019, and as a member of the board of directors of Innoventric Ltd. since September 2017. Prior to that, Prof. Goldwasser has served as chairman of the board of directors of Medigus Ltd. (Nasdaq and TASE: MDGS) from September 2018 to December 2019, and as a consultant to Shanghai-Israel Investment Fund from May 2016 to May 2019. In 2016, Prof. Goldwasser launched a venture capital fund partnered with Shanghai Alliance Investment Ltd (SAIL), a Shanghai Government investment company. Prof. Goldwasser has also served on the board of directors of BioCanCell Ltd. (TASE: BICL) from 2013 to 2016. Prof. Goldwasser holds an MD and MBA from Tel-Aviv University. We selected Prof. Goldwasser to serve as chairman of our board of directors due to his extensive medical and corporate experience.

Family Relationships

There are no family relationships between any members of our executive management and our directors.

Arrangements for Election of Directors and Members of Management

There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any of our executive management or our directors were selected. See “Related Party Transactions” for additional information.

Compensation

The following table presents in the aggregate all compensation we paid to all of our directors and senior management as a group for the year ended December 31, 2020. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

All amounts reported in the table below reflect our cost, in thousands of U.S. dollars. Amounts paid in NIS are translated into U.S. dollars at the rate of NIS 3.44 = U.S. $1.00, based on the average representative rate of exchange between the NIS and the U.S. dollar as reported by the Bank of Israel during such period of time.

	Salary, bonuses and Related Benefits	Pension, Retirement and Other Similar Benefits	Share Based Compensation(1)
All directors and senior management as a group, consisting of four persons as of December 31, 2020.	$652,976	$143,712	$1,804,993

(1)	Share-based compensation includes options to purchase 8,401,756 Ordinary Shares, at an exercise of NIS 0.01 per share, granted on April 20, 2020 and exercisable for 10 years from the date of the grant.

For so long as we qualify as a foreign private issuer, we will not be required to comply with the proxy rules applicable to U.S. domestic companies regarding disclosure of the compensation of certain executive officers on an individual basis. Pursuant to the Companies Law, we will be required, after we become a public company, to disclose the annual compensation of our five most highly compensated officers on an individual basis. This disclosure will not be as extensive as that required of a U.S. domestic issuer. We intend to commence providing such disclosure, at the latest, in the annual proxy statement for our first annual meeting of shareholders following the closing of this offering, which will be filed under cover of a report on Form 6-K.

Employment Agreements with Executive Officers

We have entered into written employment agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them up to a certain amount and to the extent that these liabilities are not covered by directors and officers insurance.

For a description of the terms of our options and option plans, see “Management—Equity Incentive Plan” below.

Directors’ Service Contracts

Other than with respect to our directors that are also executive officers, we do not have written agreements with any director providing for benefits upon the termination of his employment with our company.

Differences between the Companies Law and Nasdaq Requirements

The Sarbanes-Oxley Act, as well as related rules subsequently implemented by the SEC, require foreign private issuers, such as us, to comply with various corporate governance practices. In addition, following the listing of the Ordinary Shares on Nasdaq, we will be required to comply with the Nasdaq Stock Market rules. Under those rules, we may elect to follow certain corporate governance practices permitted under the Companies Law in lieu of compliance with corresponding corporate governance requirements otherwise imposed by the Nasdaq Stock Market rules for U.S. domestic issuers.

In accordance with Israeli law and practice and subject to the exemption set forth in Rule 5615 of the Nasdaq Stock Market rules, we have elected to follow the provisions of the Companies Law, rather than the Nasdaq Stock Market rules, with respect to the following requirements:

●

Quorum. While the Nasdaq Stock Market rules require that the quorum for purposes of any meeting of the holders of a listed company’s ordinary voting stock, as specified in the company’s bylaws, be no less than 33 1/3% of the company’s outstanding ordinary voting stock, under Israeli law, a company is entitled to determine in its articles of association the number of shareholders and percentage of holdings required for a quorum at a shareholders meeting. Our amended and restated articles of association provide that a quorum of two or more shareholders holding at least 25% of the voting rights in person or by proxy is required for commencement of business at a general meeting. However, the quorum set forth in our amended and restated articles of association with respect to an adjourned meeting consists of at least one shareholders present in person or by proxy.

●

Nomination of our directors. With the exception of directors elected by our board of directors and external directors, our directors are elected by an annual meeting of our shareholders (i) to hold office until the next annual meeting following his or her election or (ii) for three-year term, as described below under “Management—Board Practices—External Directors.” The nominations for directors, which are presented to our shareholders by our board of directors, are generally made by the board of directors itself, in accordance with the provisions of our amended and restated articles of association and the Companies Law. Nominations need not be made by a nominating committee of our board of directors consisting solely of independent directors, as required under the Nasdaq Stock Market rules.

●

Compensation of officers. Israeli law and our amended and restated articles of association do not require that the independent members of our board of directors (or a compensation committee composed solely of independent members of our board of directors) determine an executive officer’s compensation, as is generally required under the Nasdaq Stock Market rules with respect to the chief executive officer and all other executive officers. Instead, compensation of executive officers is determined and approved by our compensation committee and our board of directors, and in certain circumstances by our shareholders, either in consistency with our office holder compensation policy or, in special circumstances in deviation therefrom, taking into account certain considerations stated in the Companies Law. See “Management—Board Practices—Approval of Related Party Transactions under Israeli Law” for additional information.

●

Independent directors. Israeli law does not require that a majority of the directors serving on our board of directors be “independent,” as defined under Nasdaq Listing Rule 5605(a)(2), and rather requires we have at least two external directors who meet the requirements of the Companies Law, as described above under “Management—Board Practices—External Directors.” We are required, however, to ensure that all members of our Audit Committee are “independent” under the applicable Nasdaq and SEC criteria for independence (as we cannot exempt ourselves from compliance with that SEC independence requirement, despite our status as a foreign private issuer), and we must also ensure that a majority of the members of our Audit Committee are “independent directors” as defined in the Companies Law. Furthermore, Israeli law does not require, nor do our independent directors conduct, regularly scheduled meetings at which only they are present, which the Nasdaq Stock Market rules otherwise require.

●

Shareholder approval. We will seek shareholder approval for all corporate actions requiring such approval under the requirements of the Companies Law, rather than seeking approval for corporation actions in accordance with Nasdaq Listing Rule 5635. In particular, under this Nasdaq Stock Market rule, shareholder approval is generally required for: (i) an acquisition of shares/assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% shareholder has greater than a 5% interest in the target company or the consideration to be received; (ii) the issuance of shares leading to a change of control; (iii) adoption/amendment of equity compensation arrangements (although under the provisions of the Companies Law there is no requirement for shareholder approval for the adoption/amendment of the equity compensation plan); and (iv) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors/officers/5% shareholders) if such equity is issued (or sold) at below the greater of the book or market value of shares. By contrast, under the Companies Law, shareholder approval is required for, among other things: (i) transactions with directors concerning the terms of their service or indemnification, exemption and insurance for their service (or for any other position that they may hold at a company), for which approvals of the compensation committee, board of directors and shareholders are all required, (ii) extraordinary transactions with controlling shareholders of publicly held companies, which require the special approval, and (iii) terms of employment or other engagement of the controlling shareholder of us or such controlling shareholder’s relative, which require special approval. In addition, under the Companies Law, a merger requires approval of the shareholders of each of the merging companies.

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Approval of Related Party Transactions. All related party transactions are approved in accordance with the requirements and procedures for approval of interested party acts and transaction as set forth in the Companies Law, which requires the approval of the audit committee, or the compensation committee, as the case may be, the board of directors and shareholders, as may be applicable, for specified transactions, rather than approval by the audit committee or other independent body of our board of directors as required under the Nasdaq Stock Market rules. See “Management—Board Practices—Approval of Related Party Transactions under Israeli Law” for additional information.

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Annual Shareholders Meeting.  As opposed to the Nasdaq Stock Market Rule 5620(a), which mandates that a listed company hold its annual shareholders meeting within one year of the company’s fiscal year-end, we are required, under the Companies Law, to hold an annual shareholders meeting each calendar year and within 15 months of the last annual shareholders meeting.

●	Distribution of periodic reports to shareholders; proxy solicitation. As opposed to the Nasdaq Stock Market rules, which require listed issuers to make such reports available to shareholders in one of a number of specific manners, Israeli law does not require us to distribute periodic reports directly to shareholders, and the generally accepted business practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. In addition to making such reports available on a public website, we currently make our audited consolidated financial statements available to our shareholders at our offices and will only mail such reports to shareholders upon request. As a foreign private issuer, we are generally exempt from the SEC’s proxy solicitation rules.

Board Practices

Introduction

Our board of directors presently consists of three members. We intend to appoint additional directors prior to the consummation of this offering, including two external directors required to be appointed under the Companies Law. We believe that              ,              and              are “independent” for purposes of the Nasdaq Stock Market rules. Our amended and restated articles of association provide that the number of board of directors’ members (including external directors) shall be set by the general meeting of the shareholders provided that it will consist of not less than two and not more than nine. Pursuant to the Companies Law, the management of our business is vested in our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management. Our executive officers are responsible for our day-to-day management and have individual responsibilities established by our board of directors. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by our Chief Executive Officer. Their terms of employment are subject to the approval of the board of directors’ compensation committee and of the board of directors, and are subject to the terms of any applicable employment agreements that we may enter into with them.

Each director, except external directors, will hold office until the next annual general meeting of our shareholders following his or her appointment, or until he or she resigns or unless he or she is removed by a majority vote of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our amended and restated articles of association.

In addition, under certain circumstances, our amended and restated articles of association allow our board of directors to appoint directors to fill vacancies on our board of directors or in addition to the acting directors (subject to the limitation on the number of directors), until the next annual general meeting or special general meeting in which directors may be appointed or terminated. External directors may be elected for up to two additional three-year terms after their initial three-year term under the circumstances described below, with certain exceptions as described in “External Directors” below. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “Management—Board Practices—External Directors” below.

Under the Companies Law, any shareholder holding at least one percent of our outstanding voting power may nominate a director. However, any such shareholder may make such a nomination only if a written notice of such shareholder’s intent to make such nomination has been given to our board of directors. Any such notice must include certain information, including the consent of the proposed director nominee to serve as our director if elected, and a declaration that the nominee signed declaring that he or she possesses the requisite skills and has the availability to carry out his or her duties. Additionally, the nominee must provide details of such skills, and demonstrate an absence of any limitation under the Companies Law that may prevent his or her election, and affirm that all of the required election-information is provided to us, pursuant to the Companies Law.

Under the Companies Law, our board of directors must determine the minimum number of directors who are required to have accounting and financial expertise. In determining the number of directors required to have such expertise, our board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that the minimum number of directors of our company who are required to have accounting and financial expertise is two.

The board of directors must elect one director to serve as the chairman of the board of directors to preside at the meetings of the board of directors, and may also remove that director as chairman. Pursuant to the Companies Law, neither the chief executive officer nor any of his or her relatives is permitted to serve as the chairman of the board of directors, and a company may not vest the chairman or any of his or her relatives with the chief executive officer’s authorities. In addition, a person who reports, directly or indirectly, to the chief executive officer may not serve as the chairman of the board of directors; the chairman may not be vested with authorities of a person who reports, directly or indirectly, to the chief executive officer; and the chairman may not serve in any other position in the company or a controlled company, but he or she may serve as a director or chairman of a controlled company. However, the Companies Law permits a company’s shareholders to determine, for a period not exceeding three years from each such determination, that the chairman or his or her relative may serve as chief executive officer or be vested with the chief executive officer’s authorities, and that the chief executive officer or his or her relative may serve as chairman or be vested with the chairman’s authorities. Such determination of a company’s shareholders requires either: (1) the approval of at least a majority of the shares of those shareholders present and voting on the matter (other than controlling shareholders and those having a personal interest in the determination) (shares held by abstaining shareholders shall not be considered); or (2) that the total number of shares opposing such determination does not exceed 2% of the total voting power in the company. Currently, we have a separate chairman and chief executive officer.

The board of directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees of the board, and it may, from time to time, revoke such delegation or alter the composition of any such committees, subject to certain limitations. Unless otherwise expressly provided by the board of directors, the committees shall not be empowered to further delegate such powers. The composition and duties of our audit committee, financial statement examination committee and compensation committee are described below.

The board of directors oversees how management monitors compliance with our risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by us. The board of directors is assisted in its oversight role by an internal auditor. The internal auditor undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to our audit committee.

External Directors

Under the Companies Law, an Israeli company whose shares have been offered to the public or whose shares are listed for trading on a stock exchange in or outside of Israel is required to appoint at least two external directors to serve on its board of directors. External directors must meet stringent standards of independence. As of the date hereof, our external directors are              and              .

According to regulations promulgated under the Companies law, at least one of the external directors is required to have “financial and accounting expertise,” unless another member of the audit committee, who is an independent director under the Nasdaq Stock Market rules, has “financial and accounting expertise,” and the other external director or directors are required to have “professional expertise.” An external director may not be appointed to an additional term unless: (1) such director has “accounting and financial expertise;” or (2) he or she has “professional expertise,” and on the date of appointment for another term there is another external director who has “accounting and financial expertise” and the number of “accounting and financial experts” on the board of directors is at least equal to the minimum number determined appropriate by the board of directors. We have determined that both              and              have accounting and financial expertise.

A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses a high degree of proficiency in, and an understanding of, business – accounting matters and financial statements, such that he or she is able to understand the financial statements of the company in depth and initiate a discussion about the manner in which financial data is presented. A director is deemed to have “professional expertise” if he or she holds an academic degree in certain fields or has at least five years of experience in certain senior positions.

External directors are elected by a majority vote at a shareholders’ meeting, as long as either:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted by non-controlling shareholders and by shareholders who do not have a personal interest in the election of the external director, against the election of the external director, does not exceed 2% of the aggregate voting rights of the company.

The term “control” is defined in the Companies Law as the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder “holds” (within the meaning of the Companies Law) 50% or more of the voting rights in a company or has the right to appoint 50% or more of the directors of the company or its general manager. With respect to certain matters, a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company.

The Companies Law provides for an initial three-year term for an external director. Thereafter, an external director may be reelected by shareholders to serve in that capacity for up to two additional three-year terms, provided that:

(1)	his or her service for each such additional term is recommended by one or more shareholders holding at least one percent of the company’s voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such reelection exceeds two percent of the aggregate voting rights in the company and subject to additional restrictions set forth in the Companies Law with respect to the affiliation of the external director nominee as described below;

(2)	his or her service for each such additional term is recommended by the board of directors and is approved at a shareholders meeting by the same disinterested majority required for the initial election of an external director (as described above); or

(3)	the external director offered his or her service for each such additional term and was approved in accordance with the provisions of section (1) above.

The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the Nasdaq Stock Market, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirm that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period(s) is beneficial to the company, and provided that the external director is reelected subject to the same shareholder vote requirements as if elected for the first time (as described above). Prior to the approval of the reelection of the external director at a general shareholders meeting, the company’s shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

The Companies Law provides that a person is not qualified to serve as an external director if (i) the person is a relative of a controlling shareholder of the company, or (ii) if that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subordinate, or any entity under the person’s control, has or had, during the two years preceding the date of appointment as an external director: (a) any affiliation or other disqualifying relationship with the company, with any person or entity controlling the company or a relative of such person, or with any entity controlled by or under common control with the company; or (b) in the case of a company with no shareholder holding 25% or more of its voting rights, had at the date of appointment as an external director, any affiliation or other disqualifying relationship with a person then serving as chairman of the board or chief executive officer, with a holder of 5% or more of the issued share capital or voting power in the company or with the most senior financial officer.

The term “relative” is defined under the Companies Law as a spouse, sibling, parent, grandparent or descendant; spouse’s sibling, parent or descendant; and the spouse of each of the foregoing persons.

Under the Companies Law, the term “affiliation” and the similar types of disqualifying relationships include (subject to certain exceptions):

●	an employment relationship;

●	a business or professional relationship even if not maintained on a regular basis (excluding insignificant relationships);

●	control; and

●	service as an office holder, excluding service as a director in a private company prior to the initial public offering of its shares if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

The term “office holder” is defined under the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of that person’s title, a director and any other manager directly subordinate to the general manager.

In addition, no person may serve as an external director if that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as a director or if the person is an employee of the Israel Securities Authority or of an Israeli stock exchange. A person may furthermore not continue to serve as an external director if he or she received direct or indirect compensation from the company including amounts paid pursuant to indemnification and/or exculpation contracts or commitments and insurance coverage, other than for his or her service as an external director as permitted by the Companies Law and the regulations promulgated thereunder.

Following the termination of an external director’s service on a board of directors, such former external director and his or her spouse and children may not be provided a direct or indirect benefit by the company, its controlling shareholder or any entity under its controlling shareholder’s control. This includes engagement as an office holder or director of the company or a company controlled by its controlling shareholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former external director. This restriction extends for a period of two years with regard to the former external director and his or her spouse or child and for one year with respect to other relatives of the former external director.

External directors may be removed only by a special general meeting of shareholders called by the board of directors after the board has determined the occurrence of circumstances allow such dismissal, at the same special majority of shareholders required for their election or by a court, and in both cases only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to our company. In the event of a vacancy created by an external director which causes the company to have fewer than two external directors, the board of directors is required under the Companies Law to call a shareholders meeting as soon as possible to appoint such number of new external directors in order that the company thereafter has two external directors.

External directors may be compensated only in accordance with regulations adopted under the Companies Law.

If at the time at which an external director is appointed all members of the board of directors who are not controlling shareholders or relatives of controlling shareholders of the company are of the same gender, the external director to be appointed must be of the other gender. A director of a company may not be appointed as an external director of another company if at the same time a director of such other company is acting as an external director of the first company.

Under regulations promulgated pursuant to the Companies Law, a company with no controlling shareholder whose shares are listed for trading on specified exchanges outside of Israel, including the Nasdaq Capital Market, may adopt exemptions from various corporate governance requirements of the Companies Law, so long as such company satisfies the requirements of applicable foreign country laws and regulations, including applicable stock exchange rules, that apply to companies organized in that country and relating to the appointment of independent directors and the composition of audit and compensation committees. Such exemptions include an exemption from the requirement to appoint external directors and the requirement that an external director be a member of certain committees, as well as exemption from limitations on directors’ compensation. We may use these exemptions in the future if we do not have a controlling shareholder.

Independent Directors Under the Companies Law

An “independent director” is either an external director or a director who meets the same non-affiliation criteria as an external director (except for (i) the requirement that the director be an Israeli resident (which does not apply to companies such as ours whose securities have been offered outside of Israel or are listed outside of Israel) and (ii) the requirement for accounting and financial expertise or professional qualifications), as determined by the audit committee, and who has not served as a director of the company for more than nine consecutive years. For these purposes, ceasing to serve as a director for a period of two years or less would not be deemed to sever the consecutive nature of such director’s service.

Regulations promulgated pursuant to the Companies Law provide that a director in a public company whose shares are listed for trading on specified exchanges outside of Israel, including the Nasdaq Capital Market, who qualifies as an independent director under the relevant non-Israeli rules and who meets certain non-affiliation criteria, which are less stringent than those applicable to independent directors as set forth above, would be deemed an “independent” director pursuant to the Companies Law provided: (i) he or she has not served as a director for more than nine consecutive years; (ii) he or she has been approved as such by the audit committee; and (iii) his or her remuneration shall be in accordance with the Companies Law and the regulations promulgated thereunder. For these purposes, ceasing to serve as a director for a period of two years or less would not be deemed to sever the consecutive nature of such director’s service.

Furthermore, pursuant to these regulations, such company may reappoint a person as an independent director for additional terms, beyond nine years, which do not exceed three years each, if each of the audit committee and the board of directors determine, in that order, that in light of the independent director’s expertise and special contribution to the board of directors and its committees, the reappointment for an additional term is in the company’s best interest.

Alternate Directors

Our amended and restated articles of association provide, as allowed by the Companies Law, that any director may, subject to the conditions set thereto including approval of the nominee by our board of directors, appoint a person as an alternate to act in his place, to remove the alternate and appoint another in his place and to appoint an alternate in place of an alternate whose office is vacated for any reason whatsoever. Under the Companies Law, a person who is not qualified to be appointed as a director, a person who is already serving as a director or a person who is already serving as an alternate director for another director, may not be appointed as an alternate director. Nevertheless, a director who is already serving as a director may be appointed as an alternate director for a member of a committee of the board of directors so long as he or she is not already serving as a member of such committee, and if the alternate director is to replace an external director, he or she is required to be an external director and to have either “financial and accounting expertise” or “professional expertise,” depending on the qualifications of the external director he or she is replacing. A person who does not have the requisite “financial and accounting experience” or the “professional expertise,” depending on the qualifications of the external director he or she is replacing, may not be appointed as an alternate director for an external director. A person who is not qualified to be appointed as an independent director, pursuant to the Companies Law, may not be appointed as an alternate director of an independent director qualified as such under the Companies Law. Unless the appointing director limits the time or scope of the appointment, the appointment is effective for all purposes until the appointing director ceases to be a director or terminates the appointment.

Committees of the Board of Directors

Our board of directors has established two standing committees, the audit committee and the compensation committee.

Audit Committee

Under the Companies Law, we will be required to appoint an audit committee subject to the listing of our Ordinary Shares on the Nasdaq Capital Market. The audit committee must be comprised of at least three directors, including all of the external directors (one of whom must serve as chair of the committee). The audit committee may not include the chairman of the board; a controlling shareholder of the company or a relative of a controlling shareholder; a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder; or a director who derives most of his or her income from a controlling shareholder.

In addition, a majority of the members of the audit committee of a publicly traded company must be independent directors under the Companies Law. Our audit committee will be comprised of              , and              .

Under the Companies Law, our audit committee is responsible for:

(i)	determining whether there are deficiencies in the business management practices of our company, and making recommendations to the board of directors to improve such practices;

(ii)	determining whether to approve certain related party transactions (including transactions in which an office holder has a personal interest and whether such transaction is extraordinary or material under Companies Law) and establishing the approval process for certain transactions with a controlling shareholder or in which a controlling shareholder has a personal interest (see “Management—Board Practices—Approval of Related Party Transactions under Israeli law”);

(iii)	determining the approval process for transactions that are “non-negligible” (i.e., transactions with a controlling shareholder that are classified by the audit committee as non-negligible, even though they are not deemed extraordinary transactions), as well as determining which types of transactions would require the approval of the audit committee, optionally based on criteria which may be determined annually in advance by the audit committee;

(iv)	examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities;

(v)	examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to our board of directors or shareholders, depending on which of them is considering the appointment of our auditor;

(vi)	establishing procedures for the handling of employees’ complaints as to deficiencies in the management of our business and the protection to be provided to such employees; and

(vii)	where the board of directors approves the working plan of the internal auditor, examining such working plan before its submission to the board of directors and proposing amendments thereto.

Our audit committee may not conduct any discussions or approve any actions requiring its approval (see “Management—Board Practices—Approval of Related Party Transactions under Israeli law”), unless at the time of the approval a majority of the committee’s members are present, which majority consists of independent directors under the Companies Law, including at least one external director.

Our board of directors intends to adopt an audit committee charter to be effective upon the listing of our Ordinary Shares on the Nasdaq Capital Market setting forth, among others, the responsibilities of the audit committee consistent with the rules of the SEC and Nasdaq Listing Rules (in addition to the requirements for such committee under the Companies Law), including, among others, the following:

●	oversight of our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the board of directors in accordance with Israeli law;

●	recommending the engagement or termination of the person filling the office of our internal auditor, reviewing the services provided by our internal auditor and reviewing effectiveness of our system of internal control over financial reporting;

●	recommending the terms of audit and non-audit services provided by the independent registered public accounting firm for pre-approval by our board of directors; and

●	reviewing and monitoring, if applicable, legal matters with significant impact, finding of regulatory authorities’ findings, receive reports regarding irregularities and legal compliance, acting according to “whistleblower policy” and recommend to our board of directors if so required.

Nasdaq Stock Market Requirements for Audit Committee

Under the Nasdaq Stock Market rules, we are required to maintain an audit committee consisting of at least three members, all of whom are independent and are financially literate and one of whom has accounting or related financial management expertise.

As noted above, the members of our audit committee will include              and              who are external directors, and              who is an independent director, each of whom is “independent,” as such term is defined in under Nasdaq Stock Market rules.              serves as the chairman of our audit committee. All members of our audit committee meet the requirements for financial literacy under the Nasdaq Stock Market rules. Our board of directors has determined that each member of our audit committee is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the Nasdaq Stock Market rules.

Under the Companies Law, our audit committee also carries out the duties of a financial statement examination committee. As such, the audit committee is responsible for: (i) estimations and assessments made in connection with the preparation of financial statements; (ii) internal controls related to the financial statements; (iii) completeness and propriety of the disclosure in the financial statements; (iv) the accounting policies adopted and the accounting treatments implemented in material matters of the company; and (v) value evaluations, including the assumptions and assessments on which evaluations are based and the supporting data in the financial statements.

Compensation Committee

Under the Companies Law, the board of directors of any public company must establish a compensation committee. The compensation committee must be comprised of at least three directors, including all of the external directors, who must constitute a majority of the members of the compensation committee. Each compensation committee member that is not an external director must be a director whose compensation does not exceed an amount that may be paid to an external director. The compensation committee is subject to the same Companies Law restrictions as the audit committee as to: (a) who may not be a member of the committee; and (b) who may not be present during committee deliberations as described above.

Our compensation committee, acting pursuant to a written charter, will consist of              , and              . Our compensation committee complies with the provisions of the Companies Law, the regulations promulgated thereunder, and our amended and restated articles of association, on all aspects referring to its independence, authorities and practice. Our compensation committee follows home country practice as opposed to complying with the compensation committee membership and charter requirements prescribed under the Nasdaq Stock Market rules.

Our compensation committee reviews and recommends to our board of directors: with respect to our executive officers’ and directors’: (1) annual base compensation (2) annual incentive bonus, including the specific goals and amounts; (3) equity compensation; (4) employment agreements, severance arrangements, and change in control agreements and provisions; (5) retirement grants and/or retirement bonuses; and (6) any other benefits, compensation, compensation policies or arrangements.

The duties of the compensation committee include the recommendation to the company’s board of directors of a policy regarding the terms of engagement of office holders, to which we refer as a compensation policy. Such policy must be adopted by the company’s board of directors, after considering the recommendations of the compensation committee. The compensation policy is then brought for approval by our shareholders, which requires a special majority (see “Management—Board Practices—Approval of Related Party Transactions under Israeli law”). Under the Companies Law, the board of directors may adopt the compensation policy if it is not approved by the shareholders, provided that after the shareholders oppose the approval of such policy, the compensation committee and the board of directors revisit the matter and determine that adopting the compensation policy would be in the best interests of the company. Our compensation policy was approved by our shareholders on                          .

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of executive officers and directors, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including advancement of the company’s objectives, the company’s business and its long-term strategy, and creation of appropriate incentives for executives. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

●	the education, skills, expertise and accomplishments of the relevant director or executive;

●	the director’s or executive’s roles and responsibilities and prior compensation agreements with him or her;

●	the relationship between the cost of the terms of service of an office holder and the average median compensation of the other employees of the company (including those employed through manpower companies), including the impact of disparities in salary upon work relationships in the company;

●	the possibility of reducing variable compensation at the discretion of the board of directors; and the possibility of setting a limit on the exercise value of non-cash variable compensation; and

●	as to severance compensation, the period of service of the director or executive, the terms of his or her compensation during such service period, the company’s performance during that period of service, the person’s contribution towards the company’s achievement of its goals and the maximization of its profits, and the circumstances under which the person is leaving the company.

The compensation policy must also include the following principles:

●	with the exception of office holders who report directly to the chief executive officer, the link between variable compensation and long-term performance and measurable criteria;

●	the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation at the time of its grant;

●	the conditions under which a director or executive would be required to repay compensation paid to him or her if it was later shown that the data upon which such compensation was based was inaccurate and was required to be restated in the company’s financial statements;

●	the minimum holding or vesting period for variable, equity-based compensation; and

●	maximum limits for severance compensation.

The compensation policy must also consider appropriate incentives from a long-term perspective.

The compensation committee is responsible for: (1) recommending the compensation policy to a company’s board of directors for its approval (and subsequent approval by the shareholders); and (2) duties related to the compensation policy and to the compensation of a company’s office holders, including:

●	recommending whether a compensation policy should continue in effect, if the then-current policy has a term of greater than three years (approval of either a new compensation policy or the continuation of an existing compensation policy must in any case occur every three years);

●	recommending to the board of directors periodic updates to the compensation policy;

●	assessing implementation of the compensation policy;

●	determining whether the terms of compensation of certain office holders of the company need not be brought to approval of the shareholders; and

●	determining whether to approve the terms of compensation of office holders that require the committee’s approval.

Our compensation policy to be in place upon the consummation of this offering is designed to promote our long-term goals, work plan and policy, retain, motivate and incentivize our directors and executive officers, while considering the risks that our activities involve, our size, the nature and scope of our activities and the contribution of an officer to the achievement of our goals and maximization of profits, and align the interests of our directors and executive officers with our long-term performance. To that end, a portion of an executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.

Our compensation policy also addresses our executive officer’s individual characteristics (such as his or her respective position, education, scope of responsibilities and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers, and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses, equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary. In addition, our compensation policy provides for maximum permitted ratios between the total variable (cash bonuses and equity-based compensation) and non-variable (base salary) compensation components, in accordance with an officer’s respective position with the company.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to executive officers other than our chairman or Chief Executive Officer may be based entirely on a discretionary evaluation. Our Chief Executive Officer will be entitled to recommend performance objectives to such executive officers, and such performance objectives will be approved by our compensation committee (and, if required by law, by our board of directors).

The performance measurable objectives of our chairman and Chief Executive Officer will be determined annually by our compensation committee and board of directors. A less significant portion of the chairman’s and/or the Chief Executive Officer’s annual cash bonus may be based on a discretionary evaluation of the chairman’s or the Chief Executive Officer’s respective overall performance by the compensation committee and the board of directors based on quantitative and qualitative criteria.

The equity-based compensation under our compensation policy for our executive officers (including members of our board of directors) is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and phantom, options, in accordance with our equity incentive plan then in place. Share options granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, our compensation policy contains compensation recovery provisions which allows us under certain conditions to recover bonuses paid in excess, enables our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance our compensation policy) and allows us to exculpate, indemnify and insure our executive officers and directors subject to certain limitations set forth thereto.

Our compensation policy also provides for compensation to the members of our board of directors either: (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time; or (ii) in accordance with the amounts determined in our compensation policy.

Internal Auditor

Under the Companies Law, the board of directors of an Israeli public company must appoint an internal auditor nominated by the audit committee. Our internal auditor is              . The role of the internal auditor is to examine, among other things, whether a company’s actions comply with the law and proper business procedure. The audit committee is required to oversee the activities, and to assess the performance of the internal auditor as well as to review the internal auditor’s work plan. An internal auditor may not be an interested party or office holder, or a relative of any interested party or office holder, and may not be a member of the company’s independent accounting firm or its representative. The Companies Law defines an interested party as a holder of 5% or more of the outstanding shares or voting rights of a company, any person or entity that has the right to appoint at least one director or the general manager of the company or any person who serves as a director or as the general manager of a company. Our internal auditor is not our employee, but partner of a firm which specializes in internal auditing.

Remuneration of Directors

Under the Companies Law, remuneration of directors is subject to the approval of the compensation committee, thereafter by the board of directors and thereafter, unless exempted under the regulations promulgated under the Companies Law, by the general meeting of the shareholders. In case the remuneration of the directors is in accordance with regulations applicable to remuneration of the external directors then such remuneration shall be exempt from the approval of the general meeting. Where the director is also a controlling shareholder, the requirements for approval of transactions with controlling shareholders apply.

Fiduciary Duties of Office Holders

The Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company.

The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care of an office holder includes a duty to use reasonable means to obtain:

●	information on the advisability of a given action brought for his approval or performed by him by virtue of his position; and

●	all other important information pertaining to these actions.

The duty of loyalty of an office holder requires an office holder to act in good faith and for the benefit of the company, and includes a duty to:

●	refrain from any conflict of interest between the performance of his duties in the company and his performance of his other duties or personal affairs;

●	refrain from any action that is competitive with the company’s business;

●	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or others; and

●	disclose to the company any information or documents relating to the company’s affairs which the office holder has received due to his position as an office holder.

Insurance

Under the Companies Law, a company may obtain insurance for any of its office holders against the following liabilities incurred due to acts he or she performed as an office holder, if and to the extent provided for in the company’s articles of association:

●	breach of his or her duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

●	a financial liability imposed upon him or her in favor of another person.

We currently have directors’ and officers’ liability insurance, providing total coverage of $2 million for the benefit of all of our directors and officers, in respect of which we paid a twelve-month premium of approximately $907, which expires on April 14, 2021. We intend to purchase additional insurance coverage prior to the consummation of this offering.

Indemnification

The Companies Law and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

The foregoing descriptions summarize the material aspects and practices of our board of directors. For additional details, we also refer you to the full text of the Companies Law, as well as of our amended and restated articles of association, which are exhibits to this registration statement of which this prospectus forms a part, and are incorporated herein by reference.

There are no service contracts between us or our Subsidiary, on the one hand, and our directors in their capacity as directors, on the other hand, providing for benefits upon termination of service.

Approval of Related Party Transactions under Israeli Law

General

Under the Companies Law, we may approve an action by an office holder from which the office holder would otherwise have to refrain, as described above, if:

●	the office holder acts in good faith and the act or its approval does not cause harm to the company; and

●	the office holder disclosed the nature of his or her interest in the transaction (including any significant fact or document) to the company at a reasonable time before the company’s approval of such matter.

Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an office holder disclose to the company, promptly, and, in any event, not later than the board meeting at which the transaction is first discussed, any direct or indirect personal interest that he or she may have and all related material information known to him or her relating to any existing or proposed transaction by the company. If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by:

●	the office holder’s relatives; or

●	any corporation in which the office holder or his or her relatives holds 5% or more of the shares or voting rights, serves as a director or general manager or has the right to appoint at least one director or the general manager.

An office holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction. Under the Companies Law, an extraordinary transaction is a transaction:

●	not in the ordinary course of business;

●	not on market terms; or

●	that is likely to have a material effect on the company’s profitability, assets or liabilities.

The Companies Law does not specify to whom within us nor the manner in which required disclosures are to be made. We require our office holders to make such disclosures to our board of directors.

Under the Companies Law, once an office holder complies with the above disclosure requirement, the board of directors may approve a transaction between the company and an office holder, or a third party in which an office holder has a personal interest, unless the articles of association provide otherwise and provided that the transaction is in the company’s interest. If the transaction is an extraordinary transaction in which an office holder has a personal interest, first the audit committee and then the board of directors, in that order, must approve the transaction. Under specific circumstances, shareholder approval may also be required. Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. A director who has a personal interest in a transaction, which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter, unless a majority of members of the board of directors or the audit committee, as the case may be, has a personal interest. If a majority of the board of directors has a personal interest, then shareholder approval is generally also required.

Disclosure of Personal Interests of a Controlling Shareholder

Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, as well as transactions for the provision of services whether directly or indirectly by a controlling shareholder or his or her relative, or a company such controlling shareholder controls, and transactions concerning the terms of engagement and compensation of a controlling shareholder or a controlling shareholder’s relative, whether as an office holder or an employee, require the approval of the audit committee or the compensation committee, as the case may be, the board of directors and a majority of the shares voted by the shareholders of the company participating and voting on the matter in a shareholders’ meeting. In addition, the shareholder approval must fulfill one of the following requirements:

●	at least a majority of the shares held by shareholders who have no personal interest in the transaction and are voting at the meeting must be voted in favor of approving the transaction, excluding abstentions; or

●	the shares voted by shareholders who have no personal interest in the transaction who vote against the transaction represent no more than 2% of the voting rights in the company.

In addition, any extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest with a term of more than three years requires the abovementioned approval every three years; however, such transactions not involving the receipt of services or compensation can be approved for a longer term, provided that the audit committee determines that such longer term is reasonable under the circumstances.

The Companies Law requires that every shareholder that participates, in person, by proxy or by voting instrument, in a vote regarding a transaction with a controlling shareholder, must indicate in advance or in the ballot whether or not that shareholder has a personal interest in the vote in question. Failure to so indicate will result in the invalidation of that shareholder’s vote.

The term “controlling shareholder” is defined in the Companies Law as a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint 50% or more of the directors of the company or its general manager. In the context of a transaction involving a shareholder of the company, a controlling shareholder also includes a shareholder who holds 25% or more of the voting rights in the company if no other shareholder holds more than 50% of the voting rights in the company. For this purpose, the holdings of all shareholders who have a personal interest in the same transaction will be aggregated.

Approval of the Compensation of Directors and Executive Officers

The compensation of, or an undertaking to indemnify, insure or exculpate, an office holder who is not a director requires the approval of the company’s compensation committee, followed by the approval of the company’s board of directors, and, if such compensation arrangement or an undertaking to indemnify, insure or exculpate is inconsistent with the company’s stated compensation policy, or if the said office holder is the chief executive officer of the company (subject to a number of specific exceptions), then such arrangement is subject to the approval of our shareholders, subject to a special majority requirement.

Directors. Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under the regulations promulgated under the Companies Law, the approval of the general meeting of our shareholders. If the compensation of our directors is inconsistent with our stated compensation policy, then, provided that those provisions that must be included in the compensation policy according to the Companies Law have been considered by the compensation committee and board of directors, shareholder approval by a special majority will be required.

Executive officers other than the chief executive officer. The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) only if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders by a special majority. However, if the shareholders of the company do not approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

Chief executive officer. Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders by a special majority. However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provides detailed reasons for their decision. In addition, the compensation committee may exempt the engagement terms of a candidate to serve as the chief executive officer from shareholders’ approval, if the compensation committee determines that the compensation arrangement is consistent with the company’s stated compensation policy, that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company, and that subjecting the approval to a shareholder vote would impede the company’s ability to attain the candidate to serve as the company’s chief executive officer (and provide detailed reasons for the latter).

The approval of each of the compensation committee and the board of directors, with regard to the office holders and directors above, must be in accordance with the company’s stated compensation policy; however, under special circumstances, the compensation committee and the board of directors may approve compensation terms of a chief executive officer that are inconsistent with the company’s compensation policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained by a special majority requirement.

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to refrain from abusing his power in the company and to act in good faith and in an acceptable manner in exercising his rights and performing his obligations toward the company and other shareholders, including, among other things, in voting at general meetings of shareholders (and at shareholder class meetings) on the following matters:

●	amendment of the articles of association;

●	increase in the company’s authorized share capital;

●	merger; and

●	the approval of related party transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from oppressing other shareholders. The remedies generally available upon a breach of contract will also apply to a breach of the above mentioned duties, and in the event of oppression of other shareholders, additional remedies are available to the injured shareholder.

In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or has another power with respect to a company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Equity Incentive Plan

Our 2019 Equity Plan, or 2019 Plan, was adopted by our board of directors on December 2019 (although no options were granted until April 20, 2020). The 2019 Plan provides for the grant of options to our directors, employees, officers, consultants and service providers who are our employees, officers, directors or consultants, as well as those of our affiliated companies. As of March 5, 2021, the total number of Ordinary Shares reserved for the exercise of options granted under our 2019 Plan was 18,354,138. The shares subject to our 2019 Plan may be either authorized but unissued Ordinary Shares or reacquired Ordinary Shares, subject to applicable laws.

Our 2019 Plan is administered by the committee, consisting of our board of directors, regarding the granting of options and the terms of option grants, including exercise price, method of payment, vesting schedule, acceleration of vesting and the other matters necessary in the administration of this plan. Eligible employees, officers and directors, as well as those of our affiliated companies, would qualify for provisions of Section 102 of the Israeli Income Tax Ordinance of 1961 (New Version), or the Tax Ordinance. Section 102 of the Tax Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track.” However, under this track we are not allowed to deduct an expense with respect to the issuance of the options or shares.

Our consultants and those of our affiliated companies and our employees, directors and/or officers and those of our affiliated companies who are controlling shareholders prior to and/or after the issuance of Ordinary Shares underlying the options may only be granted options under section 3(i) of the Tax Ordinance, which does not provide for similar tax benefits. In addition, the committee may, in its sole discretion, grant restricted shares to our service providers, subject to terms and conditions of our 2019 Plan and the applicable restricted shares agreement between the service provider and us.

As a default, our 2019 Plan provides that upon termination of a service provider’s engagement for any reason, other than in the event of death, disability or cause, all unvested options will terminate and the underlying Ordinary Shares will revert to our 2019 Plan, and all vested options will generally be exercisable for 90 days following such termination, subject to the terms of the 2019 Plan and the governing option agreement. Notwithstanding the foregoing, in the event the engagement is terminated for cause (including, inter alia, due to dishonesty toward us or our affiliate, substantial malfeasance or nonfeasance of duty and conduct substantially prejudicial to our or our affiliate’s business; or any substantial breach by the optionee of his or her service agreement) all options granted to such service provider, whether vested or unvested, will not be exercisable and will terminate on the date of the termination of his service agreement. If a service provider’s engagement with us is terminated six months following any exercise, payment or delivery pursuant to an option or restricted share, the service provider shall pay to us the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery. Upon termination of a service agreement due to death or disability, all the options vested at the time of termination and within 60 days after the date of such termination, will generally be exercisable for 12 months, or such other period as determined by the plan administrator, subject to the terms of the 2019 Plan and the governing option agreement.

 If we are party to a merger, acquisition, reorganization or consolidation in which we are not the surviving entity or the sale, transfer, exchange or other disposition of all or substantially all of our shares or assets, outstanding options and shares acquired under the 2019 Plan will be subject to the agreement of merger or consolidation, which will provide for one or more of the following: (i) the assumption of such options by the surviving corporation or its parent, (ii) the substitution by the surviving corporation or its parent of new options, or (iii) in the event that the successor entity neither assumes nor substitutes all outstanding options, then the option shall terminate as of the date of a merger, acquisition, reorganization or consolidation in which we are not the surviving entity or the sale, transfer, exchange or other disposition of all or substantially all of our shares or assets.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Ordinary Shares as of March 5, 2021 by:

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

●	each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to Ordinary Shares. Ordinary Shares issuable under share options or warrants that are exercisable within 60 days after March 5, 2021, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of shares beneficially owned before this offering is based on 97,795,209 shares outstanding on March 5, 2021. The number of Ordinary Shares deemed outstanding after this offering is based on              Ordinary Shares which does not assume exercise of the underwriters’ over-allotment option.

We are not controlled by another corporation, by any foreign government or by any natural or legal persons except as set forth herein, and there are no arrangements known to us which would result in a change in control of our company at a subsequent date. Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise noted below, each beneficial owner’s address is: c/o Inspira Technologies Oxy B.H.N. Ltd., 2 Ha-Tidhar St., Ra’anana, 4366504 Israel.

	No. of Shares Beneficially Owned Prior to this Offering	Percentage Owned Before this Offering	Percentage Owned After this Offering
Holders of more than 5% of our voting securities:
Dagi Ben-Noon	25,133,219	20.54%		%
Udi Nussinovitch	25,133,219	20.54%
Joe Hayon	25,133,219	20.54%
IML	34,006,518	27.79%

Directors and senior management who are not 5% holders:
Benad Goldwasser (2)	-	-
Avi Shabtai	4,200,049	3.43%

All directors and senior management as a group (5 persons)	113,606,224	92.84%		%

*	Indicates director of the Company.

**	Less than 1%.

(1)	Includes options to purchase 8,401,756 Ordinary Shares that are exercisable within 60 days, at an exercise price of NIS 0.01 per share and 6,211,309 Ordinary Shares that are exercisable within 60 days, at an exercise price of the offer price per share.

(2)	We undertook to issue Prof. Goldwasser options to purchase 3,000,000 Ordinary Shares with an exercise price 0.01 NIS , which vest on quarterly basis for three years. As of the date hereof, we have not yet granted the options to Prof. Goldwasser.

Record Holders

As of March 5, 2021, there were six shareholders of record of our Ordinary Shares, which were located in Israel.

RELATED PARTY TRANSACTIONS

Employment and Service Agreements

We have entered into written employment agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them up to a certain amount and to the extent that these liabilities are not covered by directors and officers insurance. Members of our senior management are eligible for bonuses each year. The bonuses are payable upon meeting objectives and targets that are set by our Chief Executive Officer and approved annually by our board of directors that also set the bonus targets for our Chief Executive Officer.

Options

Since our inception, we have granted options to purchase our Ordinary Shares to our officers and certain of our directors. Such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions. We describe our option plans under “Management—Equity Incentive Plan.” If the relationship between us and an executive officer or a director is terminated, except for cause (as defined in the various option plan agreements), options that are vested will generally remain exercisable for three months after such termination.

Founders Agreement

Two of our shareholders, who also serve as officers and directors of our company, Dagi Ben-Noon and Udi Nussinovitch, or the Initial Founders, have entered into a founders agreement, or the Founders Agreement, dated February 19, 2018. Pursuant to the Founders Agreement, there was an opportunity for one or more founders to join our company and approximately 47.87% of the then issued and outstanding shares of our company were earmarked for additional founders. The parties have agreed that for a period of four years commencing on August 1, 2017 with respect to Dagi Ben-Noon and any additional founders, and for a period of four years commencing on February 19, 2018 with respect to Udi Nussinovitch, the parties’ shares shall be subject to repurchase right by other founders who are engaged with us then. Upon the termination or resignation of one of the Initial Founders, the other founders that engage with us at such point will have the right to repurchase the shares for no consideration within 180 days from the termination or resignation of another Initial Founder. The parties also agreed to restrict the transfer of each of the Initial Founders’ shares (i) to any beneficiary designation or by intestate will succession of the founder; or (ii) to the members of the founder’s immediate family; or (iii) to any corporation or other entity wholly owned by the founder. In addition, such transferee has to abide by the provisions of the Founders Agreement. In December 2018, Joe Hayon entered into a co-founder agreement with the Initial Founders. We expect that the Founders Agreement will be terminated in connection with this offering.

Shareholders Loans

On May 20, 2019, we entered into an initial public offering implementation deed, or the IPO Deed, with InSense Medical Pty Ltd., or IML, the Founders and Newburyport Partners Pty Ltd., or Newburyport. Despite the similarity between our company’s name and IML’s name, IML was not and has never been our subsidiary. Pursuant to the IPO Deed, we agreed to pursue an initial public offering on the Australian Securities Exchange, or the ASX, and Newburyport agreed to fund such initial public offering on the ASX by selling IML’s ordinary shares to private investors for proceeds in a minimum aggregate amount of A$5 (approximately $3.357) million and a maximum aggregate of A$5.5 (approximately $3.692) million and advance the proceeds of such sale to us as a convertible loan. Within six weeks from May 20, 2019 and subject to successful fundraising by IML, we would exchange all of our shares and rights to purchase our shares for shares and rights to purchase shares of IML. Pursuant to the IPO Deed, we were allowed to use the funds raised by IML to develop our technology and pay for accrued expenses, administration consultant costs in Australia and the costs associated with the initial public offering on the ASX.

On July 1, 2019, we entered into a convertible bridge loan agreement, or the 2019 CLA, with IML, according to which we were to receive a loan in the minimum amount of $2.44 million and the maximum amount of up to $2.79 million. The 2019 CLA did not include an option of cash repayment. As of June 30, 2020, we received from IML approximately $2.233 million (A$3.327), out of which we returned $370,000 (A$550,847) to IML for fundraising expenses. The loan bore interest of 2.56% and was provided in Australian dollars. Pursuant to the 2019 CLA, we were supposed to repay the loan by converting the principal amount and accrued interest amount to our Ordinary Shares at a price per share of A$0.14 (approximately $0.094) or A$0.16 (approximately $0.107) upon the earlier of (i) an initial public offering on the ASX; or (ii) a merger, an acquisition or passage of twelve months from July 1, 2019. In August 2020, we received an additional amount of $134,000(A$200,000).

On July 18, 2019, we modified the IPO Deed, or the Deed of Variation, to reduce the amount that Newburyport had to raise to a minimum aggregate amount of A$3.5 (approximately $2.35) million and a maximum aggregate amount of A$4 (approximately $2.68) million. Subject to Newburyport securing the initial commitments in the minimum amount of A$3.5 million by July 26, 2019, the Deed of Variation specified that the timing to receive the funds from the private placement of IML’s shares would be as provided in the budget of the 2019 CLA.

When we were considering pursuing an initial public offering on the ASX, we were focused on another type of product – an intravenous oxygenation device. However, the development of this product did not progress as quickly as we planned. On the other hand, we progressed with our ART system ahead of our plans, reducing the time to market by approximately two years. As we are focusing on the commercialization of our ART system in the U.S. market, we decided to pursue an initial public offering on Nasdaq rather than the ASX. Therefore, on November 27, 2020, we entered into an agreement, or the Termination Agreement, with IML, the Founders and Newburyport to terminate the IPO Deed, the Deed of Variation and the 2019 CLA, or the Previous Agreements. Pursuant to the Termination Agreement, we agreed to convert the loan amount and the interest accrued under the 2019 CLA as of November 27, 2020, into 24,845,209 of our Ordinary Shares, at price per share of A$0.14 (approximately $0.094) or A$0.16 (approximately $0.107), and to issue to Newburyport or its affiliates 2,950,000 of our Ordinary Shares as promoter shares, and options to purchase 1,050,000 of our Ordinary Shares, to Daniel Goldstein, who promoted our contract with IML, at an exercise price of NIS 0.01 per share. IML’s holdings of our shares will be distributed to individual shareholders upon our initial public offering on the Nasdaq Capital Market. In addition, we agreed to hire Newburyport and Peter Marks, another affiliate of IML, as our business developers to identify, introduce and promote us to potential investors, approved by us in writing at our sole discretion. We promised to pay cash commission in the amount of 7% from the net proceeds of received by us from an investment consummated within 12 months of our introduction to the investor by Newburyport or Peter Marks. As of March 5, 2021, we have paid Newburyport and Peter Marks A$50,000 (approximately $39,000) each, as cash commission for investor introduction.

DESCRIPTION OF SHARE CAPITAL

General

As of March 5, 2021, our authorized share capital consisted of 300,000,000 Ordinary Shares, par value NIS 0.01 per share, of which 97,795,209 Ordinary Shares were issued and outstanding as of such date. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Since our incorporation in February 2018, we have issued the following Ordinary Shares: (i) an aggregate of 1,013,055 Ordinary Shares for no consideration to our founders and certain advisors; (ii) 68,986,945 Ordinary Shares as bonus shares for no consideration to existing shareholders; (iii) and an aggregate of 27,795,209 Ordinary Shares to Inspira Technologies Limited (formerly known as IML), which was issued pursuant to the Termination Agreement. See above “Related Party Transactions – Shareholders Loans” for additional information regarding the Termination Agreement.

In addition to Ordinary Shares, in the last three years, we have granted options to purchase an aggregate of 274,623 Ordinary Shares (prior to a bonus share adjustment) to directors, officers and employees with exercise prices ranging from A$0.01 (approximately $0.0067) to A$7.8969 (approximately $5.3) per share under our Global Plan. After the bonus share adjustment, the exercise prices of the Ordinary Shares underlying such options range between $0.0001 to $0.1143. As of March 5, 2021, no options granted under the Global Plan were exercised, and 28,897 options were cancelled, forfeited, expired, or were otherwise not granted, such that the total outstanding amount of options under the Global Plan as of March 5, 2021 is 18,279,226 (reflecting 264,541 options prior to the bonus shares adjustment).

Our registration number with the Israeli Registrar of Companies is 515806495.

Purposes and Objects of the Company

Our purpose is set forth in Article 3(b) of our amended and restated articles of association and includes every lawful purpose.

Simple Agreements for Future Equity

In December 2020 through March 2021, we entered into certain equity investment agreements, which we refer to as Simple Agreements for Future Equity, or SAFEs, for aggregate proceeds of $5,414,593. Out of the amounts we received under the SAFEs, $2,803,844 will be converted into our Ordinary Shares, at a conversion rate equal to the lower of (i) our company valuation cap of $35,000,000, or (ii) a discount of 30% from the per share price of our Ordinary Share in the event of an initial public offering, merger, acquisition or other liquidity event. However, if an initial public offering, merger, acquisition, other liquidity event or dissolution event does not take place within 24 months from December 2020, then the subscription amount under such SAFEs will convert into our Ordinary Shares as follows: (i) investors representing an aggregate of $1,426,155 of the SAFEs will convert at a conversion price reflecting a company valuation of $17,500,000, and (ii) investors representing an aggregate of $1,377,689 of the SAFEs will convert at a conversion price reflecting a company valuation of $35,000,000. In addition, if the subscription amounts under the SAFEs is converted to Ordinary Shares in connection with an initial public offering, then we will issue the SAFE investors warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering, as follows: (i) investors representing an aggregate of $1,426,155 of the SAFEs shall receive 75% warrant coverage with a four year warrant, and (ii) investors representing an aggregate of $1,377,689 of the SAFEs shall receive 50% warrant coverage with a three year warrant.

The remaining $2,610,749 we received under the SAFEs will be converted into our Ordinary Shares, at a conversion rate equal to the lower of (i) our company valuation cap of $70,000,000, or (ii) a discount of 30% from the per share price of our Ordinary Share in the event of an initial public offering, merger, acquisition or other liquidity event. However, if an initial public offering, merger, acquisition, other liquidity event or dissolution event does not take place within 24 months from December 2020, then the subscription amount under such SAFEs will convert into our Ordinary Shares at a conversion price reflecting a company valuation of $70,000,000. In addition, if the subscription amounts under the SAFEs is converted to Ordinary Shares in connection with an initial public offering, then we will issue the SAFE investors warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage with a three year warrant.

Convertible Loan Agreements

In January through March 2021, we entered into a convertible loan agreements for the aggregate amount of $3,484,113.These convertible loan agreements have a maturity date of May 31, 2021 and 5.0% per annum accrued quarterly. Upon completion of our initial public offering on the Nasdaq Capital Market, the loan amount under the convertible loan agreements will convert to Ordinary Shares at a conversion rate equal to a discount of 20% from the per share price of our Ordinary Share in our initial public offering. Additionally, the investors will receive warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage with a three year warrant.

The Powers of the Directors

Our Board of Directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our Board of Directors may exercise all powers that are not required under the Companies Law or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●

equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our amended and restated articles of association, our directors are elected at an annual general meeting and/or a special meeting of our shareholders and serve on the board of directors until the next annual general meeting (except for external directors) or until they resign or until they cease to act as board members pursuant to the provisions of our amended and restated articles of association or any applicable law, upon the earlier. Pursuant to our amended and restated articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our amended and restated articles of association allow our Board of Directors to appoint directors to fill vacancies and/or as an addition to the Board of Directors (subject to the maximum number of directors) to serve until the next annual general meeting. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law. See “Management—Board Practices—External Directors.”

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit and upon the request of any shareholder or shareholders holding at least five percent (5%) or a higher percent of our voting rights.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and twenty one days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●

the exercise of our Board of Director’s powers by a general meeting if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law and our amended and restated articles of association require that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities.

Provisions Restricting Change in Control of Our Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or our Subsidiary). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares.  For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a controlling shareholder if there is no controlling shareholder in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a controlling shareholder in the company which resulted in the acquirer becoming a controlling shareholder in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

SHARES ELIGIBLE FOR FUTURE SALE

In connection with this offering, we have applied to list our Ordinary Shares on Nasdaq, under the symbol “IINN.” No assurance can be given that our application will be approved. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our Ordinary Shares. Upon completion of this offering, we will have outstanding Ordinary Shares, assuming the underwriters do not exercise their over-allotment option. All of the Ordinary Shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than by our affiliates.

Lock-up Agreements

We and our executive officers, directors, and certain shareholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any Ordinary Shares or any other securities convertible into or exchangeable for Ordinary Shares except for the Ordinary Shares offered in this offering without the prior written consent of the representative for a period of 180 days after the consummation of this offering. After the expiration of such day period, the Ordinary Shares held by our directors, executive officers or certain of our other existing shareholders may be sold outside of the United States subject to the restrictions under applicable Israeli securities laws or by means of registered public offerings.

Rule 144

In general, under Rule 144 under the Securities Act as in effect on the date hereof, beginning 90 days after the date hereof, a person who holds restricted Ordinary Shares (assuming there are any restricted shares) and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least six months, would be entitled to sell an unlimited number of our Ordinary Shares, provided current public information about us is available. In addition, under Rule 144, a person who holds restricted shares in us and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least one year, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the date hereof, our affiliates who have beneficially owned our Ordinary Shares for at least six months will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of Ordinary Shares then outstanding; or

●	the average weekly trading volume of our or Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale; provided that current public information about us is available and the affiliate complies with the manner of sale requirements imposed by Rule 144.

Affiliates are also subject to additional restrictions on the manner of sales under Rule 144 and notice filing requirements. We cannot estimate the number of our Ordinary Shares that our existing shareholders will elect to sell.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our Ordinary Shares may be sold in some manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell such Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL SHARE TRANSFER RESTRICTION MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF THE ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.

ISRAELI TAX CONSIDERATIONS AND GOVERNMENT PROGRAMS

The following is a description of the material Israeli income tax consequences of the ownership of our Ordinary Shares. The following also contains a description of material relevant provisions of the current Israeli income tax structure applicable to companies in Israel, with reference to its effect on us. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares. Shareholders should consult their own tax advisors concerning the tax consequences of their particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax. As of January 2016, the corporate tax rate was 25%. As of January 1, 2017, the corporate tax rate was reduced to 24% and as of January 1, 2018, the corporate tax rate is 23%. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to the prevailing corporate tax rate.

Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate. Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

●	amortization of the cost of purchased a patent, rights to use a patent, and know-how, which are used for the development or advancement of the company, over an eight-year period, commencing on the year in which such rights were first exercised;

●	under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

●	expenses related to a public offering are deductible in equal amounts over three years.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax Benefits and Grants for Research and Development

Under the Israeli Encouragement of Research, Development and Industrial Initiative Technology Law, 5744-1984, as amended, and related regulations, or the Research Law, research and development programs which meet specified criteria and are approved by the IIA are eligible for grants of up to 50% of the project’s expenditure, as determined by the research committee, in exchange for the payment of royalties from the revenues generated from the sale of products and related services developed, in whole or in part pursuant to, or as a result of, a research and development program funded by the IIA. The royalties are generally at a range of 3.0% to 5.0% of revenues until the entire IIA grant is repaid, together with an annual interest generally equal to the 12 months London Interbank Offered Rate applicable to dollar deposits that is published on the first business day of each calendar year.

The terms of the Research Law also require that the manufacture of products developed with government grants be performed in Israel. The transfer of manufacturing activity outside Israel may be subject to the prior approval of the IIA. Under the regulations of the Research Law, assuming we receive approval from the Chief Scientist to manufacture our IIA-funded products outside Israel, we may be required to pay increased royalties. The increase in royalties depends upon the manufacturing volume that is performed outside of Israel as follows:

Manufacturing Volume Outside of Israel	Royalties to the Chief Scientist as a Percentage of Grant

Up to 50%	120%
Between 50% and 90%	150%
90% and more	300%

If the manufacturing is performed outside of Israel by us, the rate of royalties payable by us on revenues from the sale of products manufactured outside of Israel will increase by 1% over the regular rates. If the manufacturing is performed outside of Israel by a third party, the rate of royalties payable by us on those revenues will be equal to the ratio obtained by dividing the amount of the grants received from the Office of the Chief Scientist and our total investment in the project that was funded by these grants. The transfer of no more than 10% of the manufacturing capacity in the aggregate outside of Israel is exempt under the Research Law from obtaining the prior approval of the IIA. A company requesting funds from the IIA also has the option of declaring in its IIA grant application an intention to perform part of its manufacturing outside Israel, thus avoiding the need to obtain additional approval. On January 6, 2011, the Research Law was amended to clarify that the potential increased royalties specified in the table above will apply even in those cases where the IIA approval for transfer of manufacturing outside of Israel is not required, namely when the volume of the transferred manufacturing capacity is less than 10% of total capacity or when the company received an advance approval to manufacture abroad in the framework of its IIA grant application.

The know-how developed within the framework of the Chief Scientist plan may not be transferred to third parties outside Israel without the prior approval of a governmental committee charted under the Research Law. The approval, however, is not required for the export of any products developed using grants received from the Chief Scientist. The IIA approval to transfer know-how created, in whole or in part, in connection with an IIA-funded project to third party outside Israel where the transferring company remains an operating Israeli entity is subject to payment of a redemption fee to the IIA calculated according to a formula provided under the Research Law that is based, in general, on the ratio between the aggregate IIA grants to the company’s aggregate investments in the project that was funded by these IIA grants, multiplied by the transaction consideration. The transfer of such know-how to a party outside Israel where the transferring company ceases to exist as an Israeli entity is subject to a redemption fee formula that is based, in general, on the ratio between the aggregate IIA grants to the total financial investments in the company, multiplied by the transaction consideration. According to the January 2011 amendment, the redemption fee in case of transfer of know-how to a party outside Israel will be based on the ratio between the aggregate IIA grants received by the company and the company’s aggregate R&D expenses, multiplied by the transaction consideration. According to regulations promulgated following the 2011 amendment, the maximum amount payable to the IIA in case of transfer of know how outside Israel shall not exceed 6 times the value of the grants received plus interest, and in the event that the receiver of the grants ceases to be an Israeli corporation such payment shall not exceed six times the value of the grants received plus interest, with a possibility to reduce such payment to up to three times the value of the grants received plus interest if the R&D activity remains in Israel for a period of three years after payment to the IIA.

Transfer of know-how within Israel is subject to an undertaking of the recipient Israeli entity to comply with the provisions of the Research Law and related regulations, including the restrictions on the transfer of know-how and the obligation to pay royalties, as further described in the Research Law and related regulations.

These restrictions may impair our ability to outsource manufacturing, engage in change of control transactions or otherwise transfer our know-how outside Israel and may require us to obtain the approval of the IIA for certain actions and transactions and pay additional royalties to the IIA. In particular, any change of control and any change of ownership of our Ordinary Shares that would make a non-Israeli citizen or resident an “interested party,” as defined in the Research Law, requires a prior written notice to the IIA in addition to any payment that may be required of us for transfer of manufacturing or know-how outside Israel. If we fail to comply with the Research Law, we may be subject to criminal charges.

Tax Benefits for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

●	The research and development must be for the promotion of the company; and

●	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the income Tax Ordinance, 1961. Expenditures not so approved are deductible in equal amounts over three years.

From time to time we may apply the Office of the Chief Scientist for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).

Tax Benefits

The Investment Law grants tax benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. A Preferred Company is entitled to a reduced corporate tax rate of 16% with respect to its income derived by its Preferred Enterprise, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 9%.

Dividends paid out of income attributed to a Preferred Enterprise are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax is required to be withheld.

Taxation of our Shareholders

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders. A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company will be exempt from Israeli tax so long as the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of 25% or more in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, or the United States-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty, or a Treaty U.S. Resident, is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

Taxation of Non-Israeli Shareholders on Receipt of Dividends. Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. However, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 20% if the dividend is distributed from income attributed to a Preferred Enterprise, unless a reduced tax rate is provided under an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Ordinary Shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from a Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Subject to the limitations described in the next paragraph, the following discussion summarizes the material U.S. federal income tax consequences to a “U.S. Holder” arising from the purchase, ownership and sale of the Ordinary Shares. For this purpose, a “U.S. Holder” is a holder of Ordinary Shares that is: (1) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under U.S. federal income tax laws; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) or a partnership (other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations) created or organized under the laws of the United States or the District of Columbia or any political subdivision thereof; (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of source; (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) a trust that has a valid election in effect to be treated as a U.S. person to the extent provided in U.S. Treasury regulations.

This summary is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase our Ordinary Shares. This summary generally considers only U.S. Holders that will own our Ordinary Shares as capital assets. Except to the limited extent discussed below, this summary does not consider the U.S. federal tax consequences to a person that is not a U.S. Holder, nor does it describe the rules applicable to determine a taxpayer’s status as a U.S. Holder. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof, and the U.S./Israel Income Tax Treaty, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and all of which are open to differing interpretations. We will not seek a ruling from the IRS with regard to the U.S. federal income tax treatment of an investment in our Ordinary Shares by U.S. Holders and, therefore, can provide no assurances that the IRS will agree with the conclusions set forth below.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder based on such holder’s particular circumstances and in particular does not discuss any estate, gift, generation-skipping, transfer, state, local, excise or foreign tax considerations. In addition, this discussion does not address the U.S. federal income tax treatment of a U.S. Holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or “financial services entity;” (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our Ordinary Shares in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the U.S. alternative minimum tax; (5) a U.S. Holder that holds our Ordinary Shares as a hedge or as part of a hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a tax-exempt entity; (7) real estate investment trusts or grantor trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a person having a functional currency other than the U.S. dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, Ordinary Shares representing 10% or more of our voting power. Additionally, the U.S. federal income tax treatment of partnerships (or other pass-through entities) or persons who hold Ordinary Shares through a partnership or other pass-through entity are not addressed.

Each prospective investor is advised to consult his or her own tax adviser for the specific tax consequences to that investor of purchasing, holding or disposing of our Ordinary Shares, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

Taxation of Dividends Paid on Ordinary Shares

We do not intend to pay dividends in the foreseeable future. In the event that we do pay dividends, and subject to the discussion under the heading “Passive Foreign Investment Companies” below and the discussion of “qualified dividend income” below, a U.S. Holder, other than certain U.S. Holder’s that are U.S. corporations, will be required to include in gross income as ordinary income the amount of any distribution paid on Ordinary Shares (including the amount of any Israeli tax withheld on the date of the distribution), to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution which exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis for the Ordinary Shares to the extent thereof, and then capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

In general, preferential tax rates for “qualified dividend income” and long-term capital gains are applicable for U.S. Holders that are individuals, estates or trusts. For this purpose, “qualified dividend income” means, inter alia, dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” is a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States which includes an exchange of information program. The IRS has stated that the Israel/U.S. Tax Treaty satisfies this requirement and we believe we are eligible for the benefits of that treaty.

In addition, our dividends will be qualified dividend income if our Ordinary Shares are readily tradable on the Nasdaq Capital Market or another established securities market in the United States. Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a PFIC, as described below under “Passive Foreign Investment Companies.” A U.S. Holder will not be entitled to the preferential rate: (1) if the U.S. Holder has not held our Ordinary Shares for at least 61 days of the 121 day period beginning on the date which is 60 days before the ex-dividend date, or (2) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar property. Any days during which the U.S. Holder has diminished its risk of loss on our Ordinary Shares are not counted towards meeting the 61-day holding period. Finally, U.S. Holders who elect to treat the dividend income as “investment income” pursuant to Code section 163(d)(4) will not be eligible for the preferential rate of taxation.

The amount of a distribution with respect to our Ordinary Shares will be measured by the amount of the fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. Cash distributions paid by us in NIS will be included in the income of U.S. Holders at a U.S. dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. Holder, and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such U.S. dollar value. If the U.S. Holder subsequently converts the NIS into U.S. dollars or otherwise disposes of it, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be U.S. source ordinary exchange gain or loss.

Taxation of the Disposition of Ordinary Shares

Except as provided under the PFIC rules described below under “Passive Foreign Investment Companies,” upon the sale, exchange or other disposition of our Ordinary Shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis for the Ordinary Shares in U.S. dollars and the amount realized on the disposition in U.S. dollar (or its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale, exchange or other disposition of Ordinary Shares will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year at the time of the disposition. Individuals who recognize long-term capital gains may be taxed on such gains at reduced rates of tax. The deduction of capital losses is subject to various limitations.

Passive Foreign Investment Companies

Special U.S. federal income tax laws apply to U.S. taxpayers who own shares of a corporation that is a PFIC. We will be treated as a PFIC for U.S. federal income tax purposes for any taxable year that either:

●	75% or more of our gross income (including our pro rata share of gross income for any company, in which we are considered to own 25% or more of the shares by value), in a taxable year is passive; or

●	At least 50% of our assets, averaged over the year and generally determined based upon fair market value (including our pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value) are held for the production of, or produce, passive income.

For this purpose, passive income generally consists of dividends, interest, rents, royalties, annuities and income from certain commodities transactions and from notional principal contracts. Cash is treated as generating passive income.

We believe that we will not be a PFIC for the current taxable year, although we have not determined whether we will be a PFIC in the foreseeable future. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our Ordinary Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC.

If we currently are or become a PFIC, each U.S. Holder who has not elected to mark the shares to market (as discussed below), would, upon receipt of certain distributions by us and upon disposition of our Ordinary Shares at a gain: (1) have such distribution or gain allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares, as the case may be; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, when shares of a PFIC are acquired by reason of death from a decedent that was a U.S. Holder, the tax basis of such shares would not receive a step-up to fair market value as of the date of the decedent’s death, but instead would be equal to the decedent’s basis if lower, unless all gain were recognized by the decedent. Indirect investments in a PFIC may also be subject to these special U.S. federal income tax rules.

The PFIC rules described above would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held the Ordinary Shares while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder’s pro rata share of our ordinary earnings as ordinary income and such U.S. Holder’s pro rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. We do not intend to notify U.S. Holders if we believe we will be treated as a PFIC for any tax year. In addition, we do not intend to furnish U.S. Holders annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our Subsidiaries are a PFIC. Therefore, the QEF election will not be available with respect to our Ordinary Shares.

In addition, the PFIC rules described above would not apply if we were a PFIC and a U.S. Holder made a mark-to-market election. A U.S. Holder of our Ordinary Shares which are regularly traded on a qualifying exchange, including the Nasdaq Capital Market, can elect to mark the Ordinary Shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the Ordinary Shares and the U.S. Holder’s adjusted tax basis in the Ordinary Shares. Losses are allowed only to the extent of net mark-to-market gain previously included income by the U.S. Holder under the election for prior taxable years.

U.S. Holders who hold our Ordinary Shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC. U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules.

Tax on Net Investment Income

U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our Ordinary Shares), or in the case of estates and trusts on their net investment income that is not distributed. In each case, the 3.8% Medicare tax applies only to the extent the U.S. Holder’s total adjusted income exceeds applicable thresholds.

Tax Consequences for Non-U.S. Holders of Ordinary Shares

Except as provided below, an individual, corporation, estate or trust that is not a U.S. Holder referred to below as a non-U.S. Holder, generally will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, our Ordinary Shares.

A non-U.S. Holder may be subject to U.S. federal income tax on a dividend paid on our Ordinary Shares or gain from the disposition of our Ordinary Shares if: (1) such item is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States and, if required by an applicable income tax treaty is attributable to a permanent establishment or fixed place of business in the United States; or (2) in the case of a disposition of our Ordinary Shares, the individual non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and other specified conditions are met.

In general, non-U.S. Holders will not be subject to backup withholding with respect to the payment of dividends on our Ordinary Shares if payment is made through a paying agent, or office of a foreign broker outside the United States. However, if payment is made in the United States or by a U.S. related person, non-U.S. Holders may be subject to backup withholding, unless the non-U.S. Holder provides an applicable IRS Form W-8 (or a substantially similar form) certifying its foreign status, or otherwise establishes an exemption.

The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Information Reporting and Withholding

A U.S. Holder may be subject to backup withholding at a rate of 24% with respect to cash dividends and proceeds from a disposition of Ordinary Shares. In general, backup withholding will apply only if a U.S. Holder fails to comply with specified identification procedures. Backup withholding will not apply with respect to payments made to designated exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is timely furnished to the IRS.

Pursuant to recently enacted legislation, a U.S. Holder with interests in “specified foreign financial assets” (including, among other assets, our Ordinary Shares, unless such Ordinary Shares are held on such U.S. Holder’s behalf through a financial institution) may be required to file an information report with the IRS if the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year (or such higher dollar amount as may be prescribed by applicable IRS guidance); and may be required to file a Report of Foreign Bank and Financial Accounts, or FBAR, if the aggregate value of the foreign financial accounts exceeds $10,000 at any time during the calendar year. You should consult your own tax advisor as to the possible obligation to file such information report.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with           as representative for the underwriters in this offering. Each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of Units, consisting of shares of our common stock and warrants, set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Total

The underwriters are committed to purchase all of the Ordinary Shares offered by us other than those covered by the option to purchase additional securities described below, if they purchase any such securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The Company has agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Ordinary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

The Company has granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of _____ additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, it will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $ and the total net proceeds to us will be $ .

Discount

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over- Allotment Option	Total With Over Allotment Option
Public offering price	$	$	$
Underwriting discount (7.00%)	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $         per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

The Company will pay the out-of-pocket accountable expenses of the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, any advance expense deposits paid to the underwriters will be returned to the extent that offering expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

The Company has agreed to pay the underwriters’ non-accountable expenses allowance equal to 1% of the aggregate gross proceeds of this offering. The Company has also agreed to pay for a certain amount of the underwriter’s accountable expenses including actual accountable road show expenses for the offering; prospectus tracking and compliance software for the offering; the reasonable and documented fees and disbursements of the underwriter’s counsel up to an amount of $75,000; background checks of the Company’s officers and directors; preparation of bound volumes and cube mementos in such quantities as the underwriter may reasonably request; provided that these actual accountable expenses of the underwriter shall not exceed $100,000 in the aggregate, including the fees and disbursements of the underwriter’s counsel.

The Company estimates that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $ .

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, the Company, its executive officers, directors and certain holders of the Company’s common stock and securities exercisable for or convertible into its common stock outstanding immediately upon the closing of this offering, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the underwriters, for a period of six (6) months from the date of effectiveness of the offering.

The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period, the Company issues an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the underwriters waive this extension in writing; provided, however, that this lock-up period extension shall not apply to the extent that FINRA has amended or repealed NASD Rule 2711(f)(4), or has otherwise provided written interpretive guidance regarding such rule, in each case, so as to eliminate the prohibition of any broker, dealer, or member of a national securities association from publishing or distributing any research report, with respect to the securities of an emerging growth company (as defined in the JOBS Act) prior to or after the expiration of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its stockholders that restricts or prohibits the sale of securities held by the emerging growth company or its stockholders after the initial public offering date.

Underwriter Warrants

The Company has agreed to issue to the underwriters warrants to purchase up to a total of 7.00% of the Ordinary Shares sold in this offering (excluding the shares sold through the exercise of the over-allotment option). The warrants are exercisable at $ per share ( % of the public offering price) commencing on a date which is six (6) months from the effective date of the offering under this prospectus supplement and expiring on a date which is no more than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants have been deemed compensation by FINRA and are therefore subject to a 6-month lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 12 months from effectiveness. The warrants may be exercised as to all, or a lesser number of shares of common stock, and will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of common stock and unlimited “piggyback” registration rights, both for a period of no greater than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The Company will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

We have granted the underwriter a right of first refusal, for a period of twelve (12) months from the closing of this offering, to act as lead managing underwriter and book runner or minimally as co-lead manager and co-book runner and/or co-lead placement agent at the underwriter’s discretion, for each and every future public and private equity, equity-linked or debt (excluding commercial bank debt) offering, including all equity linked financings during such twelve (12) month period, of the Company, or any successor to or subsidiary of the Company.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over- allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permits the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Company’s shares of common stock or preventing or retarding a decline in the market price of its shares of common stock. As a result, the price of the Company’s common stock or warrants in the open market may be higher than it would otherwise be in the absence of these transactions. Neither the Company nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the Company’s common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in the Company’s common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their respective affiliates may, in the future provide various investment banking, commercial banking and other financial services for the Company and its affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, the Company has no present arrangements with the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of our Ordinary Shares by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee		$2,013.72
Nasdaq listing fee	$
FINRA filing fee	$
Transfer agent fees and expenses	$
Printer fees and expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous	$
Total	$

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel. Certain legal matters related to the offering will be passed upon for the underwriters by Lucosky Brookman LLP, Woodbridge, New Jersey.

EXPERTS

The financial statements as of December 31, 2019 and 2018 and for the years then ended included in this prospectus have been so included in reliance upon the report of Ziv Haft, a member of BDO, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●

the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●

the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.inspira-technologies.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.
(FORMERLY: INSENSE MEDICAL LTD.)

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

The amounts are stated in thousands of U.S dollars

_______________________

________________

____________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of INSPIRA TECHNOLOGIES OXY B.H.N. LTD (formerly: INSENSE MEDICAL LTD.) (the “Company”) as of December 31, 2019 and 2018, the related statements of comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for year 2019 and for the period from February 27, 2018 (inception) to December 31, 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(3) to the financial statements, the Company incurred a net loss of $4,575 for the year ended December 31, 2019 and generated $4,608 of accumulated deficit since inception. These factors, along with other matters, raise substantial doubt on the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(3). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

 We have served as the Company’s auditor since 2018.

Tel-Aviv, Israel	/s/ BDO Ziv haft
December 28, 2020	Certified Public Accountants (Isr.)
BDO Member Firm

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

STATEMENTS OF FINANCIAL POSITION

(US dollars in thousands)

		December 31,	December 31,
	Note	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents		96	8
Other accounts receivable	4	86	3
Total current assets		182	11

Non-Current Assets:
Right of use assets, net	14	163	-
Property and equipment, net	6	29	-
Total non-current assets		192	-

Total Assets		374	11

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

STATEMENTS OF FINANCIAL POSITION

(US dollars in thousands)

	Note	December 31, 2019	December 31, 2018
LIABILITIES AND DEFICIT
Current Liabilities:
Trade accounts payables		74	-
Other accounts payable	7	103	40
Lease liabilities	14	125	-
Convertible loan	8	4,685	-
Total current liabilities		4,987	40

NON-CURRENT LIABILITIES:
Lease liabilities	14	28	-
Total non-current liabilities		28	-

Deficit:	9
Share capital		3	3
Foreign exchange reserve		(36)	1
Accumulated deficit		(4,608)	(33)
Total deficit		(4,641)	(29)

Total Liabilities And Deficit		374	11

December _____, 2020
Date of approval of the financial statements	Joe Hayon Chief Financial Officer Chief Financial Officer	Dagi Ben-Noon Chief Executive Officer Chief Executive Officer

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

STATEMENTS OF COMPREHENSIVE LOSS

(US dollars in thousands except loss per share)

	Note	Year ended December 31, 2019	For the period from February 27, 2018 (inception) to December 31, 2018
Research and development expenses	10	887	22
General and administrative expenses	11	384	11
Operating loss		1,271	33
Finance expenses	12	3,304	-

Loss before tax		4,575	33
Taxes on income	13	-	-

Loss for the period		4,575	33

Other comprehensive income (loss), net of tax:
Items that will not be reclassified to profit or loss:
Exchange gains (losses) arising on translation to presentation currency		(37)	1
Total comprehensive loss for the period		(4,612)	(32)

Basic and diluted loss per share (*)	9	(0.065)	(0.0005)

(*)	Number of shares restated based on rights issuance according to subsequent events note.

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(US dollars in thousands)

	Share capital	Adjustments arising from translating financial operations	Accumulated deficit	Total
Inception, February 27, 2018	-	-	-	-

Changes during the period:
Loss for the period from February 27, 2018 (inception) to December 31, 2018	-	-	(33)	(33)
Other comprehensive income	-	1	-	1
Total comprehensive (income) loss	-	1	(33)	(32)
Issuance of Foundation shares	3	-	-	3
Balance at December 31, 2018	3	1	(33)	(29)

Changes during the year:
Loss for the year	-	-	(4,575)	(4,575)
Other comprehensive loss	-	(37)	-	(37)
Total comprehensive loss	-	(37)	(4,575)	(4,612)

Balance at December 31, 2019	3	(36)	(4,608)	(4,641)

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	Year ended December 31, 2019	For the period from February 27, 2018 (inception) to December 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	(4,575)	(33)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation	76	-
Increase in other accounts receivable	(46)	(3)
Increase in trade payables	72	-
Increase in other accounts payable	58	40
Change in fair value of convertible loan	3,295	-
Financial expenses	9	-

Net cash provided by (used in) operating activities	(1,111)	4

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(31)	-
Payment of deposit	(35)	-
Lease payment at the commencement date	(5)	-

Net cash used in investing activities	(71)	-

CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance of shares	-	3
Receipt of short term convertible loan	1,355	-
Principal paid on lease liabilities	(88)	-

Net cash provided by financing activities	1,267	3

Net Increase in cash and cash equivalents	85	7
Cash and cash equivalents at beginning of the period	8	-
Effects of exchange rate changes on cash and cash equivalents	3	1

Cash and cash equivalents at the end of the period	96	8

	Year ended December 31, 2019	For the period from February 27, 2018 (inception) to December 31, 2018
APPENDIX A - AMOUNT PAID DURING THE YEAR FOR:
Interest paid	9	-

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 1 – GENERAL:

1.	INSPIRA TECHNOLOGIES OXY B.H.N LTD (formerly: INSENSE MEDICAL LTD) (the “Company”) was incorporated in Yokneam, Israel and commenced its operations in February 27, 2018. In July 2020, the Company moved to 2 Ha-Tidhar st, Ra’anana, Israel. (On July 30 2020, the Company change its name from INSENSE MEDICAL LTD to INSPIRA TECHNOLOGIES OXY B.H.N LTD). The Company’s functional currency is NIS. The Company operates in the medical technology industry and is developing a proprietary respiratory support device named “ART system”. This device will be used to prevent the need for mechanical ventilation in supporting the lungs as well as wean patients off mechanical lung ventilation faster, thus reducing hospital days and patient exposure to medical complications.

2.	The Company expects to raise funds during 2020 or at the beginning or 2021 through an initial public offering on Nasdaq (the “NASDAQ IPO”).

3.	The Company did not generate any cash since inception, the company is still at the development stage of its products.

The management of the Company intends to seek additional funding through public offerings, which will be utilized to fund product development and continue operations. The Company does not have any material financial obligations as of the balance date, the convertible note could not be redeemed in cash according to its terms (see note 8). In addition, the Company signed a loan agreement in December 2020, see also note 17(4) - subsequent events. Following the closing of the loan, the company received total proceeds of approximately $ 2,606 as part of this agreement.

4.	Infection of the Company’s workforce with COVID-19 could result in a temporary disruption in the Company’s business activities, including manufacturing, and other functions. Based on guidelines provided by the Israeli government, employers (including the Company) are also required to increase as much as possible the capacity and arrangement for employees to work remotely. In that regard, while the Company continued to operate almost fully including carrying out the studies in compliance with all applicable Israeli rules and guidelines on COVID-19, the employees worked remotely when full lockdowns were enforced. The spread of an infectious disease, including COVID-19, may also result in the inability of the manufacturers to deliver components or finished products on a timely basis and may also result in the inability of our suppliers to deliver the parts required by the manufacturers to complete manufacturing of components or finished products. Since March 2020, the Company have experienced delays in supply of some components of the products from abroad. In addition, governments may divert spending from other budgeted resources as they seek to reduce and/or stop the spread of an infectious disease, such as COVID-19.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 1 – GENERAL (CONT.):

Such events may result in a period of business and manufacturing disruption, and in reduced operations, any of which could materially affect the Company’s business, financial condition and results of operations. The extent to which COVID-19 impacts the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES:

The principal accounting policies adopted in the preparation of the financial statements are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated.

Basis of preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standard Board (“IASB”). The financial statements have been prepared under the historical cost convention except of the convertible loan that was measured at fair value through profit or loss, share based compensation that was measured at fair value according to IFRS2 and governments grants that were measured at amortized cost. The Company has elected to present the statement of comprehensive loss using the function of expense method. In addition, these financial statements are presented in US dollars. All currency amounts have been recorded to the nearest thousand, unless otherwise indicated.

Use of estimates and assumptions in the preparation of the financial statements

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. See also Note 3.

Cash and cash equivalents

Cash equivalents are considered by the Company to be highly-liquid investments, including, inter alia, short-term deposits with banks and the maturity of which do not exceed three months at the time of deposit and which are not restricted.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Loss per share

Basic and diluted loss per share are calculated as net loss attributed to the Company, divided by the weighted average number of ordinary shares, adjusted for any bonus element.

Functional and foreign currency

The Company’s operational currency is NIS. However, the presentation currency is US dollars (“USD”). Transactions and balances in foreign currencies are converted into US dollars in accordance with the principles set forth by International Accounting Standard (IAS) 21 “The Effects of Changes in Foreign Exchange Rates”. Accordingly, transactions and balances have been converted as follows:

●	Assets and liabilities items reported at closing rate of exchange at the statements of financial position date.

●	Other comprehensive income items reported at annual average rate of exchange at the statements of financial position date.

●	Share capital, capital reserve and other capital movement items at rate of exchange as of the date of recognition of those items.

●	Accumulated deficit based on the opening balance for the beginning of the reporting period in addition to the movements mentioned above.

●	Rate of exchange rate differentials created were recognized in other comprehensive income and accumulated in equity.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

A.	In the principal market for the asset or liability, or

B.	In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Company.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Fair value measurement (cont.)

When there are no quoted prices in active markets for identical assets or liabilities, the Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Classification by fair value hierarchy

Assets and liabilities measured in the statement of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value:

Level 1 -	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.

Level 3 -	Inputs that are not based on observable market data (valuation techniques that use inputs that are not based on observable market data).

Financial instruments

1.	Financial assets

The Company classifies its financial assets into one of the following categories, based on the business model for managing the financial asset and its contractual cash flow characteristics. The Company’s accounting policy for the relevant category is as follows:

Amortized cost: other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. They are initially recognized at fair value including direct transaction costs and are subsequently carried at amortized cost using the effective interest rate method, less provision for impairment.

2.	Financial Liabilities

The Company classifies its financial liabilities, including trade accounts payable and other accounts payable, which are initially recognized at fair value and subsequently carried at amortized cost using the effective interest method.

The convertible loan (see also Note 8) is measured at fair value through profit or loss.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Financial instruments (cont.)

3.	De-recognition

●	Financial assets - The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows.

●	Financial Liabilities - The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire.

4.	Impairment of financial assets

The Company recognizes an allowance for expected credit losses (ECL) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive, discounted at an approximation of the original effective interest rate. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL). Cash and cash equivalents are subject to the impairment requirements of IFRS 9, the identified impairment loss was immaterial.

Property, plant and equipment

Items of property, plant and equipment are initially recognized at cost including directly attributable costs. Depreciation is calculated on a straight line basis, over the useful lives of the assets at annual rates as follows:

	Annual depreciation rate (%)	Main annual depreciation rate (%)

Computers	33	33
Laboratory equipment	20	20
Furniture and office equipment	6-15	6

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognised when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is higher than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in profit or loss.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Impairment of non-financial assets

Non-financial assets are subject to impairment test whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of the non-financial asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to dispose), the asset is written down and impairment charge is recognized accordingly.

Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the asset’s cash-generating unit (i.e. the smallest group of assets to which the asset belongs that generates cash inflow that is largely independent of cash inflows from other assets).

An impairment loss allocated to asset, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized.

Reversal of an impairment loss, as above, is limited to the lower of the carrying amount of the asset that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and the asset’s recoverable amount. After an impairment of non-financial asset is recognized, the Company examines at each reporting date whether there are indications that the impairment which was recognized in the past is no longer exists or should be reduced. The reversal of impairment loss of an asset is recognized in profit or loss. Impairment charges are included in general and administrative expenses.

During the years ended December 31, 2019 and 2018, no impairment charges of non-financial assets were recognized.

Research and development costs

Expenditure on research activities is recognized in profit or loss as incurred. Development expenditures is recognized as an intangible asset when the Company can demonstrate:

●	The product is technically and commercially feasible.

●	The Company intend to complete the product so that it will be available for use or sale.

●	The Company has the ability to use the product or sell it.

●	The Company has the technical, financial and other resources to complete the development and to use or sell the product.

●	The Company can demonstrate that the product will generate future economic benefits.

●	The Company is able to measure reliabily the expenditure attributable to the product during the development.

During the reported years the expenses were not capitalized, as they do not meet the criteria set forth in IAS 38.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Share based payment

The Company measures the share-based expense and the cost of equity-settled transactions with employees and service providers by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined using an accepted options pricing model. The model is based on share price, grant date and on assumptions regarding expected volatility, expected life of the options, expected dividend, and a no risk interest rate.

The Company selected the Black-Scholes model as the Company’s option pricing model to estimate the fair value of the company’s options awards. The option-pricing model requires a number of assumptions:

Expected dividend yield — The expected dividend yield assumption is based on the Company’s historical experience and expectation of no future dividend payouts. The Company has not historically paid cash dividends and has no foreseeable plans to pay cash dividends in the future.

Volatility — The expected volatility is based on similar companies’ stock volatility.

Risk free interest rate — The risk-free interest rate is based on the yield of governmental bonds with equivalent terms.

Contractual term — An option’s contractual term is the amount of time the holder has to exercise the option, per the contract.

The granted options are settled in equity instruments method and not in cash, the fair value of the options at the date of grant is charged to the statement of comprehensive loss over the vesting period. Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether the market vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied.

Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to the statement of comprehensive income over the remaining vesting period.

Government grants

Government grants received for the use of research and development activities, for which the Company undertook to pay royalties to the state, contingent on future sales arising from this financing, were treated as forgivable loans. The grant was recognized as a liability in the financial statements, except when there is reasonable assurance that the Company will comply with the conditions for the forgiveness of the loan, then it would be recognized as a government grant. When the loan bears a below-market rate of interest, the liability is recognized at its fair value in accordance with the market interest rate prevailing at the time of receiving the grant. The difference between the consideration received and the liability recognized at inception was treated as a government grant and recognized as a reimbursement of research expenses or a reduction in capitalized development costs. The repayment of the liability to the state is reviewed every reporting period, with changes in the liability resulting from a change in the expected royalties recognized in profit or loss.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Current taxes

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of previous years.

Deferred tax

Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the estimated timing and level of future taxable profits together with future tax planning strategies. Deferred taxes are recognized in respect of temporary differences between the carrying amounts of assets and liabilities in the financial statements and the amounts attributable for tax purposes.

Deferred taxes are measured at the tax rates that are expected to apply in the period when the temporary differences are reversed based on tax laws that have been enacted or substantively enacted at the end of the reporting period. Deferred taxes are recognized in profit or loss, except when they relate to items recognized in other comprehensive income or directly in equity. Deferred tax assets are reviewed at the end of each reporting period and reduced to the extent that it is not probable that they will be utilized. In addition, temporary differences (such as carry forward losses) for which deferred tax assets have not been recognized are reassessed and deferred tax assets are recognized to the extent that their recoverability is probable. Any resulting reduction or reversal is recognized on “income tax” within the statement of comprehensive income. All deferred tax assets and liabilities are presented in the statement of financial position as non-current items, respectively. Deferred taxes are offset in the statement of financial position if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

Employee benefits

The Company has several employee benefit plans as to Israeli employees:

1.	Short-term employee benefits: Short-term employee benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Company has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Employee benefits (cont.)

2.	Post-employment benefits: The plans are normally financed by contributions to insurance companies and classified as defined contribution plans. The Company has contributed for all of its employees’ contribution plans pursuant to Section 14 to the Severance Pay Law since 2018 under which the Company pays fixed contributions and will have no legal or constructive obligation to pay further contributions if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in the current and prior periods.

New and amended standards and interpretations applied in the period

Leases

The accounting policy applied until December 31, 2018 is as follows:

Where substantially all of the risks and rewards incidental to ownership are not transferred to the Company (an “operating lease”), the total rentals payable under the lease are charged to the statement of comprehensive income on a straight-line basis over the lease term.

The accounting policy applied as from 1 January 2019 is as follows:

The Company applied IFRS 16 with a transition date of January 1, 2019. The Company has chosen not to restate comparatives on application of the standard, and therefore, the revised requirements are not reflected in the prior year financial statements. Details of the impact this standard has had are disclosed below. Other new and amended standards and interpretations issued by the IASB did not impact the Company as they are either not relevant to the Company’s activities or require accounting which is consistent with the Company’s current accounting policies, such as the implementation of IFRIC Interpretation 23 disclosed below. The Company has not early applied any standards, interpretations or amendments that have been issued but are not yet effective.

IFRS 16 Leases

Effective January 1, 2019, IFRS 16 has replaced IAS 17 Leases and IFRIC 4 Determining whether an Arrangement Contains a Lease. IFRS 16 provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, excluding leases where the lease term is 12 months or less, or where the underlying asset is of low-value. IFRS 16 substantially carries forward the lessor accounting in IAS 17, with the distinction between operating leases and finance leases being retained.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

New and amended standards and interpretations adopted in the period (cont.)

IFRS 16 Leases (cont.)

IFRS 16 provides for certain optional practical expedients, including those related to the initial application of the standard. The Company applied the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:

On initial application of IFRS 16, the Company recognized right-of-use assets and lease liabilities in relation to leases of motor vehicles. The lease liabilities were measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate.

The Company’s incremental borrowing rate is the rate at which a similar borrowing could be obtained from an independent creditor under comparable terms and conditions. The weighted-average rate applied was 8%. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

As of January 1, 2019, the Company didn’t have any lease liabilities.

Included in profit or loss for the period are USD 74 of depreciation of right-of-use assets and USD 9 of financial expenses on lease liabilities.

Significant Accounting Policies subsequent to Transition

Lease liabilities are measured at the present value of the contractual payments due to the lessor over the lease term, with the discount rate determined by reference to the rate implicit in the lease unless (as is typically the case) this is not readily determinable, in which case the Company’s incremental borrowing rate on commencement of the lease is used. Variable lease payments are only included in the measurement of the lease liability if they depend on an index or rate. In such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term. Other variable lease payments are expensed in the period to which they relate.

On initial recognition, the carrying value of the lease liability also includes:

●	Amounts expected to be payable under any residual value guarantee;

●	The exercise price of any purchase option granted in favor of the Company if it is reasonably certain to exercise that option.

●	Any penalties payable for terminating the lease, if the term of the lease has been estimated on the basis of termination option being exercised.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

New and amended standards and interpretations adopted in the period (cont.)

IFRS 16 Leases (cont.)

Right of use assets are initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:

●	Lease payments made at or before commencement of the lease,

●	initial direct costs incurred, and

●	The amount of any provision recognized where the Company is contractually required to dismantle, remove or restore the underlying asset.

Subsequent to initial measurement lease liabilities increase as a result of interest charged at a constant rate on the balance outstanding and are reduced for lease payments made. Right of use assets are amortized on a straight-line basis over the remaining term of the lease or over the remaining useful life of the right of use asset, if rarely, this is judged to be shorter than the lease term. In the scenario that the measurement of lease liabilities takes into consideration the purchase option the Company will amortize the right of use assets over its useful life.

Lease liabilities are remeasured when there is a change in future lease payments arising from a change in an index or rate or when there is a change in the Company’s assessment of the term of any lease. The remeasurement being recognized in front of the right of use assets.

Use of estimates and judgements

There have been no material revisions to the nature and amount of estimates of amounts reported in prior periods except where the implementation of IFRS 16 discussed above requires a different approach to the accounting previously applied.  Significant estimates and judgements that have been required for the implementation of the new standard are:

●	The determination of whether an arrangement contains a lease.

●	The determination of lease term for some lease contracts in which the Company is a lessee that include renewal options and termination options, and the determination whether the Company is reasonably certain to exercise such option, and

●	The determination of the incremental borrowing rate used to measure lease liabilities;

NOTE 3 – CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS:

The convertible loan was designated to be measured at fair value through profit or loss (see note 8).

The fair value of convertible loan was estimated by using the discounted cash flows approach (DCF). According to the approach, the value of a firm’s operations is equivalent to the sum of present values, of all future tax-adjusted cash flows.

The model was designed to take into account the unique terms and conditions of the convertible loan, which are described in Note 8, as well as given the value of the Company, its capital structure and the terms and conditions of all claims on the company’s assets.

The expected cash flows were estimated based on the Company’s management’s projections of sales.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 4 – OTHER ACCOUNT RECIVABLE:

	December 31, 2019	December 31, 2018
Institutions	51	3
Deposits	35	-
Total	86	3

NOTE 5 – RELATED PARTIES:

The following transactions arose with related parties:

Transaction – expenses (income)

	Year ended December 31, 2019	For the period from February 27, 2018 (inception) to December 31, 2018
Salary expenses	230	-

Liabilities to related parties

Name	Nature of transaction	December 31, 2019	December 31, 2018
Related parties	Ongoing transaction	(4)	(38)

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 6 – PROPERTY AND EQUIPMENT, NET:

	Computers	Laboratory equipment	Furniture and office equipment	Total
Cost
At January 1, 2019	-	-	-	-
Additions	17	4	10	31

At December 31, 2019	17	4	10	31

Accumulated depreciation
At January 1, 2019	-	-	-	-
Depreciation	2	*	*	2

At December 31, 2019	2	*	*	2
Net book value at December 31, 2019	15	4	10	29
Net book value at December 31, 2018	-	-	-	-

*	Less than thousand dollars

NOTE 7 – OTHER ACCOUNTS PAYABLE:

	December 31, 2019	December 31, 2018
Employees, salaries and related liabilities	99	-
Related parties	4	38
Other	-	2
Total	103	40

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 8 – CONVERTIBLE LOAN:

On July 1, 2019, the Company signed an agreement with a lender, according to which the Company will receive a loan in the amount of USD 2,440 (AUD 3,500,000) up to USD 2,790 (AUD 4,000,000). As of December 31, 2019 the Company received from the lender approximately the amount of USD 1,355 (AUD 2,039,000). The loan bears interest of 2.56%. The loan was provided in AUD/$/NIS. The repayment will be by converting the principal amount and accrued interest amount to ordinary shares of the Company at a price per share of 14 cents AUD. The repayment of the loan will be upon the earlier of: (i) an initial public offering, (ii) a merger or acquisition, or (iii) twelve months from the date of the agreement. In the event that the Company grants equity or rights to equity to any third part within the 9 months as of the date of the agreement at a discounted valuation which implies a discount to the terms on which the loan may convert, the lender will be entitled to an adjustment of the conversion terms. On November 2020, the loan was converted to shares (see note 17). There is no cash repayment for the convertible loan. The convertible loan was designated to be measured at fair value through profit or loss.

Until August 2020, the Company received an additional amount of approximately USD 1,005 (AUD 1,496,000).

NOTE 9 – EQUITY (DEFICT):

A. Share capital:

	Number of shares as of December 31,		Number of shares as of December 31,
	2019		2018
	Authorized	Issued and outstanding	Authorized	Issued and outstanding

Ordinary shares of NIS 0.01 par value	10,000,000	1,013,055	10,000,000	1,044,387

Ordinary shares confer upon their holders the rights to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends if declared. As of December 31, 2019, the Company holds 31,332 ordinary shares that was repurchased free of charge.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 9 – EQUITY (DEFICT) (CONT.):

B. Loss per share:

Loss per share has been calculated using the weighted average number of shares in issue during the relevant financial periods, the weighted average number of equity shares in issue and profit for the period as follows:

	Year ended December 31, 2019	For the period from February 27, 2018 (inception) to December 31, 2018
Loss for the period	4,575	33
Weighted average number of ordinary shares before issuing bonus shares to Company’s shareholders	1,013,055	1,044,387
Issuance of bonus shares to Company’s shareholders	68,986,945	71,120,590
Weighted average number of ordinary shares after issuing bonus shares to Company’s shareholders	70,000,000	72,164,977
Basic and diluted loss per share before issuing bonus shares to Company’s shareholders	$(4.516)	$(0.031
Basic and diluted loss per share after issuing bonus shares to Company’s shareholders	$(0.065)	$(0.0005

Anti-dilutive potentially dilutive securities	14,564,925	-

(*)	Number of shares restated based on rights issuance according to subsequent events note.

NOTE 10 – RESEARCH AND DEVELOPMENT EXPENSES:

	Year ended December 31, 2019	For the period from February 27, 2018 (inception) to December 31, 2018

Salary and related expenses	493	-
Materials and related expenses	132	19
Subcontractors	105	3
Depreciation	74	-
Office maintenance	47	-
Travel abroad	36	-
Total	887	22

NOTE 11 – GENERAL AND ADMINISTRATIVE EXPENSES:

	Year ended December 31, 2019	For the period from February 27, 2018 (inception) to December 31, 2018

Fundraising expenses	185	-
Professional fees	90	-
Salary and related expenses	67	-
Office maintenance	23	-
Travel abroad	15	-
Depreciation	2	-
Others	2	11
Total	384	11

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 12 – FINANCIAL EXPENSES:

	Year ended December 31, 2019	For the period from February 27, 2018 (inception) to December 31, 2018

Evaluation of convertible loan	3,295	-
Lease liabilities	9	-
Total	3,304	-

NOTE 13 – TAXES ON INCOME:

Taxes on income:

Israeli corporate tax rate is 23% in 2019 and 2018.

Net operating losses carry forwards:

As of December 31, 2019, the Company has carried forward tax losses of approximately USD (?) 523 (USD (?) 29 as of December 31,2018), which may be carried forward and offset against taxable income for an indefinite period in the future. The Company did not recognize deferred tax assets relating to carry forward losses in the financial statements because their utilization in the foreseeable future is not probable. As of December 31, 2019, the Company has temporary differences of USD (?) 127 for which no deferred tax asset was recognized.

Theoretical tax:

	Year ended December 31, 2019	For the period from February 27, 2018 (inception) to December 31, 2018
Loss before taxation	(4,576)	(33)
Theoretical tax credit at applicable statutory 2019 and 2018: 23%	(1,052)	(8)
Non allowable expenses	7	-
Temporary differences and tax losses for which no DTA is recognized	1,045	8
Income tax benefit	-	-

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 14 – LEASES:

The Company has lease contracts for office facilities and vehicles used in its operations. Leases of vehicles generally have lease terms up to 3 years. Lease of office facility have lease terms of less than 12 months. There is an extension option until November 25, 2025. The Company does not expect to exercise the option.

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:

	Office facility	Vehicles	Total
At January 1, 2019	-	-	-
Additions	173	64	237
Depreciation expense	(67)	(7)	(74)
As at December 31, 2019	106	57	163

Set out below are the carrying amounts of lease liabilities and the movements during the period:

2019
At January 1, 2019	-
Additions	232
Accretion of interest	9
Interest payment	(9)
Principal payment	(79)
As at December 31, 2019	153

The following are the amounts recognized in profit or loss:

Year ended December 31, 2019
Depreciation expense of right-of-use assets	74
Interest expense on lease liabilities	9
Total amount recognized in profit or loss	83

The Company had total cash outflows for leases of 93 in 2019. The Company also had non-cash additions to right-of-use assets and lease liabilities of 232 in 2019.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 15 – FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

The Company is exposed to a variety of financial risks, which results from its financing, operating and investing activities. The objective of financial risk management is to contain, where appropriate, exposures in these financial risks to limit any negative impact on the Company’s financial performance and position. The Company’s financial instruments are its cash and other receivables, convertible loan, payables and other payables. The main purpose of these financial instruments is to raise finance for the Company’s operation. The Company actively measures, monitors and manages its financial risk exposures by various functions pursuant to the segregation of duties and principals. The risks arising from the Company’s financial instruments are mainly credit risk and currency risk. The risk management policies employed by the Company to manage these risks are discussed below.

Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the balance sheet date. The Company closely monitors the activities of its counterparties and controls the access to its intellectual property which enables it to ensure the prompt collection of customer’s balances. The Company’s main financial assets are cash and cash equivalents as well as other receivables and represent the Company’s maximum exposure to credit risk in connection with its financial assets. Wherever possible and commercially practical the Company holds cash with major financial institutions in Israel.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	December 31, 2019	December 31, 2018
Cash and cash equivalents	96	8
Other account receivable	35	-
Total	131	8

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 15 – FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT.):

Currency risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Company’s functional currency. The Company exposed to foreign exchange risk arising from currency exposure primarily with respect to the Australian Dollar (“AUD”). The Company’s policy is not to enter into any currency hedging transactions.

The carrying amounts of the Company’s foreign currency denominated monetary liability at the reporting date are as follows:

Liabilities

December 31, 2019
AUD
Convertible loan	(1,355)

Sensitivity analysis

A 10% strengthening of the New Israeli Shekel against the following currencies would have increased (decreased) equity and the income statement by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant. For a 10% weakening of the New Israeli Shekel against the relevant currency, there would be an equal and opposite impact on the profit and other equity.

Year ended December 31, 2019
AUD	135

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 15 – FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT.):

Liquidity risks

Liquidity risk is the risk that arises when the maturity of assets and the maturity of liabilities do not match. An unmatched position potentially enhances profitability, but can also increase the risk of loss. The Company has procedures to minimize such loss by maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities. As of the balance sheet date, the Company has a negative working capital.

The following tables detail the Company’s remaining contractual maturity for its financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Company can be required to pay.

At December 31, 2019	Up to 1 year	Between 1 and 3 years
Trade payables	74	-
Convertible loan	1,355	-
Lease liabilities	135	40
Total	1,564	40

At December 31, 2018	Up to 3 Months
Trade payables	-
Other accounts payable	40
Short term credit	-
Total	40

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 16 – FAIR VALUE MEASUREMENT:

Fair value hierarchy

The following table details the Company’s assets and liabilities, measured or disclosed at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly

Level 3: Unobservable inputs for the asset or liability

The fair value measurement of the convertible loan in the table above was estimated using a discounted cash flows approach (DCF).

According to the DCF approach, the value of a firm is equivalent to the sum of present values, of all future tax-adjusted cash flows.

The cost of capital (WAAC) is equal to 21%.

Movements in level 3 liability during the current financial year is set out below:

Convertible loan
Convertible loan as of December 31, 2018	-
Receipt of convertible loan	1,355
Loss due to change in fair value of convertible loan	3,295
Gains recognized in other comprehensive income	35
Convertible loan as of December 31, 2019 (see also Note 8)	4,685

There were no transfers between levels during the 2019 financial year.

The carrying amounts of trade and other receivables and trade and other payables are assumed to approximate their fair values due to their short-term nature.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

Notes to financial statements

(US dollars in thousands)

NOTE 17 – SUBSEQUENT EVENTS:

1.	On April 20, 2020, the Company established a share option plan (the “Plan”). Under the Plan, a total of 254,623 options to subscribe ordinary shares have been granted to employees and consultants. The exercise price per share to 65,800 and 188,823 options was USD 0.006 (AUD 0.01) and USD 5.04 (AUD 7.89), respectively. The fair value of the options at the grant date, which were measured according to Black-Scholes model, were USD 11.565 and USD 7.11, to 65,800 and 188,823 options, respectively. The vesting period is up to 3 years from the grant date, according to the various vesting periods: from an immediate one and up to 3 years.

Contractual life of the options under the Plan is 6 years. The options were granted under section 102 of the Israeli Tax Ordinance which enables the employee to pay 25% of capital gain tax upon exercise.

2.	The Company received the approval of the Israeli Innovation Authority (“IIA”) for its participation in certain development expenses carried out by the Company, within the framework of determined budgets and time periods, the total amount of the grant will be up to $847 (NIS 2,928). On February 25, 2020, the company received prepayment on the grant in amount of $282 (NIS 973).

In accordance with its commitment, the Company is obliged to pay IIA royalties of 3% of, constituting the fruits of the development activities financed by the IIA, up to the total amount actually received, all linked to the exchange rate of the US dollar and bears annual interest linked to LIBOR. Therefore, the total amount of the grants that will be repaid through royalties will increase until repayments begin.

3.	On November 1, 2020, the Company’s board of directors and shareholders approved to issue bonus shares to all outstanding Company’s shareholders (68.097927 new shares per previously issued and outstanding share), bringing the amount of issued and outstanding shares to 70,000,000 Ordinary Shares. Concurrently, the number of options granted under the Plan was increased by the same ratio to 14,897,237.

4.	On December, 2020, Company raised an equity financing of $ 2,606 by means of a simple agreement for future equity (SAFE) with a maturity date of 24 months from the date of signing the agreement. The SAFE will be converted into shares according to the lower of: (i) a Company valuation cap of 35,000 (including only securities currently issued in the Company), or (ii) a discount of 30% from the price of an IPO, M&A or other liquidity event.

If the subscription amounts under the SAFE is converted to ordinary shares in connection with an IPO, then the Company will issue the SAFE investors warrants to purchase ordinary shares with an exercise price equal to the public offering price in such offering, as follows: (i) investors representing an aggregate of 1,425 of the SAFE will receive 75% warrant coverage, each investor will receive options to purchase 3 additional Ordinary Shares for every 4 shares issued upon conversion of the SAFE and be exercisable for 4 years after the IPO, and (ii) investors representing an aggregate of 1,181 of the SAFE will receive 50% warrant coverage, each investor will receive options to purchase 2 additional Ordinary Shares for every 4 shares issued upon conversion of the SAFE and be exercisable for 3 years after the initial public offering. If an initial public offering, merger and acquisition or other liquidity event or dissolution event does not take place within 24 months from December 2020, then the subscription amount under the SAFE will convert into of the Company ordinary shares, at a conversion price reflecting a company valuation of $17,500 for $1,425 of the SAFE and $35,000 for $1,181 of the SAFE.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

CONDENSED INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2020

UNAUDITED

_______________________

________________

____________

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

UNAUDITED CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION

(US dollars in thousands)

		June 30,	December 31,
	Note	2020	2019
		Unaudited
ASSETS
Current Assets:
Cash and cash equivalents		176	96
Other accounts receivable		126	86
Total current assets		302	182

Non-Current Assets:
Right of use assets, net		150	163
Property, plant and equipment, net		40	29
Total non-current assets		190	192
Total Assets		492	374

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

UNAUDITED CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION

(US dollars in thousands)

		June 30,	December 31,
	Note	2020	2019
		Unaudited
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Trade accounts payables		80	74
Other accounts payable		192	103
Lease liabilities		91	125
Convertible loan	4	7,578	4,685
Total current liabilities		7,941	4,987

Non-Current Liabilities:
Lease liabilities		46	28
Loan from the Israeli Innovation Authority	5	210	-
Total non- current liabilities		256	28

Deficit:
Share capital	3	3	3
Foreign exchange reserve		(51)	(36)
share base compensation		1,299	-
Accumulated deficit		(8,956)	(4,608)
Total deficit		(7,705)	(4,641)
Total Liabilities And Deficit		492	374

December ______, 2020
Joe Hayon Chief Financial Officer	Dagi Ben-Noon Chief Executive Officer	Date of approval of financial statements

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

UNAUDITED CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

(US dollars in thousands)

		Six month period ended June 30,	Six month period ended June 30,
	Note	2020	2019
		Unaudited	Unaudited
Research and development expenses		1,456	94
General and administrative expenses		840	39
Operating loss		2,296	133
Finance expense		2,052	1
Loss before tax		4,348	134
Taxes on income		-	-
Loss for the period		4,348	134
Other comprehensive loss, net of tax:
Items that will not be reclassified to profit or loss:
Exchange losses arising on translation to presentation currency		15	-
Total comprehensive loss for the period		4,363	134
Basic and diluted loss per share (*)	3	(0.062)	(0.002)

(*)	Number of shares restated based on rights issuance according to subsequent events note.

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

CONDENSED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(US dollars in thousands)

For the six month period ended June 30, 2020 (Unaudited):

	Share capital	Adjustments arising from translating financial operation	Grant options	Accumulated deficit	Total
Balance at January 1, 2020	3	(36)	-	(4,608)	(4,641)
Changes during the period:
Loss for the year	-	-	-	(4,348)	(4,348)
Other comprehensive loss	-	(15)	-	-	(15)
Total comprehensive loss	-	(15)	-	(4,348)	(4,363)
Share base compensation	-	-	1,299	-	1,299
Balance at June 30, 2020	3	(51)	1,299	(8,956)	(7,705)

For six month period ended June 30, 2019 (Unaudited):

	Share capital	Adjustments arising from translating financial operation	Accumulated deficit	Total
Balance at December 31, 2018	3	1	(33)	(29)
Changes during the period:
Loss for the year	-	-	(134)	(134)
Other comprehensive loss	-	-	-	-
Total comprehensive loss	-	-	(134)	(134)
Balance at June 31, 2019	3	1	(167)	(163)

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

CONDENSED INTERIM STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	Six month period ended June 30, 2020	Six month period ended June 30, 2019
	Unaudited	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	(4,348)	(134)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	79	-
Decrease (increase) in other accounts receivable	(1)	3
Increase in trade accounts payables	5	10
Increase in other accounts payable	88	76
Share based compensation	1,283	-
Change in fair value of convertible loan	2,039	-
Financial expenses	19	-
Net cash used in operating activities	(836)	(45)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(12)	-
Payment of deposit	(39)	(32)
Net cash provided investing activities	(51)	(32)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal paid on lease liabilities	(88)	-
Receipt of convertible loan	857	134
Loan from the Israeli Innovation Authority	197	-
Net cash provided financing activities	966	134

Net increase in cash and cash equivalents	79	57
Cash and cash equivalents at the beginning of the period	96	8
Effects of exchange rate changes on cash and cash equivalents	1	-
Cash and cash equivalents at the end of the period	176	65

APPENDIX A - AMOUNT PAID DURING THE PERIOD:

	Six-month period ended June 30,
	2020	2019
	Unaudited	Unaudited
Interest paid	8	-

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 1 – GENERAL:

1.	INSPIRA TECHNOLOGIES OXY B.H.N. LTD (formerly: INSENSE MEDICAL LTD) (the “Company”) was incorporated in Yokneam, Israel and commenced its operations in February 27, 2018. In July 2020, the Company moved to 2 Ha-Tidhar St, Ra’anana, Israel. (On July 30, 2020, the Company change its name from INSENSE MEDICAL LTD to INSPIRA TECHNOLOGIES OXY B.H.N. LTD). The Company’s functional currency is NIS. The Company operates in the medical technology industry and is developing a proprietary respiratory support device named “ART system”. This device will be used to prevent the need for mechanical ventilation in supporting the lungs as well as wean patients off mechanical lung ventilation faster, thus reducing hospital days and patient exposure to medical complications.

2.	The Company expects to raise funds during 2020 or at the beginning of 2021 through an initial public offering on Nasdaq (the “Nasdaq IPO”).

3.	The Company did not generate any cash since inception, the Company is still at the development stage of its products.

The management of the Company intends to seek additional funding through public offerings, which will be utilized to fund product development and continue operations. The Company does not have any material financial obligations as of the balance date, the convertible note could not be redeemed in cash according to its terms (see note 4). In addition, the Company signed a loan agreement in December 2020, see also note 8(6) - subsequent events. Following the closing of the loan, the Company received total proceeds of approximately $ 2,606 as part of this agreement.

4.	The outbreak of COVID-19, which originated in Wuhan, China in 2019, has since spread across the globe, including the United States, Israel, many European and other countries in which the Company operates. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. While COVID-19 is still spreading and the final implications of the pandemic are difficult to estimate at this stage, it is clear that it has affected the lives of a large portion of the global population. At this time, the pandemic has caused states of emergency to be declared in various countries, travel restrictions imposed globally, quarantines established in certain jurisdictions and various institutions and companies being closed. The Company is actively monitoring the pandemic and it is taking any necessary measures to respond to the situation in cooperation with the various stakeholders.

Infection of the Company’s workforce with COVID-19 could result in a temporary disruption in the Company’s business activities, including manufacturing, and other functions. Based on guidelines provided by the Israeli government, employers (including the Company) are also required to increase as much as possible the capacity and arrangement for employees to work remotely. In that regard, while the Company continued to operate almost fully, including carrying out the studies in compliance with all applicable Israeli rules and guidelines on COVID-19, the Company’s employees worked remotely when full lockdowns were enforced.

The spread of an infectious disease, including COVID-19, may also result in an inability of the Company’s manufacturers to deliver components or finished products on a timely basis and may also result in an inability of the Company’s suppliers to deliver the parts required by the manufacturers to complete manufacturing of components or finished products. Since March 2020, the Company has experienced delays in supply of some components of the products from abroad. In addition, governments may divert spending from other budgeted resources as they seek to reduce and/or stop the spread of an infectious disease, such as COVID-19. Such events may result in a period of business and manufacturing disruption, and in reduced operations, any of which could materially affect the Company’s business, financial condition and results of operations. The extent to which COVID-19 impacts the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

Basis of preparation

These condensed financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting. They do not include all disclosures that would otherwise be required in a complete set of financial statements and should be read in conjunction with the 2019 annual financial statements.

Significant accounting policies

The Company has applied the same accounting policies and methods of computation in its interim financial statements as in its 2019 annual financial statements, unless otherwise stated.

Financial instruments

Financial Liabilities

The Company classifies its financial liabilities, including trade accounts payable and other accounts payable, which are initially recognized at fair value and subsequently carried at amortized cost using the effective interest method.

The convertible loan (see also Note 4) is measured at fair value through profit or loss.

Share based payment

The Company measures the share-based expense and the cost of equity-settled transactions with employees and service providers by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using the Black-Scholes model which considers the terms and conditions upon which the instruments were granted.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 3 - EQUITY (DEFICT):

A.	Share capital:

	Number of shares as of June 30,		Number of shares as of December 31,
	2020		2019
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
Ordinary shares of NIS 0.01 par value	10,000,000	1,013,055	10,000,000	1,013,055

Ordinary shares confer upon their holders the rights to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends if declared.

As of June 30, 2020, the Company holds 31,332 ordinary shares that was repurchased free of charge.

B.	Loss per share:

Loss per share has been calculated using the weighted average number of shares in issue during the relevant financial periods, the weighted average number of equity shares in issue and profit for the period as follows:

	Six months period ended June 30, 2020	Six month period ended June 30, 2019
Loss for the period	4,348	134
Weighted average number of ordinary shares before issuing bonus shares to Company’s shareholders	1,013,055	1,013,055
Issuance of bonus shares to Company’s shareholders	68,986,945	68,986,945
Weighted average number of ordinary shares after issuing bonus shares to Company’s shareholders	70,000,000	70,000,000
Basic and diluted loss per share before issuing bonus shares to Company’s shareholders	$(4.518)	(0.132)
Basic and diluted loss per share after issuing bonus shares to Company’s shareholders	$(0.062)	$(0.002)
Anti-dilutive potentially dilutive securities	35,211,954	-

NOTE 4 – CONVERTIBLE LOAN:

On July 1, 2019, the Company signed an agreement with a lender, according to which the Company will receive a loan in the amount of USD 2,440 (AUD 3,500,000) up to USD 2,790 (AUD 4,000,000). As of June 30, 2020, the Company received from the lender approximately the amount of USD 2,233 (AUD 3,327,000). The loan bears interest of 2.56% as set forth in section 3 of the Israeli Income Tax Ordinance. The loan was provided in AUD/USD/NIS. The repayment will be by converting the principal amount and accrued interest amount to ordinary shares of the Company at a price per share of 14 cents AUD or 16 cents AUD. The repayment of the loan will be upon the earlier of: (i) initial public offering, (ii) a merger or acquisition, or (iii) twelve months from the date of the agreement.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 4 – CONVERTIBLE LOAN (CONT.):

In July 2020, the Company signed an extension to the conversion period so the conversion period was extended to November 2020, instead of 12 months from the date of signing the agreement. There is no option of cash repayment. In August 2020, the Company received an additional amount of approximately USD 134 (AUD 200,000). The convertible note was designated to be measured at fair value through profit or loss.

NOTE 5 -LOAN FROM ISRAEL INNOVATION AUTHORITY:

The Company received the approval of the Israeli Innovation Authority (“IIA”) for its participation in certain development expenses carried out by the Company, within the framework of determined budgets and time periods, the total amount of the grant will be up to USD 847 (NIS 2,928,000). On February 25, 2020, the Company received prepayment on the grant in amount of USD 277 (NIS 973,000). During March and April of 2020, the Company received additional proceeds of USD 139 (NIS 483,000).

During August and September, 2020, the Company received additional proceeds of USD 262 (NIS 921,000).

In accordance with its commitment, the Company is obliged to pay the IIA royalties of 3% of sales, constituting the revenues derived from sales of the Company’s ART system that was financed by the IIA, up to the total amount actually received, all linked to the exchange rate of the US dollar and bears an annual interest linked to the LIBOR. Therefore, the total amount of the grants that will be repaid through royalties will increase until repayments begin.

The difference between the consideration received and the liability recognized at inception (present value) was treated as a government grant according to IAS20 and recognized as a reimbursement of research expenses or a reduction in capitalized development costs.

NOTE 6 - SHARE BASED COMPENSATION:

On April 20, 2020, the Company established a share option plan (the “Plan”). Under the Plan, a total of 254,623 options to subscribe ordinary shares have been granted to employees and consultants. The exercise price per share to 65,800 and 188,823 options was USD 0.006 (AUD 0.01) and USD 5.04 (AUD 7.89), respectively. The fair value of the options at the grant date, which were measured according to Black-Scholes model, were USD 11.565 and USD 7.11, to 65,800 and 188,823 options, respectively. The vesting period is up to 3 years from the grant date, according to the various vesting periods: from an immediate one and up to 3 years.

Contractual life of the options under the Plan is 6 years. The options were granted under section 102 of the Israeli Tax Ordinance which enables the employee to pay 25% of capital gain tax upon exercise.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 6 - SHARE BASED COMPENSATION (CONT.):

In October 2020, 39,027 options were canceled.

The number of the remaining options is 215,596. The number of total unallocated options under the Plan is 30,131 options as of the balance date.

The fair value of share options was estimated by using the Black and Scholes model, which was aimed to model the value of the Company’s assets over time. The simulation approach was designed to take into account the terms and conditions of the share options, as well as the capital structure of the Company and the volatility of its assets, on the date of grant based on certain assumptions. Those conditions are, among others:

The expected volatility is 50%.

The dividend rate 0%,

Expected term – 3 years

The valuation was performed by an external valuator based on management’s assumptions.

During the six month period ended June 30, 2020, the Company recorded a share-based payment expenses in the amount of 1,299.

The options to services providers and advisers outstanding as of June 30, 2020, as follows:

	Period ended June 30, 2020
	Number of options	Weighted average Exercise price AUD
Outstanding at beginning of year	-	-
Granted	68,177	6.877
Forfeited	-	-
Outstanding at end of period	68,177	6.877
Exercisable options	26,864	5.309

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 6 - SHARE BASED COMPENSATION (CONT.):

The options to employees outstanding as of June 30, 2020, as follows:

	Period ended June 30, 2020
	Number of options	Weighted average Exercise price AUD
Outstanding at beginning of year	-	-
Granted	186,446	5.49
Forfeited	-	-
Outstanding at end of period	186,446	5.49
Exercisable options	138,744	4.658

In May, 2019, the Company signed on an agreement that it will issue 4,000,000 shares (in July 2020 revised to 2,950,000 shares) to advisors that assisted with closing a convertible loan agreement (see note 5). The share grant is conditioned upon completion of a raising of at least AUD 3,500,000 in a few different agreed dates.

The agreement also includes the grant of additional 4,000,000 shares upon IPO event according to the agreed timetable.

The target of the placement and the IPO have not been reached as of June 30, 2020; accordingly, the Company was not obliged to issue any shares.

NOTE 7 - FAIR VALUE MEASUREMENT:

Fair value hierarchy

The following tables detail the Company’s assets and liabilities, measured or disclosed at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 7 - FAIR VALUE MEASUREMENT (CONT.):

At June 30, 2020:	Level 3
Convertible loan	(7,578)
Total	(7,578)

At December 31, 2019	Level 3
Convertible loan	(4,685)

There were no transfers between the levels during the 2019 financial year.

The carrying amounts of trade and other receivables and trade and other payables are assumed to approximate their fair values due to their short-term nature.

Movements in level 3 assets and liabilities during the current and previous financial year are set out below:

Convertible lone
Balance at 31 December 2019	(4,685)
Gains (losses) recognized in profit or loss	(2,039)
Gains recognized in other comprehensive income	3
Additions	(857)
Balance at 30 June 2020	(7,578)

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 8 - SUBSEQUENT EVENTS:

1.

On November 1, 2020, the Company’s board of directors and shareholders resolved to issue bonus shares to Company’s shareholders (68.097927 new shares per previously issued and outstanding share), bringing the amount of issued and outstanding shares to 70,000,000 Ordinary Shares. Concurrently, the number of options granted under the Plan was increased by the same ratio, to 14,897,237 (the total ungranted options under the Plan is 2,081,750).

2.

On December 20,2020, the board of directors approved and authorized in all respects the increase of the Company’s total Plan pool by an additional 1,374,865 Ordinary Shares, which represents 15% of the Company’s share capital on a Fully Diluted Basis, for issuance upon the exercise of options to be granted by the board to employees, officers, directors, consultants and/or service providers under the Plan.

3.	On December 21, 2020, the Israeli Taxes Authority (ITA) approved a ruling request from the Company for a tax-free amendment of the commercial terms of the outstanding options, including (i) a reduction of the exercise price to NIS 0.01 per share, and (ii) a shortening of the vesting schedules.

4.	On November 27, 2020, the Company, the lender of the convertible loan (see note 4), the founders of the company, and the advisors (see note 6) entered into an agreement (the “Separation Agreement”) which includes: (i) a full termination of the all previous agreements, (ii) a settlement of all cash obligations between the parties, (iii) a settlement of all equity (share and option) obligations between the parties, with a commitment by the lender not to distribute the shares it holds in Company, until the earlier of Company’s IPO and 18 months, (iv) an agreement for the advisors to continue assisting the Company with fundraising in return for a 7% cash commission, and (v) a full release and waiver of claims between the parties to the agreement.

5.	On December, 2020, the Company’s board of directors approved the Company’s issuance to the lender of the convertible loan (see note 4) of (i) 21,974,196 Ordinary Shares (at a price per share of A$ 0.14), (ii) 2,871,013 Ordinary Shares (at a price per share of A$ 0.16), (iii) 2,950,000 Ordinary Shares (issued as promoter shares to the advisors) (see note 6), and (iv) options of the convertible loan to purchase an additional 6,211,309 Ordinary Shares upon consummation of a Nasdaq IPO.

6.	On December, 2020, Company raised an equity financing of $ 2,606 by means of a simple agreement for future equity (SAFE) having a maturity date of 24 months from the date of signing the agreement. The SAFE will be converted into shares according to the lower of: (i) a Company valuation cap of 35,000 (including only securities currently issued in the Company), and (ii) a discount of 30% from the price of an initial public offering, merger and acquisition or other liquidity event.

If the subscription amounts under the SAFE is converted to ordinary shares in connection with an IPO, then the Company will issue the SAFE investors warrants to purchase ordinary shares with an exercise price equal to the public offering price in such offering, as follows: (i) investors representing an aggregate of 1,425 of the SAFE will receive 75% warrant coverage, each investor will receive options to purchase 3 additional Ordinary Shares for every 4 shares issued upon conversion of the SAFE and exercisable for 4 years after the initial public offering, and (ii) investors representing an aggregate of 1,181 of the SAFE will receive 50% warrant coverage, each investor will receive options to purchase 2 additional Ordinary Shares for every 4 shares issued upon conversion of the SAFE and be exercisable for 3 years after the initial public offering. If an initial public offering, merger and acquisition or other liquidity event or dissolution event does not take place within 24 months from December 2020, then the subscription amount under the SAFE will convert into of the Company’s ordinary shares, at a conversion price reflecting a company valuation of $17,500 for $1,425 of the SAFE and $35,000 for $1,181 of the SAFE.

             Ordinary Shares

Inspira Technologies Oxy B.H.N. Ltd.

PROSPECTUS

Book Running Manager

The Benchmark Company

Co-Manager

National Securities Corporation

           , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-2999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We intend to enter into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement will provide the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since the Company’s incorporation in February 2018, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On February 27, 2018, upon our incorporation, we issued an aggregate of 1,013,055 Ordinary Shares for no consideration to our Founders and certain advisors.

On November 1, 2020, we issued 68,986,945 bonus shares for no consideration to our existing shareholders.

On December 3, 2020, we issued to IML and its affiliates, pursuant to the Termination Agreement: (i) 21,974,196 Ordinary Shares at a price per share of A$0.14 (approximately $0.094) upon the conversion of funds; (ii) 2,871,013 Ordinary Shares at a price per share of A$0.16 (approximately $0.107) upon the conversion of funds; (iii) 2,950,000 Ordinary Shares issued to a promoter; and (iv) options to purchase additional an 6,211,309 Ordinary Shares at an exercise price equal to the price per Ordinary Share in this offering.

In December 2020 through March 2021, we entered into certain equity investment agreements, which we refer to as Simple Agreements for Future Equity, or SAFEs, for aggregate proceeds of $5,414,593. Out of the amounts we received under the SAFEs, $2,803,844 will be converted into our Ordinary Shares, at a conversion rate equal to the lower of (i) our company valuation cap of $35,000,000, or (ii) a discount of 30% from the per share price of our Ordinary Share in the event of an initial public offering, merger, acquisition or other liquidity event. However, if an initial public offering, merger, acquisition, other liquidity event or dissolution event does not take place within 24 months from December 2020, then the subscription amount under such SAFEs will convert into our Ordinary Shares as follows: (i) investors representing an aggregate of $1,426,155 of the SAFEs will convert at a conversion price reflecting a company valuation of $17,500,000, and (ii) investors representing an aggregate of $1,377,689 of the SAFEs will convert at a conversion price reflecting a company valuation of $35,000,000. In addition, if the subscription amounts under the SAFEs is converted to Ordinary Shares in connection with an initial public offering, then we will issue the SAFE investors warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering, as follows: (i) investors representing an aggregate of $1,426,155 of the SAFEs shall receive 75% warrant coverage with a four year warrant, and (ii) investors representing an aggregate of $1,377,689 of the SAFEs shall receive 50% warrant coverage with a three year warrant.

The remaining $2,610,749 we received under the SAFEs will be converted into our Ordinary Shares, at a conversion rate equal to the lower of (i) our company valuation cap of $70,000,000, or (ii) a discount of 30% from the per share price of our Ordinary Share in the event of an initial public offering, merger, acquisition or other liquidity event. However, if an initial public offering, merger, acquisition, other liquidity event or dissolution event does not take place within 24 months from December 2020, then the subscription amount under such SAFEs will convert into our Ordinary Shares at a conversion price reflecting a company valuation of $70,000,000. In addition, if the subscription amounts under the SAFEs is converted to Ordinary Shares in connection with an initial public offering, then we will issue the SAFE investors warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage with a three year warrant.

In January through March 2021, we entered into a convertible loan agreements for the aggregate amount of $3,484,113. These convertible loan agreements have a maturity date of May 31, 2021 and 5.0% per annum accrued quarterly. Upon completion of our initial public offering on the Nasdaq Capital Market, the loan amount under the convertible loan agreements will convert to Ordinary Shares at a conversion rate equal to a discount of 20% from the per share price of our Ordinary Share in our initial public offering. Additionally, the investors will receive warrants to purchase our Ordinary Shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage with a three year warrant.

Since February 2018, we have granted to our directors, officers, employees and other service providers options to purchase an aggregate of 274,623 Ordinary Shares (prior to the bonus shares adjustment) under our 2019 Plan, with an exercise prices ranging between A$0.01 (approximately $0.0067) and A$7.8969 (approximately $5.3) per share. On November 30, 2020, we requested the Israeli Tax Authority to reduce the exercise price of all Ordinary Shares underlying our outstanding options to NIS 0.01 per share. After the bonus shares adjustment, the exercise prices of the Ordinary Shares underlying the options we issued ranges between $0.0001 and $0.1143 per share. As of March 5, 2021, no options granted to our directors, officers and employees and other service providers under the 2019 Plan were exercised, and28,896 options were cancelled, forfeited, expired, or were otherwise not granted, such that the total outstanding amount of options to our directors, officers and employees and other service providers under the 2019 Plan as of February 17, 2021 is 18,279,226 (reflecting 264,541 options prior to the bonus shares adjustment).

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement by and among Inspira Technologies Oxy B.H.N. Ltd. and the underwriters named therein.
3.1*	Amended and Restated Articles of Association of Inspira Technologies Oxy B.H.N. Ltd. currently in effect.
3.2*	Amended and Restated Articles of Association of Inspira Technologies Oxy B.H.N. Ltd. to be in effect upon the consummation of this offering.
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Inspira Technologies Oxy B.H.N. Ltd.
10.1*	Form of Indemnification Agreement.
10.2*	Inspira Technologies Oxy B.H.N. Option Plan.
10.3*	Inspira Technologies Oxy B.H.N. Compensation Policy.
10.4*	Initial Public Offering Implementation Deed, dated May 20, 2019, by and among the Company, Insense Medical Pty Ltd., Udi Nussinovitch, Joe Hayon, Dagi Ben-Noon and Newburyport Partners Pty Ltd
10.5*	Convertible Bridge Loan Agreement, dated July 1, 2019, by and between the Company and Insense Medical Pty Ltd.
10.6*	Deed of Variation of Initial Public Offering Implementation Deed, dated July 18, 2019, by and among the Company, Insense Medical Pty Ltd., Udi Nussinovitch, Joe Hayon, Dagi Ben-Noon and Newburyport Partners Pty Ltd
10.7*	Agreement, dated November 27, 2020, by and among the Company, Insense Medical Pty Ltd., Udi Nussinovitch, Joe Hayon, Dagi Ben-Noon and Newburyport Partners Pty Ltd.
10.8*	Form of Simple Agreement for Future Equity.
23.1**	Consent of Ziv Haft, a member firm of BDO, independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
24.1	Power of Attorney.
99.1**	Registrant’s Representation Pursuant to Requirements of Form 20-F, Item 8.A.4.

*	To be filed by an amendment.
**	Filed herewith.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Ra’anana Israel on March 5, 2021.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

By:	/s/ Dagi Ben-Noon
Dagi Ben-Noon
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Inspira Technologies Oxy B.H.N. Ltd. hereby constitute and appoint each of Dagi Ben-Noon and Joe Hayon with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dagi Ben-Noon	Chief Executive Officer, Director	March 5, 2021
Dagi Ben-Noon	(Principal Executive Officer)

/s/ Joe Hayon	Chief Financial Officer, President and Director	March 5, 2021
Joe Hayon	(Principal Financial and Accounting Officer)

/s/ Dr. Udi Nussinovitch	Director	March 5, 2021
Dr. Udi Nussinovitch

/s/ Prof. Benad Goldwasser	Director, Chairman of the Board of Directors	March 5, 2021
Prof. Benad Goldwasser

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Inspira Technologies Oxy B.H.N. Ltd., has signed this registration statement on March 5, 2021.

Puglisi & Associates Authorized U.S. Representative

/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director